As filed with the Securities and Exchange Commission on May 28, 2024

File No. 333-275715

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANTEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	3721	30-0967943
(State or jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number

37 Main Street, Sparta NJ 07871
Telephone: (203) 220-2296
(Address and telephone number of principal executive offices)

VCorp Services, LLC

1013 Centre Road, Suite 403-B

Wilmington, DE 19805

(888) 528-2677

(Name, address and telephone number of agent for service)

with a copy to:

Matheau J. W. Stout, Esq.

201 International Circle, Suite 230

Hunt Valley, Maryland 21030

Telephone: (410) 429-7076

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “ large accelerated filer, ” “ accelerated filer, ” and “ smaller reporting company: in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated May 28, 2024

PROSPECTUS

BANTEC, INC.

250,000,000 SHARES

COMMON STOCK

This prospectus relates to the resale of up to 250,000,000 shares of our common stock, par value $0.0001 per share, by GHS Investments, LLC (“GHS”), which are Put Shares that we will put to GHS pursuant to the Purchase Agreement.  GHS may also be referred to in this document as the Selling Security Holder.

The Purchase Agreement with GHS provides that GHS is committed to purchase up to $10,000,000 of our common stock under certain terms and conditions. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Purchase Agreement.

The Put Shares included in this prospectus represent a portion of the shares issuable to GHS under the Purchase Agreement.

GHS is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Purchase Agreement.  No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.  This offering will terminate 24 months after the registration statement to which this prospectus is made a part is declared effective by the SEC. GHS will pay us 80% of the Market Price during the Pricing Period. Following an up-list to the NASDAQ or equivalent national exchange, the Purchase Price shall be ninety percent (90%) of the lowest volume weighted average price (“VWAP”) during the relevant Pricing Period, subject to a floor price of $0.0135 per share, below which the Company shall not deliver a Put.

We will not receive any proceeds from the sale of these shares of common stock offered by Selling Security Holder.  However, we will receive proceeds from the sale of our Put Shares under the Purchase Agreement.  The proceeds will be used for general administrative expenses as well as for accounting and audit fees.

We will bear all costs associated with this registration.

The shares of our common stock registered hereunder are being offered for sale by Selling Security Holder at prices established on OTCMarkets during the term of this offering. These prices will fluctuate based on the demand for our common stock. On May 13, 2024, the closing price of our common stock was $0.007 per share. We are using the closing price of $0.007 per share for illustration purposes, as it is close to the average of the 52 week high and low, which are $0.1 and $ 0.0052 as of May 13, 2024.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 7 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information from that contained in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by GHS.  However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right.

The Date of This Prospectus Is: May 28, 2024

BANTEC, INC.

i

Summary

The following summary is not complete and does not contain all of the information that may be important to you.  You should read the entire prospectus before making an investment decision to purchase our common shares.  All dollar amounts refer to United States dollars unless otherwise indicated.

Our principal offices are located at 37 Main Street, Sparta NJ 07871. Our telephone number is (203) 220-2296.

Organizational History

We were formed in Delaware on June 26, 1972 as OCR Corporation, underwent a series of name changes and businesses and on April 25, 2008 changed our name to Texas Wyoming Drilling, Inc. On January 26, 2016, we entered into an Equity Exchange Agreement (the “EEA”) whereby we acquired all of the issued and outstanding membership interests in Drone USA, LLC in exchange for 440 shares of our common stock and 250 shares of Series A preferred stock, subsequent and pursuant to our completing a 1-for-150 share reverse stock split on all issued and outstanding common stock which resulted in total issued and outstanding shares of common stock of 6 immediately prior to this issuance. In connection with the EEA, 1 shares of common stock were relinquished and an additional 44 shares of common stock were issued pursuant to a previous settlement agreement. In connection with the EEA, effective January 26, 2016, we accepted the resignation of Margaret Cadena, the former Chief Executive Officer and Board member, and Richard Kugelman, Dr. Robert Michet, and Dr. David Durkin, the remaining former officers and Board members, and appointed Michael Bannon as Chief Executive Officer, President, Chairman and Board member and the former Chief Financial Officer of Drone USA, LLC, as Secretary, Treasurer, and Board member. Our former CFO resigned as our CFO and as a member of our Board on July 10, 2017 and Michael Bannon was appointed as CFO. On May 19, 2016, we changed our name to Drone USA, Inc., we changed our ticker symbol to DRUS, and we completed a 1-for-12 share reverse stock split on all issued and outstanding common stock, with a record date of May 24, 2016, which resulted in total issued and outstanding shares of common stock of 41 on June 17, 2016 when all round lot issuances were completed. The Company notified shareholders May 30, 2018 that it intended to increase the authorized shares from 200,000 to 1,500,000 and change the name to Bantek Inc. On February 24, 2019, the company notified the shareholders that intended to increase the authorized shares from 1,500,000,000 to 6,000,000,000 shares. Bantek, Inc. filed a change of name to Bantec, Inc. and to effect a reverse stock split (of the common stock) of 1 for 1,000 on September 16, 2019, which became effective on February 10, 2020.

On February 14, 2022 the Company’s shareholders approved an increase in authorized common stock to 12,000,000,000 from 6,000,000,000, which became effective the same day.

On July 11, 2023, the Company filed a certificate of amendment to its certificate of incorporation, as amended, to effect a one-for-one thousand (1:1,000) Reverse Stock Split (the “Reverse Stock Split”).

All share and per share data have been retrospectively adjusted for the effects of all reverse splits.

We are currently traded on the OTC Pink market under the symbol BANT.

On June 1, 2016, we entered into an agreement with BRVANT Technologic Solutions (“BRVANT”), a company in Brazil that develops and manufactures UAV systems, embedded systems and simulators for commercial and military customers. We acquired exclusive rights to BRVANT’s UAV technology and intellectual property relating to its UAV technology. As consideration for the agreement, Dr. Rodrigo Kuntz Rangel, BRVANT’s CEO, was appointed to the position of Chief Technology Officer (CTO) and issued a stock option grant for 2 shares of common stock in Drone USA. We have the option to acquire ownership of all outstanding capital stock of BRVANT for additional consideration of $1 million, but we have not made a decision to make that purchase at this time.

On September 9, 2016, Howco Distributing Co., (“Howco”) became a wholly owned subsidiary of Bantec, Inc. We acquired all of its issued and outstanding shares held by Paul Charles (“Chuck”) Joy and Kathryn B. Joy, the founders and officers of Howco, for $3,500,000, a warrant for 0.50 shares of Bantec, Inc. common stock with an exercise price of $10,000 per share, and earnout consideration, the funds for which were received from the TCA loan discussed below. We paid $2,600,000 in cash and issued a note to the sellers for $900,000. Howco is a supplier of spare and replacement parts to the United States Federal Government and commercial customers worldwide with expertise in Defense Logistics Agency, TACOM, NECO and other Department of Defense acquisition groups. Howco understands the entire contract and administration management process for Federal Government contracts and supply chain logistics for its Federal Government customers as well as prime contractors with Federal Government contracts. For the year ended September 30, 2023, one customer accounted for approximately 85% of Howco’s total sales. Howco’s dependence on one significant customer, is a risk for its ability to maintain or increase its future revenues since the loss of one or both could have significant adverse financial consequences for Howco and Bantec, Inc.

Growth Strategy

Our parent company intends to focus on raising capital to fund our expansion into the distribution, manufacturing, sanitizing and construction industries. Although, we will continually look to grow organically, through franchise creation and through acquisitions. Bantec management is looking for companies that will ultimately complement each other where we can cross sell our customers a wide variety of goods and services. For example, we are looking to purchase a distributor or manufacturer that will enable us to sell new products to the US government through our subsidiary Howco.

Drone Sales

Through our Drone USA website (droneusainc.com) and through limited direct selling efforts we offer police, fire, the US government drone programs. Our drone programs constitute selling our customers drones, drone accessories, accident reconstruction software, drone training, drone services, counter-drone technology, certificates of authorization (COAs) and Waivers.

Acquisitions

We are looking to acquire companies in industries where we possess experience. For example, we would like to acquire companies in the armament, environmental, solar, manufacturing, robotic and logistics industries. When acquired, we will initially run the companies as independent entities keeping their identities temporarily intact. When we are confident that we fully know the business and their customers, we will begin to bring them into the Bantec family changing their names to a Bantec division such as Bantec Robotics, Bantec Arms or Bantec Solar. In the future, we may to look to franchise some of our divisions. This will make up our primary growth path. These are our potential and intended divisions:

1.	Bantec Arms

2.	Bantec Robotics

3.	Bantec Environmental

4.	Bantec Logistics

5.	Bantec Solar

Bantec Sanitizing

Through Bantec Sanitizing (a division of Bantec), through our franchising efforts, we sell disinfecting products and equipment to facility owners in hospitals, universities, manufacturers and building owners. We sell sanitizing products through our website at Bantec.store.

Howco’s Business

Howco is a premier supplier of spare and replacement parts to a wide variety of Federal Government agencies, U.S. military prime contractors and commercial customers worldwide. Founded in 1990 and located in Vancouver, Washington, Howco’s services encompass bid solicitation, contract management, packaging and logistics for construction, transportation, mining and heavy equipment spare and replacement parts to customers worldwide utilizing a wide variety of supply chain solutions. Howco was the winner of the 2012 United States’ Department of Defense Logistics Agency’s Bronze Supplier Award. Howco reported revenues of approximately $2.3 million and $2.3 million, and net (loss) of approximately ($199,000) and ($198,000), for the years ended September 30, 2023 and 2022, respectively. Howco reported revenues of approximately $1.7 million for the six months ended March 31, 2024.

Howco’s Government Services Contracts

Howco enters into various types of contracts with our customers, such as Indefinite Delivery, Indefinite Quantity (IDIQ), Cost-Plus-Fixed-Fee (CPFF) Level of Effort (LOE), Cost-Plus-Fixed-Fee (CPFF) Completion, Cost-reimbursement (CR), Firm-Fixed-Price (FFP), Fixed-Price Incentive (FPI) and Time-and-Materials (T&M). The majority of Howco’s revenues are derived from FFP contracts.

IDIQ contracts provide for an indefinite quantity of services or stated limits of supplies for a fixed period. They are used when the customer cannot determine, above a specified minimum, the precise quantities of supplies or services that the government will require during the contract period. IDIQs help streamline the contract process and speed service delivery. IDIQ contracts are most often used for service contracts and architect-engineering services. Awards are usually for base years and option years. The customer places delivery orders (for supplies) or task orders (for services) against a basic contract for individual requirements. Minimum and maximum quantity limits are specified in the basic contract as either a number of units (for supplies) or as dollar values (for services).

CPFF LOE contracts will be issued when the scope of work is defined in general terms requiring only that the contractor devote a specified LOE for a stated time period. A CPFF completion contract will be issued when the scope of work defines a definite goal or target which leads to an end product deliverable (e.g., a final report of research accomplishing the goal or target).

CR contracts provide for payment of allowable incurred costs, to the extent prescribed in the contract. These contracts establish an estimate of total cost for the purpose of obligating funds and establishing a ceiling that the contractor may not exceed (except at its own risk) without the approval of the contracting officer and are suitable for use only when uncertainties involved in contract performance do not permit costs to be estimated with sufficient accuracy to use any type of fixed-price contract.

FFP contract will be issued when acquiring supplies or services on the basis of definite or detailed specifications and fair and reasonable prices can be established at the outset.

FPI target delivery contract will be issued when acquiring supplies or services on the basis of reasonably definite or detailed specifications and cost can be reasonably predicted at the outset wherein the cost risk will be shared. A firm target cost, target profit, and profit adjustment formula will be negotiated to provide a fair and reasonable incentive and a ceiling that provides for the contractor to assume an appropriate share of the risk.

T&M contracts provide for acquiring supplies or services on the basis of (i) direct labor hours at specified fixed hourly rates that include wages, overhead, general and administrative expenses, and profit; and (ii) actual cost for materials. A customer may use this contract when it is not possible at the time of placing the contract to estimate accurately the extent or duration of the work or to anticipate costs with any reasonable degree of confidence.

Market Size

According to published reports one-third of the DoD budget request, $247.4 billion, is for procurement and research, development, test, and evaluation (“RDT&E”) in 2020. The U.S. Government spends a portion of this budget on the shipping of replacement parts annually.

Intellectual Property

We review each of our intellectual properties and make a determination as to the best means to protect such property, by trademark, by copyright, by patent, by trade secret, or otherwise. We believe that we have taken appropriate steps to protect our intellectual properties, based on our evaluation of the factors unique to each such property, but cannot guarantee that this is the case.

Regulatory Matters

The use of unmanned aerial vehicles for commercial purposes is governed by the Federal Aviation Administration (“FAA”). On August 29, 2016, the new FAA rules took effect for commercial use of small drones. Under the FAA rules commercial drones must be under 55 pounds and be registered with the FAA. The rules require a new “remote pilot certificate”, daylight-only operations 30 minutes before official sunrise and 30 minutes after official sunset, a requirement that all flights travel at a maximum groundspeed of 100 miles per hour remain, below 400 feet or within 400 feet of a structure and yield the right of way to other aircraft. Under the FAA rules, drone pilots must be at least 16 years old or be supervised by an adult with a remote pilot certificate. The pilot must also maintain “visual line of sight” with the drone at all times, among other requirements. The new rules also require that any drone-related incident that results in at least $500 worth of damage or causes serious injury be reported to the FAA within 10 days. The new restrictions can be waived, but pilots will need to apply directly to the FAA for an exemption and/or a waiver.

Competition

Drone USA LLC

The competition for Drone USA consists mainly of resellers of drones who sell to law enforcement, fire departments security companies and the U.S. government. These competitors primarily are Amazon, Best Buy, Drone Nerds, SYNNEX and other distributors of drones. On the training front our competitors consist of SMG and other training suppliers.

Howco

The business of supplying spare and replacement parts to Federal Government agencies, U.S. military prime contractors and commercial customers is very competitive. Among our U.S. based competitors are JGILS that supplies parts manufactured by Fairbanks Morse/Coltec and other brands, Ohio Cat that supplies Caterpillar parts, and Kampi Components and Brighton Cromwell, both of which compete with us in several brands.

Bantec Construction and Environmental

In the construction and environmental industries located in the tristate area (New York, New Jersey and Connecticut) there is a tremendous amount of competition. In all three states, we will encounter competition from both small and large contractors, and from union and non-union contractors. Entry barriers for both the construction and environmental industries are allowing for competitors to easily enter and exit these industries making competition extremely intense.

Employees

We have six full-time employees, one with Bantec and five are with Howco, along with two part-time employees with Howco. We have no labor union contracts and believe relations with our employees are satisfactory.

Emerging Growth Company

We are and we will remain an “emerging growth company” as defined under The Jumpstart Our Business Startups Act (the “JOBS Act”), until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a “large accelerated filer” (with at least $700 million in public float) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

As an “emerging growth company”, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of some of these reduced burdens, and thus the information we provide stockholders may be different from what you might receive from other public companies in which you hold shares.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $250 million and annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time as we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act (“SOX”) requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

ABOUT THIS OFFERING

This offering relates to the resale of up to an aggregate of $10,000,000 in put shares (“Put Shares”) that we may put to GHS pursuant to the Equity Financing Agreement. Assuming the resale of all 250,000,000 shares offered in this prospectus as Put Shares, this would constitute approximately 92.99% of our outstanding common stock. It is likely that the number of shares offered in this registration statement is insufficient to allow us to receive the full amount of proceeds under the Equity Financing Agreement.

The amount of $10,000,000 was selected based on our anticipated capital needs. Our ability to receive the full amount is largely dependent on the daily dollar volume of stock traded during the effective period. Based strictly on the current daily trading dollar volume up to May 13, 2024, we believe it is unlikely that we will be able to receive the entire $10,000,000.

On October 5, 2023, we entered into the Equity Financing Agreement with GHS pursuant to which, we have the right, for a two year period, commencing on the date of the Equity Financing Agreement (but not before the date which the SEC first declares effective this registration statement) (the “Commitment Period”), of which this prospectus forms a part, registering the resale of the Put Shares by GHS, to resell the Put Shares purchased by GHS under the Equity Financing Agreement. As a condition for the execution of the Equity Financing Agreement, we issued GHS $20,000 worth of common stock, as a commitment fee.

In order to sell shares to GHS under the Equity Financing Agreement, during the Commitment Period, the Company must deliver to GHS a written put notice on any trading day (the “Put Date”), setting forth the dollar amount to be invested by GHS (the “Put Notice”).  For each share of our common stock purchased under the Equity Financing Agreement, GHS will pay 90 percent of the lowest closing bid price (“Closing Price”) of any trading day during the ten (10) trading days immediately following the date on which we have deposited an estimated amount of Put Shares to GHS’s brokerage account in the manner provided by the Equity Financing Agreement (the “Pricing Period”).  We may, at our sole discretion, issue a Put Notice to GHS and GHS will then be irrevocably bound to acquire such shares.

The Equity Financing Agreement provides that the number of Put Shares to be sold to GHS shall not exceed the number of shares that when aggregated together with all other shares of our common stock which GHS is deemed to beneficially own, would result in GHS owning more than 4.99% of our outstanding common stock.

We are relying on an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.  The transaction does involve a private offering, GHS is an “accredited investor” and/or qualified institutional buyer and GHS has access to information about us and its investment.

Assuming the sale of the entire $10,000,000 in Put Shares being registered hereunder pursuant to the Equity Financing Agreement, we will be able to receive $10,000,000 in gross proceeds.  Neither the Equity Financing Agreement nor any rights or obligations of the parties under the Equity Financing Agreement may be assigned by either party to any other person.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Financing Agreement.  These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

GHS will periodically purchase our common stock under the Equity Financing Agreement and will, in turn, sell such shares to investors in the market at the market price.  This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to GHS to raise the same amount of funds, as our stock price declines.

The Offering

Shares of common stock offered by GHS:	250,000,000 shares of common stock

Common stock to be outstanding after the offering:	Up to 268,848,481 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock offered by Selling Security Holder. However, we will receive proceeds from sale of our common stock under the Purchase Agreement. See “Use of Proceeds.”

Risk factors:	You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 7 and all other information set forth in this prospectus before investing in our common stock.

OTCMarkets Symbol:	BANT

Past Transactions With GHS Investments, LLC

None.

Capital Requirements

Analysis of our business acquisition and operations cost indicates a requirement of $3,500,000 or more. Based on market response to our products, services, and technologies, it is management’s opinion that we will require additional funding.

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATING TO OUR DRONE BUSINESS AND OUR INDUSTRY

We have an extremely limited operating history.

With respect to the manufacturing and sale of drones, we are currently a start-up company without any current material sales of our drone products. There is no historical basis to make judgments on the capabilities associated with our enterprise, management and/or employees’ ability to produce a commercial drone product leading to a profitable company beyond what we have acquired through our purchase of Howco which is in the business of spare parts and replacement parts.

We will need to raise additional capital.

Given the limited revenues from sales of our drone products to date, we expect that Bantec, Inc. will need to obtain additional operating capital either through equity offerings, debt offerings or a combination thereof, in the future. In addition, if, in the future, we are not capable of generating sufficient revenues from operations and its capital resources are insufficient to meet future requirements, we may have to raise funds to allow us to continue to commercialize, market and sell our products. We presently have no committed sources of funding and we have not entered into any agreements or arrangements with respect to our fundraising efforts. We cannot be certain that funding will be available on acceptable terms or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that may impact our ability to conduct business. If we are unable to raise additional capital if required or on acceptable terms, we may have to significantly scale back, delay or discontinue the development and/or commercialization of our drone products, restrict our operations or obtain funds by entering into agreements on unattractive terms.

Our financial status raises doubt about our ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. For the six months ended March 31, 2024, the Company has incurred a net loss of $1,422,592 and used cash in operations of $57,380. The working capital deficit, stockholders’ deficit and accumulated deficit was $9,341,267, $18,737,312 and $39,278,112, respectively, at March 31, 2024. In March 2024, the Company received a default notice under certain promissory notes and convertible notes from a lender . The Company defaulted on its Note Payable – Seller in September 2017 and has since defaulted on other promissory notes. As of March 31, 2024, the Company has received demands for payment of past due amounts from several consultants and service providers. It is the management’s opinion that these matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. Our ability to continue as a going concern is dependent upon management’s ability to further implement its business plan and raise additional capital as needed from the sales of stock or debt. We continue to implement cost-cutting measures, raise equity, restructure or repay our secured obligations and structure payment plans, if necessary, with vendors and service providers who are owed money. The accompanying consolidated financial statements elsewhere in this report do not include any adjustments that might be required should we be unable to continue as a going concern. We continue to incur significant operating losses, and management expects that significant on-going operating expenditures will be necessary to successfully implement our business plan and develop and market our products. Implementation of our plans and our ability to continue as a going concern will depend upon our ability to market our drone technology, continue with sales of equipment spare and replacement parts to the U.S. Government and commercial customers and raise additional capital.

Management believes that we have access to capital resources through possible public or private equity offerings, exchange offers, debt financings, corporate collaborations or other means. Cash proceeds are been being utilized to reduce debt and fund current and planned operations. In addition, we continue to explore opportunities to strategically monetize our technology and our services, although there can be no assurance that we will be successful with such plans. We have historically been able to raise capital through equity and debt offerings, although no assurance can be provided that we will continue to be successful in the future. If we are unable to raise sufficient capital through 2024 or otherwise, we may be required to severely curtail, or even to cease, our operations.

Most of our management has limited experience in the drone industry

With the exception of our CTO, our management has limited experience in aerospace, aviation and unmanned aerial systems manufacturing sectors. While our management has considerable general management experience, some have specialized knowledge and abilities in the unmanned aerial industry, but none of the managers have experience managing a business that manufacturers and markets aircrafts. The management will rely on contracted individuals with the specified skills, qualifications and knowledge related to aircraft manufacturing and marketing, without impacting the overall budget for compensation.

Potential product liabilities may harm our operating results.

As a reseller of UAV products, and with aircrafts and aviation sector companies being scrutinized heavily, we may be subject to FAA mandates and/or regulations, which could result in potential law suits. Defects in our product may lead to life, health and property risks. Currently, the unmanned aerial systems industry lacks a formative insurance market. It is possible that our operations could be adversely affected by the costs and disruptions of responding to such liabilities even if insurance against liabilities is available.

If our proposed marketing efforts are unsuccessful, we may not earn enough revenue to become profitable.

Our success will depend on investment in marketing resources and the successful implementation of our marketing plan. Our marketing plan may include attendance at trade shows and making private demonstrations, advertising and promotional materials and advertising campaigns in print and/or broadcast media. We cannot give any assurance that our marketing efforts will be successful. If they are not, revenue may not be sufficient to cover our fixed costs and we may not become profitable.

We may be unable to respond to rapid technology changes and innovative products.

In a constantly changing and innovative technology market with frequent new product introductions, enhancement and modifications, we may be forced to implement and develop new technologies into our products for anticipation of changing customer requirements that may significantly impact costs in order to retain or enhance our competitive position in existing and new markets.

There is intense competition in our market.

The aerospace and aviation markets are very saturated and intensely competitive. By entering this sector, our management is aware that failure to compete with direct market leading companies and new entrants will affect overall business and the product. Therefore, the faster innovative applications and technologies are implemented to the developed product; the better the pricing and commercial business strategies management will be able to offer to businesses purchasing drones. Competitive factors in this market are all related to product performance, price, customer service, training platforms, reputation, sales and marketing effectiveness.

Future acquisitions may be unsuccessful and may negatively affect operations and financial condition.

The integration of businesses, personnel, product lines and technologies can be difficult, time consuming and subject to significant risks. Any difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and decrease our revenue.

We may be unable to protect our intellectual property.

Our ability to protect proprietary technology and operate without infringing the rights of others will allow our UAV business to compete successfully and achieve future revenue growth. If we are unable to protect proprietary technology or infringe upon the rights of others, it could negatively impact our operating results.

We will be reliant on information systems, electronic communication systems, and internal and external data and applications.

Business operations and manufacturing are dependent on computer hardware, software and communication systems. Information systems are vulnerable and are subject to failures that could create internal or external events that will affect our business and operations. Management is mindful of these risks since we have developed a strategy by adopting third party information technology and system practices. Any breach of security could disrupt our overall UAV business and result in various effects in operations and efficiency. UAVs could encounter increased overhead costs, loss of important information and data, which may also hinder our reputation.

If we lose our key personnel or are unable to hire additional personnel, we will have trouble growing our business.

We depend to a large extent on the abilities of our key management. The loss of any key employee or our inability to attract or retain other qualified employees could seriously impair our results of operations and financial condition.

Our future success depends on our ability to attract, retain and motivate highly skilled technical, marketing, management, accounting and administrative personnel. We plan to hire additional personnel in all areas of our business as we grow. Competition for qualified personnel is intense. As a result, we may be unable to attract and retain qualified personnel. We may also be unable to retain the employees that we currently employ or to attract additional technical personnel. The failure to retain and attract the necessary personnel could seriously harm our business, financial condition and results of operations.

Because our executive officers collectively own a majority of our outstanding shares, they can elect our directors without regard to other stockholders’ votes.

Our CEO, Michael Bannon, has majority voting control through his ownership of 250 shares of Series A preferred stock. As a result, he may elect all of our directors, who in turn elect all executive officers, without regard to the votes of other stockholders. The voting control of Mr. Bannon gives him the ability to authorize change-in-control transactions, amendments to our certificate of incorporation and other matters that may not be in the best interests of our minority stockholders. In this regard, Mr. Bannon has absolute control over our management and affairs.

We face a higher risk of failure because we cannot accurately forecast our future revenues and operating results.

The rapidly changing nature of the markets in which we compete makes it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

●	the timing of sales of our UAV products;

●	unexpected delays in introducing new UAV products;

●	increased expenses, whether related to sales and marketing, or administration;

●	costs related to anticipated acquisitions of businesses.

Our UAV products may suffer defects.

Products may suffer defects that may lead to substantial product liability, damage or warranty claims. Given our complex platforms and systems within our product, errors and defects may be related to flight and/or communications. Such an event could result in significant expenses arising from product liability, warranty claims, and reduce sales, which could have a material adverse effect on business, financial condition and results of operations.

Our products are subject to FAA regulations.

Compliance with the new FAA regulations by businesses interested in using UAVs may negatively affect commercial usage of our UAVs, which will adversely affect our operations and overall sales.

Since we intend to pursue acquisitions, investments or other strategic relationships or alliances, this will consume significant resources, may be unsuccessful and could dilute holders of our common stock.

Acquisitions, investments and other strategic relationships and alliances, if pursued, may involve significant cash expenditures, debt incurrence, operating losses, and expenses that could have a material adverse effect on our financial condition and operating results. Acquisitions involve numerous other risks, including:

●	Diversion of management time and attention from daily operations;

●	Difficulties integrating acquired businesses, technologies and personnel into our business;

●	Inability to obtain required regulatory approvals and/or required financing on favorable terms;

●	Entry into new markets in which we have little previous experience;

●	Prior approval of any acquisition by TCA (senior lender);

●	Potential loss of our key employees, key contractual relationships or key customers of acquired companies; and

●	Assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

If these types of transactions are pursued, it may be difficult for us to complete these transactions quickly and to integrate these acquired operations efficiently into its current business operations. Any acquisitions, investments or other strategic relationships and alliances by us may ultimately harm our business and financial condition. In addition, future acquisitions may not be as successful as originally anticipated and may result in impairment charges.

We may be required to record a significant charge to earnings as we are required to reassess our goodwill or other intangible assets arising from acquisitions.

We are required under U.S. GAAP to review our intangible assets, including goodwill for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment annually or more frequently if facts and circumstances warrant a review. Factors that may be considered a change in circumstances indicating that the carrying value of our amortizable intangible assets may not be recoverable include a decline in stock price and market capitalization and slower or declining growth rates in our industry. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined. During fiscal year 2019, the Company determined that the carrying value of Goodwill and other intangible assets related to the acquisition Howco were impaired and as a result, charges covering the entire carrying value of those assets was taken into operating results.

Our products may be subject to export regulations; government agencies may require terms that are disadvantageous to our business.

Our business model contemplates working with law enforcement and possibly military agencies. Because we may sell our products to these customers, we may need to register with the U.S. Department of State under its International Trafficking in Arms Regulations (ITAR). If we choose to sell our products overseas, we may be required to obtain a license form the State Department or face substantial fines or, in an extreme case, a shutdown of our business. Additionally, government agencies typically require provisions in their contracts that allow them to terminate agreements or change purchasing terms in their discretion without notice. Such contractual provisions, if exercised by our customers in the future, could have a material adverse effect on our cash flow and business performance.

Risks Associated with the Construction, Environmental, and Sanitizing Industry

Estimating:

We and/or franchisees may estimate projects incorrectly and ultimately lose money. Depending on the scope and price of the project, this loss could be extensive (in hundreds of thousands or possibly millions).

Regulations:

In the Environmental Cleaning and Sanitizing we must comply with federal and state regulations. Federal OSHA/EPA inspectors or state Safety/Environmental inspectors might visit our projects and possibly find violations and ultimately levy thousands of dollars in fines on us. Being fined could also damage our reputation with our customers.

Workman’s Compensation

Our employees can become injured ultimately driving our workman’s compensation MOD higher forcing us to pay higher premiums. Our injured could potentially sue our customers via third party lawsuits. If that occurs, contractually, we may be obligated to pay defend our customers in court.

Theft

By storing equipment and supplies on project jobsites for long periods of time, we may become a victim of theft.

Collections

We may encounter customers who refuse to pay us. We will have to hire attorneys and expend a lot of management’s time collecting money from deadbeat customers.

Poor Workmanship

We may poorly perform on a project and be forced to correct our work ultimately costing us more money than we initially estimated.

Bonding

Larger projects may require bid and performance bonds. Due to our financial situation, we may find it difficult to find a company that will provide us with the necessary bonding capacity to bid larger projects.

Economic Downturn

If the northeast economy begins to go into recession, we may find it difficult to secure enough work to keep our construction businesses going.

Risks Related to Consolidated Operations

Since we have acquired Howco and changed its focus to higher margin business resulting in sales declines, it is difficult for potential investors to evaluate our future consolidated business.

We completed the Howco acquisition on September 9, 2016. Therefore, our limited consistent operating history makes it difficult for potential investors to evaluate our business or prospective operations and your purchase of our securities. Sales declines due to efforts to increase gross margin also impacted cash flow which in turn caused liquidity issues. The result has been that some vendors only accept purchase orders on cash on deliver basis. Therefore, we are subject to the risks inherent in the financing, expenditures, complications and delays inherent in a newly combined business. These risks are described below under the risk factor titled “Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.”

Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion

The Howco acquisition and any planned acquisition require a substantial expansion of our systems, workforce and facilities. We may fail to adequately manage our anticipated future growth. The substantial growth in our operations as a result of the Howco and planned acquisitions is expected to place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. Howco’s growth strategy includes broadening its service and product offerings, implementing an aggressive marketing plan and employing leading technologies. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. The integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force. There can be no assurance that we would be able to accomplish such an expansion on a timely basis. If we are unable to affect any required expansion and are unable to perform under contracts on a timely and satisfactory basis, the reputation and eligibility to secure additional contracts in the future could be damaged. The failure to perform could also result in a contract terminations and significant liability. Any such result would adversely affect our business and financial condition.

We will need to increase the size of our organization, and we may experience difficulties in managing growth, which would hurt our financial performance.

In addition to employees hired from Howco and any other companies which we may acquire, we will need to expand our employee infrastructure for managerial, operational, financial and other resources at the parent company level. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

The success of our business depends on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including sales professionals. Competition for personnel, particularly those with expertise in government consulting and a security clearance is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate. In addition, our ability to recruit, hire and indirectly deploy former employees of the U.S. Government is subject to complex laws and regulations, which may serve as an impediment to our ability to attract such former employees.

Our business is labor intensive and our success depends on our ability to attract, retain, train and motivate highly skilled employees, including employees who may become part of our organization in connection with future acquisitions. The increase in demand for consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees and the employees of companies that we have acquired. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new client engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

We expect to expand our business, in part, through future acquisitions, but we may not be able to identify or complete suitable acquisitions, which could harm our financial performance.

Acquisitions are a significant part of our growth strategy. We continually review, evaluate and consider potential investments and acquisitions. In such evaluations, we are required to make difficult judgments regarding the value of business opportunities and the risks and cost of potential liabilities. We plan to use acquisitions of companies or technologies to expand our project skill-sets and capabilities, expand our geographic markets, add experienced management and increase our product and service offerings. Although we have identified several acquisition considerations, we may be unable to implement our growth strategy if we cannot reach agreement with acquisition targets on acceptable terms or arrange required financing for acquisitions on acceptable terms. In addition, the time and effort involved in attempting to identify acquisition candidates and consummate acquisitions may divert members of our management from the operations of our company.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:

●	the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	we may find that the acquired company or technologies do not improve market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

●	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

●	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

●	we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with the acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that we will successfully integrate or profitably manage any acquired business. In addition, we cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

If we are unable to comply with certain financial and operating restrictions in our credit facilities, we may be limited in our business activities and access to credit or may default under our credit facilities

Pursuant to our Credit Agreement with TCA, now owned by Ekimnel Strategies LLC controlled by Michael Bannon, our CEO, all of our assets, including the assets of Howco, are secured with our senior lender. Provisions in the Credit Agreement and debt instruments impose restrictions or require prior approval on our and certain of our subsidiaries’ ability to, among other things:

●	incur additional debt;

●	pay cash dividends and make distributions;

●	make certain investments and acquisitions;

●	guarantee the indebtedness of others or our subsidiaries;

●	redeem or repurchase capital stock;

●	create liens or encumbrances;

●	enter into transactions with affiliates;

●	engage in new lines of business;

●	sell, lease or transfer certain parts of our business or property;

●	restrictions on incurring obligations for capital expenditures;

●	issue additional capital stock of the Company or any subsidiary of the Company;

●	acquire new companies and merge or consolidate.

These agreements also contain other customary covenants, including covenants that require us to meet specified financial ratios and financial tests. We may not be able to comply with these covenants in the future. Our failure to comply with these covenants may result in the declaration of an event of default and cause us to be unable to borrow under our credit facilities and debt instruments. In addition to preventing additional borrowings under these agreements, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under these agreements, which would require us to pay all amounts outstanding. If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all. Our failure to repay our bank indebtedness would result in the bank foreclosing on all or a portion of our assets and force us to curtail our operations.

Our obligations to our senior secured lender, TCA, are secured by a security interest in substantially all of our assets, so if we default on those obligations, TCA could foreclose on, liquidate and/or take possession of our assets. If that were to happen, we could be forced to curtail, or even to cease, our operations. In April 2023, the TCA note was purchased by Ekimnel Strategies LLC and was restated in August 2023.

Under the original Credit Facility, effective September 13, 2016, with TCA Global Credit Master Fund, L.P. (“TCA”), we borrowed $3.5 million to acquire Howco and pay certain creditors. The initial loan was due 18 months from the date of the loan and an interest rate of 18% per annum and a default interest rate of 25% per annum. The note, accrued interest, contingency and advisory fees were restructured and as of September 30, 2022, we had approximately $5,326,285 in outstanding principal and $2,377,557 interest owed to TCA, in addition to $421,587, outstanding under the 3(a)(10) settlement agreement. Under the terms of the Credit Facility, all amounts due under it are secured by our assets, including the assets of Howco. As of March 31, 2024, the principal and interest outstanding interest was $8,787,875. As a result of being in default of our payment obligations under the Credit Facility, TCA could foreclose on its security interest and liquidate or take possession of some or all of these assets, which would harm our business, financial condition and results of operations and could require us to curtail, or even to cease, operations.

On September 6, 2019 the Company received a default notice on its payment obligations under the senior secured credit facility agreement from TCA. In April 2023, the TCA note was purchased and restated by Ekimnel Strategies LLC, owned 100% by Michael Bannon Bantec’s CEO.

On August 12, 2023, the Company, as the Borrower, and the Company’s subsidiaries: Drone USA, LLC and Howco Distributing Co., as Corporate Guarantors, and Michael Bannon, as a Validity Guarantor (collectively, “Credit Parties”), entered into an Amendment (the “Amendment”) to the Agreement with Ekimnel, as the Lender, pursuant to which the Company issued the Second Replacement Promissory Note (the “Note”) to Ekimnel in the principal amount of $8,676,957. The Note was issued in substitution for and to supersede the First Replacement Promissory Convertible Note A and the First Replacement Promissory Convertible Note B, previously issued by the Company, as amended from time to time (collectively “Replacement Notes”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amendment or the Agreement.

Pursuant to the Amendment, the Lender and the Credit Parties:

(i)	combined and consolidated both the Replacement Notes into the Note;

(ii)	extended the Maturity Date of the Note to August 12, 2047;

(iii)	lowered the interest rate on the Note to 2.0% per year, with (a) the principal and interest payments starting on August 12, 2026, and (ii) for the period commencing on August 12, 2023 and ending on August 11, 2026, interest due on the Note being added to the outstanding principal amount of the Note;

(iv)	removed the Lender’s right to convert the Company’s obligations under the Note into shares of common stock of the Company; and

(v)	made certain conforming changes to the terms of the Agreement.

Ekimnel has certain rights upon an event of default under its Credit Facility that could harm our business, financial condition and results of operations and could require us to curtail or cease our operations.

In light of being in default under our payment obligations to Ekimnel, it has certain rights under the Credit Facility to protect its financial position, including an increase in the interest rate on any amounts in default under the terms of the Credit Facility, the right to accelerate the payment of any outstanding loans made pursuant to the Credit Facility and the right to foreclose on our assets, among other rights. The Credit Facility includes in its definition of an event of default, among other occurrences, the failure to pay any principal or interest when due, our termination, winding up, liquidation or dissolution, a change of control, a material adverse change in our financial condition and the filing of any lien not bonded, vacated or dismissed within 60 days of its filing. The exercise of any of these rights upon an event of default could substantially harm our financial condition and force us to curtail, or even to cease, our operations.

The loss of our Chief Executive Officer (CEO) or other key personnel may adversely affect our operations.

The Company’s success depends to a significant extent upon the operation, experience, and continued services of certain of its officers, including our CEO, as well as other key personnel. While our CEO and the executive officers of Howco are all employed under employment contracts, there is no assurance we will be able to retain their services. The loss of our CEO or several of the other key personnel could have an adverse effect on the Company. If the CEO or other executive officers were to leave, we would face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience. In addition, our CEO, CFO and other key personnel do not have prior experience in SEC reporting obligations. Furthermore, we do not maintain “key person” life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, including those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

Our financial performance could be adversely affected by decreases in spending on technology products and services by our public sector customers.

Our sales to our public sector customers are impacted by government spending policies, budget priorities and revenue levels. Although our sales to the federal government are diversified across multiple agencies and departments, they collectively accounted for approximately 85% of Howco’s net sales for fiscal 2023. An adverse change in government spending policies (including budget cuts at the federal level resulting from sequestration), budget priorities or revenue levels could cause our public sector customers to reduce their purchases or to terminate or not renew their contracts with us, which could adversely affect our business, results of operations or cash flows.

Our business could be adversely affected by the loss of certain vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include OEMs and wholesale distributors. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies and purchase discounts. In the event we were to lose one of our significant vendor partners, our business could be adversely affected. As mentioned above a few vendors have put the Company on a cash on delivery basis.

We expect to enter into joint ventures, teaming and other arrangements, and these activities involve risks and uncertainties.

We expect to enter into joint ventures, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations may be materially harmed.

We registered a patent during fiscal year 2021 and have contracted an attorney to search any potential infringements. In addition, we rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

Risks Relating to Howco’s Business and Industry

We depend on the U.S. Government for a substantial portion of our business and changes in government defense spending could have adverse consequences on our financial position, results of operations and business.

Approximately85% of our U.S. revenues from Howco’s operations in fiscal 2023, have been from and will continue to be from sales and services rendered directly or indirectly to the U.S. Government. Our revenues from the U.S. Government largely result from contracts awarded to us under various U.S. Government programs, primarily defense-related programs with the Department of Defense (DoD), as well as a broad range of programs with the Department of Homeland Security, the intelligence community and other departments and agencies. Cost cutting including through consolidation and elimination of duplicative organizations and insurance has become a major initiative for DoD. The funding of our programs is subject to the overall U.S. Government budget and appropriation decisions and processes which are driven by numerous factors, including geo-political events and macroeconomic conditions. The overall level of U.S. defense spending increased in recent years for numerous reasons, including increases in funding of worldwide operations.. However, conflicts around the globe are unpredictable , defense spending levels are becoming increasingly difficult to predict and are expected to be affected by numerous factors. Such factors include priorities of the Administration and the Congress, and the overall health of the U.S. and world economies and the state of governmental finances.

We expect that budgetary constraints and concerns related to the national debt will continue to place downward pressure on DoD spending levels and that implementation of the automatic spending cuts without change will reduce, delay or cancel funding for certain of our contracts - particularly those with unobligated balances - and programs and could adversely impact our operations, financial results and growth prospects.

Significant reduction in defense spending could have long-term consequences for our size and structure. In addition, reduction in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition. In addition, we are involved in U.S. Government programs, which are classified by the U.S. Government and our ability to discuss these programs, including any risks and disputes and claims associated with and our performance under such programs, could be limited due to applicable security restrictions.

The U.S. Government Systems spare parts business is intensely competitive and we may not be able to win government bids when competing against much larger companies, which could reduce our revenues and profitability.

Large spare parts contracts awarded by the U.S. Government are few in number and are awarded through a formal competitive bidding process, including indefinite delivery/indefinite quantity (“IDIQ”), GSA Schedule and other multi-award contracts. Bids are awarded on the basis of price, compliance with technical bidding specifications, technical expertise and, in some cases, demonstrated management ability to perform the contract. There can be no assurance that the Company will win and/or fulfill additional contracts. Moreover, the award of these contracts is subject to protest procedures and there can be no assurance that the Company will prevail in any ensuing legal protest. Howco’s failure to secure a significant dollar volume of U.S. Government contracts in the future would adversely affect us.

The U.S. Government spare parts business is intensely competitive and subject to rapid change. Many of the existing and potential competitors have greater financial, operating and technological resources than Howco. The competitive environment may require us to make changes in our pricing, services or marketing. The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues. Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers. Our response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners, any of which could harm our business and/or financial condition.

Our financial performance is dependent on our ability to perform on our U.S. Government contracts, which are subject to termination for convenience, which could harm our financial performance.

Our financial performance is largely dependent on our performance under our U.S. Government contracts. Government customers have the right to cancel any contract for its convenience. An unanticipated termination of, or reduced purchases under, one of the Company’s major contracts whether due to lack of funding, for convenience or otherwise, or the occurrence of delays, cost overruns and product failures could adversely impact our results of operations and financial condition. If one of our contracts were terminated for convenience, we would generally be entitled to payments for our allowable costs and would receive some allowance for profit on the work performed. If one of our contracts were terminated for default, we would generally be entitled to payments for our work that has been accepted by the government. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders. Furthermore, on contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, irrespective of our performance as a subcontractor.

Our failure to comply with a variety of complex procurement rules and regulations could result in our being liable for penalties, including termination of our U.S. Government contracts, disqualification from bidding on future U.S. Government contracts and suspension or debarment from U.S. Government contracting that could adversely affect our financial condition.

We must comply with laws and regulations relating to the formation, administration and performance of U.S. Government contracts, which affect how we do business with our customers and may impose added costs on our business. U.S. Government contracts generally are subject to the Federal Acquisition Regulation (FAR), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. Government, department-specific regulations that implement or supplement DFAR, such as the DOD’s Defense Federal Acquisition Regulation Supplement (DFARS) and other applicable laws and regulations. We are also subject to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations; the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information, and our ability to provide compensation to certain former government officials; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; and the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. Government contracts. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, and audit requirements. A contractor’s failure to comply with these regulations and requirements could result in reductions to the value of contracts, contract modifications or termination, and the assessment of penalties and fines and lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. In addition, government contractors are also subject to routine audits and investigations by U.S. Government agencies such as the Defense Contract Audit Agency (DCAA) and Defense Contract Management Agency (DCMA). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of and a contractor’s compliance with its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. During the term of any suspension or debarment by any U.S. Government agency, contractors can be prohibited from competing for or being awarded contracts by U.S. Government agencies. The termination of any of the Company’s significant Government contracts or the imposition of fines, damages, suspensions or debarment would adversely affect the Company’s business and financial condition.

The U.S. Government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time.

Our industry has experienced, and we expect it will continue to experience, significant changes to business practices as a result of an increased focus on affordability, efficiencies, and recovery of costs, among other items. U.S. Government agencies may face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, mitigation of potential conflicts of interest and environmental responsibility or sustainability, as well as any resulting shifts in the buying practices of U.S. Government agencies, such as increased usage of fixed price contracts, multiple award contracts and small business set-aside contracts, could have adverse effects on government contractors, including us. Any of these changes could impair our ability to obtain new contracts or renew our existing contracts when those contracts are compared to other contract bids. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could adversely affect our future revenues, profitability and prospects.

We may incur cost overruns as a result of fixed priced government contracts which would have a negative impact on our operations.

A number of Howco’s current U.S. Government contracts are multi-award, multi-year IDIQ task order based contracts, which generally provide for fixed price schedules for products and services, have no pre-set delivery schedules, have very low minimum purchase requirements, are typically competed among multiple awardees and force us to carry the burden of any cost overruns. Due to their nature, fixed-priced contracts inherently have more risk than cost reimbursable contracts. If we are unable to control costs or if our initials cost estimates are incorrect, we can lose money on these contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts, we may not realize their full benefits. Lower earnings caused by cost overruns and cost controls would have a negative impact on our results of operations. The U.S. Government has the right to enter into contracts with other suppliers, which may be competitive with the Company’s IDIQ contracts. The Company also performs fixed priced contracts under which the Company agrees to provide specific quantities of products and services over time for a fixed price. Since the price competition to win both IDIQ and fixed price contracts is intense and the costs of future contract performance cannot be predicted with certainty, there can be no assurance as to the profits, if any, that the Company will realize over the term of such contracts.

Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.

Misconduct could include fraud or other improper activities such as falsifying time or other records and violations of laws, including the Anti-Kickback Act. Other examples could include the failure to comply with our policies and procedures or with federal, state or local government procurement regulations, regulations regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Any data loss or information security lapses resulting in the compromise of personal information or the improper use or disclosure of sensitive or classified information could result in claims, remediation costs, regulatory sanctions against us, loss of current and future contracts and serious harm to our reputation. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions may not prevent all misconduct, and as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees, subcontractors, agents or business partners could damage our reputation and subject us to fines and penalties, restitution or other damages, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which would adversely affect our business, reputation and our future results.

We may fail to obtain and maintain necessary security clearances, which may adversely affect our ability to perform on certain U.S. government contracts and depress our potential revenues.

Many U.S. government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we are not able to obtain and maintain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively rebid on expiring contracts, as well as lose existing contracts, which may adversely affect our operating results and inhibit the execution of our growth strategy.

Our future revenues and growth prospects could be adversely affected by our dependence on other contractors.

If other contractors with whom we have contractual relationships either as a prime contractor or subcontractor eliminate or reduce their work with us, or if the U.S. Government terminates or reduces these other contractors’ programs, does not award them new contracts or refuses to pay under a contract our financial and business condition may be adversely affected. Companies that do not have access to U.S. Government contracts may perform services as our subcontractor and that exposure could enhance such companies’ prospect of securing a future position as a prime U.S. Government contractor which could increase competition for future contracts and impair our ability to perform on contracts.

We may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of a subcontractor’s personnel or the subcontractor’s failure to comply with applicable law. Current uncertain economic conditions heighten the risk of financial stress of our subcontractors, which could adversely impact their ability to meet their contractual requirements to us. If any of our subcontractors fail to timely meet their contractual obligations or have regulatory compliance or other problems, our ability to fulfill our obligations as a prime contractor or higher tier subcontractor may be jeopardized. Significant losses could arise in future periods and subcontractor performance deficiencies could result in our termination for default. A termination for default could eliminate a revenue source, expose us to liability and have an adverse effect on our ability to compete for future contracts and task orders, especially if the customer is an agency of the U.S. Government.

Our international business exposes us to geo-political and economic factors, regulatory requirements and other risks associated with doing business in foreign countries.

We intend to engage in additional foreign operations which pose complex management, foreign currency, legal, tax and economic risks, which we may not adequately address. These risks differ from and potentially may be greater than those associated with our domestic business.

Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as U.S. foreign policy. Our international sales are subject to U.S. laws, regulations and policies, including the International Traffic in Arms Regulations (ITAR) and the Foreign Corrupt Practices Act (see below) and other export laws and regulations. Due to the nature of our products, we must first obtain licenses and authorizations from various U.S. Government agencies before we are permitted to sell our products outside of the U.S. We can give no assurance that we will continue to be successful in obtaining the necessary licenses or authorizations or that certain sales will not be prevented or delayed. Any significant impairment of our ability to sell products outside of the U.S. could negatively impact our results of operations and financial condition.

Our international sales are also subject to local government laws, regulations and procurement policies and practices which may differ from U.S. Government regulations, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs. As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively impact our results of operations and financial condition.

We are also subject to a number of other risks including:

●	the absence in some jurisdictions of effective laws to protect our intellectual property rights;

●	multiple and possibly overlapping and conflicting tax laws;

●	restrictions on movement of cash;

●	the burdens of complying with a variety of national and local laws;

●	political instability;

●	currency fluctuations;

●	longer payment cycles;

●	restrictions on the import and export of certain technologies;

●	price controls or restrictions on exchange of foreign currencies; and

●	trade barriers.

Our international operations are subject to special U.S. government laws and regulations, such as the Foreign Corrupt Practices Act, and regulations and procurement policies and practices, including regulations to import-export control, which may expose us to liability or impair our ability to compete in international markets.

Our international operations are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. We have operations and deal with governmental customers in countries known to experience corruption, including certain countries in the Middle East and in the future, the Far East. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants or contractors that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. We are also subject to import-export control regulations restricting the use and dissemination of information classified for national security purposes and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work.

As a U.S. defense contractor, we are vulnerable to security threats and other disruptions that could negatively impact our business.

As a U.S. defense contractor, we face certain security threats, including threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, and threats to physical security. These types of events could disrupt our operations, require significant management attention and resources, and could negatively impact our reputation among our customers and the public, which could have a negative impact on our financial condition, results of operations and liquidity. We are continuously exposed to cyber-attacks and other security threats, including physical break-ins. Any electronic or physical break-in or other security breach or compromise may jeopardize security of information stored or transmitted through our information technology systems and networks. This could lead to disruptions in mission-critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although we have implemented policies, procedures and controls to protect against, detect and mitigate these threats, we face advanced and persistent attacks on our information systems and attempts by others to gain unauthorized access to our information technology systems are becoming more sophisticated. These attempts include covertly introducing malware to our computers and networks and impersonating authorized users, among others, and may be perpetrated by well-funded organized crime or state sponsored efforts. We seek to detect and investigate all security incidents and to prevent their occurrence or recurrence. We continue to invest in and improve our threat protection, detection and mitigation policies, procedures and controls. In addition, we work with other companies in the industry and government participants on increased awareness and enhanced protections against cyber security threats. However, because of the evolving nature and sophistication of these security threats, which can be difficult to detect, there can be no assurance that our policies, procedures and controls have or will detect or prevent any of these threats and we cannot predict the full impact of any such past or future incident. Although we work cooperatively with our customers and other business partners to seek to minimize the impacts of cyber and other security threats, we must rely on the safeguards put in place by those entities. Any remedial costs or other liabilities related to cyber or other security threats may not be fully insured or indemnified by other means. Occurrence of any of these security threats could expose us to claims, contract terminations and damages and could adversely affect our reputation, ability to work on sensitive U.S. Government contracts, business operations and financial results.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. Weak economic conditions sustained uncertainty about global economic conditions, concerns about future U.S. budgetary cuts, or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. In the event of extreme prolonged adverse market events, such as a global credit crisis, we could incur significant losses.

Risks Related to Our Common Stock

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this Form S-1 and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an “emerging growth company” as defined in the JOBS “Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our directors and executive officers beneficially own a significant number of shares of our common stock. Their interests may conflict with our outside stockholders, who may be unable to influence management and exercise control over our business.

As of the date of this Form S-1A, our executive officers and directors beneficially own approximately .69% of our shares of common stock and the CEO owns 250 shares of Series A preferred stock the voting rights for the Series A shares entitles the shareholder to voting rights equal to the number of common shares outstanding divided by 0.99 which will always grant the holder a majority voting capability. As a result, our executive officers and directors may be able to: elect or defeat the election of our directors, amend or prevent amendment to our certificates of incorporation or bylaws, effect or prevent a merger, sale of assets or other corporate transaction, and control the outcome of any other matter submitted to the shareholders for vote. Accordingly, our outside stockholders may be unable to influence management and exercise control over our business.

We do not intend to pay cash dividends to our stockholders, so you will not receive any return on your investment in our Company prior to selling your interest in the Company.

We have never paid any dividends to our common stockholders as a public company. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future. If we determine that we will pay cash dividends to the holders of our common stock, we cannot assure that such cash dividends will be paid on a timely basis. The success of your investment in the Company will likely depend entirely upon any future appreciation. As a result, you will not receive any return on your investment prior to selling your shares in our Company and, for the other reasons discussed in this “Risk Factors” section, you may not receive any return on your investment even when you sell your shares in our Company.

Anti-Takeover, Limited Liability and Indemnification Provisions

Some provisions of our certificate of incorporation and by-laws may deter takeover attempts, which may inhibit a takeover that stockholders consider favorable and limit the opportunity of our stockholders to sell their shares at a favorable price.

Under our certificate of incorporation, our Board of Directors may issue additional shares of common or preferred stock. Our Board of Directors has the ability to authorize “blank check” preferred stock without future shareholder approval. This makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares and/or any other transaction that might otherwise be deemed to be in their best interests, and thereby protects the continuity of our management and limits an investor’s opportunity to profit by their investment in the Company. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

●	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

●	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent Board of Directors, or

●	effecting an acquisition that might complicate or preclude the takeover.

Delaware’s Anti-Takeover Law may discourage acquirers and eliminate a potentially beneficial sale for our stockholders.

We are subject to the provisions of the Delaware Shareholder Protection Act concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 5% of our assets, and an interested stockholder includes a stockholder who owns 10% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

●	the transaction in which the stockholder became an interested stockholder is approved by the Board of directors prior to the date the interested stockholder attained that status;

●	on consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

●	on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least a majority of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Our indemnification of our officers and directors may cause us to use corporate resources to the detriment of our stockholders.

Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●	conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our bylaws designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Under the provisions of our amended and restated bylaws (“bylaws”), unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended certificate of incorporation or bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our bylaws related to choice of forum. The choice of forum provision in our bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, proxy statement, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Our Chief Executive Officer and Chief Financial Officer will need to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We may need to hire additional financial reporting, internal controls and other financial personnel in order to develop and implement appropriate internal controls and reporting procedures. As a result, we will incur significant legal, accounting and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act of 2002, then we may not be able to obtain the independent account and certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our shares to continue to be quoted on the OTCQB or our ability to list our shares on any national securities exchange.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. With each prospective acquisition we may make we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal controls’ requirements of the Sarbanes-Oxley Act. Notwithstanding our diligence, certain internal controls deficiencies may not be detected. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital. We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal controls that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan and complete prospective acquisitions;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	sales of our common stock;

●	operating results that fall below expectations;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	our inability to develop or acquire new or needed technologies;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

●	the development and sustainability of an active trading market for our common stock; and

●	any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is available to be traded and is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns and firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, the availability of sellers of our shares.

If an active market should develop, the price may be highly volatile. Because there is currently a low price for our shares of common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account. Many lending institutions will not permit the use of low-priced shares of common stock as collateral for any loans. Furthermore, our securities are currently traded on the OTCQB where it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about these companies, and (3) to obtain needed capital.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock is currently subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or another national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenues of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in these securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our Form S-1 filings disclose the dilutive effect of the Company’s stock sales under various offerings.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock and impair our ability to raise capital through the sale of shares.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us having become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf.

Any substantial sale of stock by existing shareholders could depress the market value of our stock, thereby devaluing the market price and causing investors to risk losing all or part of their investment.

Stockholders, including our directors and officers hold a large number of our outstanding shares. We can make no prediction as to the effect, if any, that sales of shares, or the availability of shares for future sale, will have on the prevailing market price of our shares of common stock. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price which it deems appropriate.

Our issuance of preferred stock in the future may adversely affect the rights of our common stockholders.

Our certificate of incorporation permits us to issue up to 5,000,000 shares of preferred stock with such rights and preferences as the Board of Directors may designate. As a result, our Board of Directors may authorize a series of preferred stock that would grant to preferred stockholders’ preferential rights to our assets upon liquidation; the right to receive dividends before dividends become payable to our common stockholders; the right to redemption of the preferred stock prior to the redemption of our common stock; and super-voting rights to our preferred stockholders. To the extent that we designate and issue such a class or series of preferred stock, the rights of our common stockholders may be impaired.

Risks Related to Our IP

Our Success May Depend on Our Ability to Obtain and Protect the Proprietary Information on Which We Base Our UAV Products.

As we acquire companies with intellectual property (“IP”) that is important to the development of our UAV products, we will need to:

●	obtain valid and enforceable patents;

●	protect trade secrets; and

●	operate without infringing upon the proprietary rights of others.

We will be able to protect our proprietary technology from unauthorized use by third parties only to the extent that such proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Any non-confidential disclosure to or misappropriation by third parties of our confidential or proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

The patent application process, also known as patent prosecution, is expensive and time-consuming, and we and our current or future licensors and licensees may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we or our current licensors, or any future licensors or licensees, will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, these and any of our patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims or inventorship. If we or our current licensors or licensees, or any future licensors or licensees, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our current licensors or licensees, or any future licensors or licensees, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form or preparation of our patents or patent applications, such patents or applications may be invalid and unenforceable. Any of these outcomes could impair our ability to prevent competition from third parties, which may harm our business.

The patent applications that we may own or license may fail to result in issued patents in the United States or in other countries. Even if patents do issue on such patent applications, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. For example, U.S. patents can be challenged by any person before the new USPTO Patent Trial and Appeals Board at any time within the one-year period following that person’s receipt of an allegation of infringement of the patents. Patents granted by the European Patent Office may be similarly opposed by any person within nine months from the publication of the grant. Similar proceedings are available in other jurisdictions, and in the United States, Europe and other jurisdictions third parties can raise questions of validity with a patent office even before a patent has granted. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the breadth or strength of protection provided by the patents and patent applications we hold or pursue with respect to our product candidates is successfully challenged, then our ability to commercialize such product candidates could be negatively affected, and we may face unexpected competition that could harm our business. Further, if we encounter delays in our clinical trials, the period of time during which we or our collaborators could market our product candidates under patent protection would be reduced.

The degree of future protection of our proprietary rights is uncertain. Patent protection may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

●	we might not have been the first to invent or the first to file the inventions covered by each of our pending patent applications and issued patents;

●	others may be able to make, use, sell, offer to sell or import products that are similar to our products or product candidates but that are not covered by the claims of our patents; others may independently develop similar or alternative technologies or duplicate any of our technologies;

●	the proprietary rights of others may have an adverse effect on our business;

●	any proprietary rights we do obtain may not encompass commercially viable products, may not provide us with any competitive advantages or may be challenged by third parties;

●	any patents we obtain or our in-licensed issued patents may not be valid or enforceable; or

●	we may not develop additional technologies or products that are patentable or suitable to maintain as trade secrets.

If we or our current licensors or licensees, or any future licensors or licensees, fail to prosecute, maintain and enforce patent protection for our product candidates, our ability to develop and commercialize our product candidates could be harmed and we might not be able to prevent competitors from making, using and selling competing products. This failure to properly protect the intellectual property rights relating to our product candidates could harm our business, financial condition and operating results. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

Even where laws provide protection, costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the outcome of such litigation would be uncertain. If we or one of our collaborators were to initiate legal proceedings against a third party to enforce a patent covering the product candidate, the defendant could assert an affirmative defense or counterclaim that our patent is not infringed, invalid and/or unenforceable. In patent litigation in the United States, defendant defenses and counterclaims alleging non-infringement, invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, anticipation or obviousness, and lack of written description, definiteness or enablement. Patents may be unenforceable if someone connected with prosecution of the patent withheld material information from the USPTO, or made a misleading statement, during prosecution. The outcomes of proceedings involving assertions of invalidity and unenforceability are unpredictable. It is possible that prior art of which we and the patent examiner were unaware during prosecution exists, which would render our patents invalid. Moreover, it is also possible that prior art may exist that we are aware of, but that we do not believe are relevant to our current or future patents, that could nevertheless be determined to render our patents invalid. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability of our patents covering one of our product candidates, we would lose at least part, and perhaps all, of the patent protection on such product candidate. Such a loss of patent protection would harm our business. Moreover, our competitors could counterclaim in any suit to enforce our patents that we infringe their intellectual property. Furthermore, some of our competitors have substantially greater intellectual property portfolios, and resources, than we do.

Our ability to stop third parties from using our technology or making, using, selling, offering to sell or importing our products is dependent upon the extent to which we have rights under valid and enforceable patents that cover these activities. If any patent we currently or in the future may own or license is deemed not infringed, invalid or unenforceable, it could impact our commercial success. We cannot predict the breadth of claims that may be issued from any patent applications we currently or may in the future own or license from third parties.

To the extent that consultants or key employees apply technological information independently developed by them or by others to our product candidates, disputes may arise as to who has the proprietary rights to such information and product candidates, and certain of such disputes may not be resolved in our favor. Consultants and key employees that work with our confidential and proprietary technologies are required to assign all intellectual property rights in their inventions and discoveries created during the scope of their work to our company. However, these consultants or key employees may terminate their relationship with us, and we cannot preclude them indefinitely from dealing with our competitors.

If we are unable to prevent disclosure of our trade secrets or other confidential information to third parties, our competitive position may be impaired.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. Our ability to stop third parties from obtaining the information or know-how necessary to make, use, sell, offer to sell or import our products or practice our technology is dependent in part upon the extent to which we prevent disclosure of the trade secrets that cover these activities. Trade secret rights can be lost through disclosure to third parties. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our trade secrets to third parties, resulting in loss of trade secret protection. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how, which would not constitute a violation of our trade secret rights. Enforcing a claim that a third party is engaged in the unlawful use of our trade secrets is expensive, difficult and time consuming, and the outcome is unpredictable. In addition, recognition of rights in trade secrets and a willingness to enforce trade secrets differs in certain jurisdictions.

If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation could harm our business.

Our commercial success depends significantly on our ability to operate without infringing, violating or misappropriating the patents and other proprietary rights of third parties. Our own technologies we acquire or develop may infringe, violate or misappropriate the patents or other proprietary rights of third parties, or we may be subject to third-party claims of such infringement. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties, exist in the fields in which we are developing our product candidates. Because some patent applications may be maintained in secrecy until the patents are issued, because publication of patent applications is often delayed, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that we were the first to invent the technology or that others have not filed patent applications for technology covered by our pending applications. We may not be aware of patents that have already issued that a third party might assert are infringed by our product candidates. It is also possible that patents of which we are aware, but which we do not believe are relevant to our product candidates, could nevertheless be found to be infringed by our product candidates. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant product revenue and against whom our own patent portfolio may thus have no deterrent effect. In the future, we may agree to indemnify our manufacturing partners against certain intellectual property claims brought by third parties.

Intellectual property litigation involves many risks and uncertainties, and there is no assurance that we will prevail in any lawsuit brought against us. Third parties making claims against us for infringement, violation or misappropriation of their intellectual property rights may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. Defense of these claims, regardless of their merit, would cause us to incur substantial expenses and, would be a substantial diversion of resources from our business. In the event of a successful claim of any such infringement, violation or misappropriation, we may need to obtain licenses from such third parties and we and our partners may be prevented from pursuing product development or commercialization and/or may be required to pay damages. We cannot be certain that any licenses required under such patents or proprietary rights would be made available to us, or that any offer to license would be made available to us on commercially reasonable terms. If we cannot obtain such licenses, we and our collaborators may be restricted or prevented from manufacturing and selling products employing our technology. These adverse results, if they occur, could adversely affect our business, results of operations and prospects, and the value of our shares.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

The defense and prosecution of contractual or intellectual property lawsuits, USPTO interference or derivation proceedings, European Patent Office oppositions and related legal and administrative proceedings in the United States, Europe and other countries, involve complex legal and factual questions. As a result, such proceedings may be costly and time-consuming to pursue and their outcome is uncertain.

Litigation may be necessary to:

●	protect and enforce our patents and any future patents issuing on our patent applications;

●	enforce or clarify the terms of the licenses we have granted or may be granted in the future;

●	protect and enforce trade secrets, know-how and other proprietary rights that we own or have licensed, or may license in the future; or

●	determine the enforceability, scope and validity of the proprietary rights of third parties and defend against alleged patent infringement.

Competitors may infringe our intellectual property. As a result, we may be required to file infringement claims to stop third-party infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent claims do not cover its technology or that the factors necessary to grant an injunction against an infringer are not satisfied. An adverse determination of any litigation or other proceedings could put one or more of our patents at risk of being invalidated, interpreted narrowly, or amended such that they do not cover our product candidates. Moreover, such adverse determinations could put our patent applications at risk of not issuing, or issuing with limited and potentially inadequate scope to cover our product candidates or to prevent others from marketing similar products.

Interference, derivation or other proceedings brought at the USPTO, may be necessary to determine the priority or patentability of inventions with respect to our patent applications or those of our licensors or potential collaborators. Litigation or USPTO proceedings brought by us may fail or may be invoked against us by third parties. Even if we are successful, domestic or foreign litigation or USPTO or foreign patent office proceedings may result in substantial costs and distraction to our management. We may not be able, alone or with our licensors or potential collaborators, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other proceedings, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings. In addition, during the course of this kind of litigation or proceedings, there could be public announcements of the results of hearings, motions or other interim proceedings or developments or public access to related documents. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

Some of our competitors may be able to sustain the costs of patent-related disputes, including patent litigation, more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

We may not be able to enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product candidates in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly in developing countries. Moreover, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws. Additionally, laws of some countries outside of the United States do not afford intellectual property protection to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property rights. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, if our ability to enforce our patents to stop infringing activities is inadequate. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and resources from other aspects of our business. Furthermore, while we intend to protect our intellectual property rights in major markets for our products, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate.

Risks Related to this Offering.

GHS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE FOR OUR COMMON STOCK.

The common stock to be issued to GHS pursuant to the Equity Financing Agreement will be purchased at a 80% discount to the (“Market Price”, which is the lowest closing trading price (the closing trading price as reported by Bloomberg LP) of the common stock for any single trading day during the ten consecutive trading days immediately following the date of our notice to GHS of our election to put shares pursuant to the Equity Financing Agreement (the “Pricing Period”).  GHS has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If GHS sells the shares, the price of our common stock could decrease.  If our stock price decreases, GHS may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price. Following an up-list to the NASDAQ or equivalent national exchange, the Purchase Price shall be ninety percent (90%) of the lowest volume weighted average price (“VWAP”) during the relevant Pricing Period, subject to a floor price of $0.0135 per share, below which the Company shall not deliver a Put.

Future issuances of common shares may be adversely affected by the Equity Line.

The market price of our common stock could decline as a result of issuances and sales by us, including pursuant to the Equity Line under the Equity Financing Agreement, or sales by our existing shareholders, of common stock, or the perception that these issuances and sales could occur. Sales by our shareholders might also make it more difficult for us to issue and sell common stock at a time and price that we deem appropriate. It is likely that the sale of shares by GHS will depress the market price of our common stock.

Draw downs under the Equity Financing Agreement may cause dilution to existing shareholders.

Under the terms of the Purchase Agreement, GHS has committed to purchase up to $10,000,000 worth of shares of our common stock. From time to time during the term of the Purchase Agreement, and at our sole discretion, we can present GHS with a Put Notice requiring GHS to purchase shares of our common stock. The purchase price (the “Purchase Price”) to be paid by GHS will be 80% of the Market Price. Following an up-list to the NASDAQ or equivalent national exchange, the Purchase Price shall be ninety percent (90%) of the lowest volume weighted average price (“VWAP”) during the relevant Pricing Period, subject to a floor price of $0.0135 per share, below which the Company shall not deliver a Put.  provided that the number of shares to be purchased by GHS may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by GHS, would exceed 4.99% of our shares of common stock outstanding. As a result, our existing shareholders will experience immediate dilution upon the purchase of any of the shares by GHS. The issue and sale of the shares under the Purchase Agreement may also have an adverse effect on the market price of the common shares. GHS may resell some, if not all, of the shares that we issue to it under the Purchase Agreement and such sales could cause the market price of the common stock to decline significantly. To the extent of any such decline, any subsequent puts would require us to issue and sell a greater number of shares to GHS in exchange for each dollar of the put amount. Under these circumstances, the existing shareholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by GHS, and because our existing stockholders may disagree with a decision to sell shares to GHS at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the Equity Line when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

There is no guarantee that we will satisfy the conditions to the Equity Financing Agreement.

Although the Purchase Agreement provides that we can require GHS to purchase, at our discretion, up to $10,000,000 worth of shares of our common stock in the aggregate, there can be no assurances given that we will be able to satisfy the closing conditions applicable for each put. Further, there are limitations on the number of shares in that each draw down amount is limited to the lowest closing bid price during the Pricing Period, subject to the floor. In addition, the number of shares to be purchased by GHS may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by GHS, would exceed 4.99% of our shares of common stock outstanding. Other conditions include requiring that the registration statement of which this prospectus forms a part remains effective at all times during the term of the Purchase Agreement, that there is no material adverse change to our business on the date of delivery of a Put Notice and that our common stock continues to trade of the OTC Markets. If we fail to satisfy the applicable closing conditions, we will not be able to sell the put shares to GHS.

There is no guarantee that we will be able to fully utilize the Equity Line.

There are limitations on the number of put shares that may be sold in each put. The number of put shares that GHS shall be obligated to purchase in a given put shall not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by GHS, would exceed 4.99% of our shares of common stock outstanding. Thus, our ability to access the bulk of the funds available under the Purchase Agreement depends in part on GHS’s resale of stock purchased from us in prior puts. If with regard to a particular put, the share volume limitation is reached, we will not be able to sell the proposed put shares to GHS. Accordingly, the Equity Line may not be available at any given time to satisfy our funding needs.

Sales of put shares under the Purchase Agreement could result in the possibility of short sales.

Although GHS has agreed not to enter into any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act), of our common stock, the sale after delivery of a put notice of such number of shares of common stock reasonably expected to be purchased under a put notice is not deemed a “short sale.” Accordingly, GHS may enter into sales or other arrangements it deems appropriate with respect to shares of our common stock after it receives a put notice under the Purchase Agreement so long as such sales or arrangements do not involve more than the number of put shares expected to be purchased under the applicable put notice. Any downward pressure on the market price of our common stock due to the issue and sale of common stock under the Equity Line could encourage short sales. If the market price of our common stock decreases during the put period it will reduce the amount paid by GHS for the put shares. In a short sale, a prospective seller borrows common shares from a shareholder or broker and sells the borrowed common shares. The prospective seller hopes that the common share market price will decline, at which time the seller can purchase common shares at a lower price for delivery back to the lender. The seller profits when the common share market price declines because it is purchasing common shares at a price lower than the sale price of the borrowed common shares. Such sales could place downward pressure on the market price of the common stock by increasing the number of common shares being sold, which could further contribute to any decline of the market price of the common shares.

There is uncertainty as to the number of subscription shares and the amount GHS will pay for the put shares.

The actual number of shares we will issue in any particular put or in total under the Purchase Agreement is uncertain. Subject to certain limitations in the Purchase Agreement, we have the discretion to give a put notice at any time throughout the term. The number of shares we must issue after giving a put notice will fluctuate based on the market price of the common shares during the put pricing period. GHS will receive more shares if the market price of our common stock declines. Since the price per share of each put share will fluctuate based on the market price of our common stock during the put pricing period, the actual amount GHS will pay for the put shares included in any particular put will decrease if the market price of our common stock declines.

Forward-Looking Statements

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

This S-1 contains forward-looking statements regarding our business, financial condition, results of operations and prospects. The Securities and Exchange Commission (the “SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This filing and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. Factors that could cause our actual results of operations and financial condition to differ materially are set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as filed with the SEC on February 05, 2024.

We caution that these factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of common stock offered by GHS.  However, we will receive proceeds from the sale of our common stock to GHS pursuant to the Equity Financing Agreement.  The proceeds from our exercise of the Put Right pursuant to the Equity Financing Agreement will be used for general administrative expenses, legal expenses, as well as for accounting and audit fees.

SELLING SECURITY HOLDER

The following table details the name of each selling stockholder, the number of shares owned by GHS Investments, LLC (“GHS”) the sole selling stockholder, and the number of shares that may be offered by GHS Investments, LLC is not a broker-dealer.  GHS is deemed an underwriter in this offering. GHS may sell up to 250,000,000 shares, which are issuable upon the exercise of our put right with GHS.  GHS will not assign its obligations under the equity line of credit.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering(1)

GHS Investments, LLC (2)	0	0	250,000,000	Less than 92.99%

(1)	The number assumes the Selling Security Holder sells all of its shares being offered pursuant to this prospectus.

(2)	Does not possess voting power and investment power over shares which may be held by GHS.

Plan of Distribution

This prospectus relates to the resale of 250,000,000 Shares of our common stock, par value $0.0001 per share, by the Selling Security Holder consisting of Put Shares that we will put to GHS pursuant to the Equity Financing Agreement.

The Selling Security Holder may, from time to time, sell any or all of its shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The Selling Security Holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

According to the terms of the Equity Financing Agreement, neither GHS nor any affiliate of GHS acting on its behalf or pursuant to any understanding with it will execute any short sales during the term of this offering.

The Selling Security Holder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a Selling Security Holder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holder. In addition, the Selling Security Holder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Security Holder. The Selling Security Holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Security Holder.

The Selling Security Holder acquired the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Security Holder. We will file a supplement to this prospectus if the Selling Security Holder enters into a material arrangement with a broker-dealer for sale of common stock being registered.  If the Selling Security Holder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Security Holder. The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

GHS is an “underwriter” within the meaning of the Securities Act in connection with the sale of our common stock under the Equity Financing Agreement. For each share of common stock purchased under the Equity Financing Agreement, GHS will pay 80% of the Market Price during the Pricing Period. Following an up-list to the NASDAQ or equivalent national exchange, the Purchase Price shall be ninety percent (90%) of the lowest volume weighted average price (“VWAP”) during the relevant Pricing Period, subject to a floor price of $0.0135 per share, below which the Company shall not deliver a Put.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect GHS to pay these expenses. We have agreed to indemnify GHS and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $35,976. We will not receive any proceeds from the resale of any of the shares of our common stock by GHS. We may, however, receive proceeds from the sale of our common stock under the Equity Financing Agreement.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the Selling Security Holder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Security Holder and their affiliates.  Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  In addition, we will make copies of this prospectus available to the Selling Security Holder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $35,976, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

MARKET FOR OUR COMMON STOCK

Our shares are traded on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol “BANT”. There is a limited public market for our common shares.

Our common stock became eligible for quotation on the OTCMarkets on January 26, 2016. As of May 13, 2024, only a minimal amount of shares are trading OTCMarkets and the market price for our common shares is $0.007 per share.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

As of March 31, 2024, we have 2,240,000 stock warrants at a weighted average exercise price of $0.20 and weighted average remaining contractual term of 5 years.

Options

As of March 31, 2024, we have 16 stock options at a weighted average exercise price of $220,000 and weighted average remaining contractual term of .47 years.

Convertible Securities

As of March 31, 2024, we have principal amount of convertible notes of approximately $500,000 which are convertible into approximately 88,000,000 shares of common stock.

As of March 31, 2024, we have 205,650 Series B Preferred Stock which are convertible into approximately 92,000,000 shares of common stock.

Interests of Named Experts and Counsel

The legality of the shares offered under this registration statement is being passed upon by Matheau J. W. Stout, Esq. The financial statements included in this prospectus and the registration statement has been audited by Salberg & Company, P.A. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Description of Business

Overview

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Other than described herein, neither the Company, nor its officers or directors are involved in, or the subject of, any pending legal proceedings or governmental actions the outcome of which, in management’s opinion, would be material to our financial condition or results of operations.

In connection with the 2016 fiscal year merger with Texas Wyoming Drilling, Inc., a vendor has a claim for unpaid bills of approximately $75,000 against the Company. The Company and its legal counsel believe the Company is not liable for the claim pursuant to its indemnification clause in the merger agreement.

On February 6, 2018, the Company sent a letter to the previous owners of Howco Distributing Co. (“Howco”) alleging that they made certain financial misrepresentations under the terms of the Stock Purchase Agreement by which the Company acquired control of Howco during 2016. The Company claimed that the previous owners took excessive amounts of cash from the business prior to the close of the merger. On March 13, 2018 the Company filed a lawsuit against the previous owners by issuing a summons. On April 12, 2018, the Company received the Defendants’ answer. On July 22, 2019, the Company sought and was granted a dismissal without prejudice of the lawsuit filed against the previous owners of Howco. The Company had previously made $3,000 monthly payments to the former owner, however for the time being, we have decided to suspend those payments until we feel Bantec is in a better position to resume. A company representative has been in contact with previous owners.

In the suit Drone USA, Inc and Michael Bannon (plaintiffs) vs the former Chief Financial Officer or CFO, currently pending in New York State court, the plaintiffs seek to compel the former CFO to meet his obligations under an agreement guaranteeing payments to another former executive. The former CFO filed a cross-claim against the plaintiffs for past due salary. The employment agreement with the former CFO allowed salary payments to be paid in cash or stock. During the year ended September 30, 2021, the Company issued 36,821 shares of its common stock for the past due salary and claims that this payment moots the former CFO’s claim for past due salary. During the year ended September 30, 2022 the Company began the process to cancel the shares issued which were reclassified to equity. The former CFO filed a motion for summary judgement which was denied, then filed an appeal to that order. The appellate court reversed the lower court’s decision. On February 14, 2023, the former CFO received a judgement of $130,400 relating to compensation. On May 2, 2023, the Company and the former CFO executed an agreement to settle the judgement amount plus potential obligations for legal fees incurred by the former CFO for a total amount of $90,000 to be paid in three equal installments beginning May 4, 2023, June 3, 2023 and July 3, 2023. Bantec made all three payments, and the matter is now closed.

On April 10, 2019, a former service provider filed a complaint with three charges with the Superior Court Judicial District of New Haven, CT seeking payment for professional services. The Company has previously recognized expenses of $218,637, which remain unpaid in accounts payable. The Company has retained an attorney who is currently working to address the complaint. On August 9, 2019 the Company filed a motion to dismiss the charge of unjust enrichment. The judge granted the Company’s motion to dismiss. On May 2, 2023, the Company reached a settlement agreement and agreed to pay a total of $110,000 in total, consisting of a cash payment of $25,000 and a note payable of $85,000 (having a 3% annual interest). The Company will pay $2,472 for 36 months. The Company is several payments behind and intends to catch up with the payment schedule.

During the year ended September 30, 2019, two vendors (The Equity Group and Toppan Vintage) have asserted claims for past due amounts of approximately $59,000, arising from services provided. The Company has fully recognized, in accounts payable the amounts associated with these claims. The Company has not been in contact with these entities.

On December 30, 2020, a Howco vendor filed a lawsuit seeking payment of past due invoices totaling $276,430 and finance charges of $40,212. The Company has recorded the liability for the invoices in the normal course of business. Management at Howco as well as an intermediary consultant structured a repayment plan with this vender and other venders as well.

On November 13, 2018, the Company and a vendor agreed to settle $161,700 in past due professional fees for a convertible note in the amount of $90,000. The note bears interest at 5% and matures in July 2019, and has a fixed discount conversion feature. The note is now past due and remains unconverted at March 31, 2024 and September 30, 2023; however there is no default interest or penalty associated with the default. The difference between the settlement amount and the recorded amount in accounts payable of $71,700 was recognized as a gain on debt extinguishment upon receipt of the waiver and release from the vendor in 2018.

On June 23, 2023, Howco entered into a settlement agreement with Crane Machinery Inc. (CMI). Howco agrees to pay $16,500 with an initial settlement of $2,000, to be followed by monthly installments of $2,900, until paid in full. The balance is paid in full as of March 31, 2024.

On July 26, 2023, Bantec received a demand and default letter from Trillium Partners L.P. The letter references a document titled “Securities Purchase Agreement” dated July 2022. In the demand letter Trillium is looking for immediate payment of $275,710.25. On August 4, 2023, we received a demand letter revising the demand amount to $214,563.33 with $183,259 in principal and $31,304.33 in interest. . In addition, the demand letter included outstanding fee notes for Frondeur Partners LLC., a total of $135,000 in principal and $7,903 of accrued interest.

On May 14, 2024, Bantec was served with a lawsuit (Case No. 2024-05888) in the Circuit Court of Fairfax County, Virginia brought by 1800 Diagonal Lending, LLC (the “Plaintiff”). The Plaintiff alleges that the Company breached the terms of four Promissory Notes, issued in July, September, October and December of 2023, and seeks recovery of monetary damages in the amount of $318,392.00, and equitable relief. The Company is in the process of retaining Virginia litigation counsel and plans to contest the Plaintiff’s claims.

The Company has received demand for payment of past due amounts for services by several consultants and service providers, and is in the process of negotiating such payments.

Market for Common Equity and Related Stockholder Matters

Market Information

There is a limited public market for our common shares. Our common shares are quoted on the OTCMarkets under the symbol “BANT”. Trading in stocks quoted on the OTCMarkets is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects.  We cannot assure you that there will be a market in the future for our common stock.

OTCMarkets securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTCMarkets securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCMarkets issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Our common stock became eligible for quotation on the OTCMarkets on January 26, 2016. As of May 13, 2024, only a minimal amount of shares have traded on OTCMarkets and the market price for our common shares is $0.007 per share.

Stockholders of Our Common Shares

As of May 13, 2024, there were approximately 316 holders of record of our common stock.

Rule 144 Shares

A person who has beneficially owned restricted shares of our common stock for at least six months is entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding the sale, are subject to additional restrictions.  Such person is entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the total number of securities of the same class then outstanding, which will equal 1,884,484 shares as of the date of this prospectus; or

●	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

Provided, in each case that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales must also comply with the manner of sale and notice provisions of Rule 144.

As of the date of this prospectus none of our shares are eligible for resale pursuant to Rule 144.

Stock Option Grants

To date, we have 16 stock options at a weighted average exercise price of $220,000 and weighted average remaining contractual term of .47 years.

Registration Rights

As part of the Equity Financing Agreement entered into with GHS, on October 5, 2023, the Company and GHS entered into a Registration Rights Agreement (the “Registration Agreement”). Under the terms of the Registration Agreement the Company agreed to file a registration statement with the Securities and Exchange Commission with respect to the Shares within 30 days of October 5, 2023. The Company is obligated to keep such registration statement effective until (i) three months after the last closing of a sale of Shares under the Purchase Agreement, (ii) the date when GHS may sell all the Shares under Rule 144 without volume limitations, or (iii) the date GHS no longer owns any of the Shares.

We have not granted registration rights to  any other persons other than GHS at this time.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Delaware Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

Year Ended September 30, 2023 and 2022

We generated sales of approximately $2,324,000 and $2,466,000 for the years ended September 30, 2023 and 2022, respectively. For the years ended September 30, 2023 and 2022, we reported cost of goods sold of approximately $1,945,000 and $2,048,000, respectively. The decrease in sales and cost of sales is related to decreased sales of drones. Gross margins were 16% and 17% for the years ended September 30, 2023 and 2022, respectively.

For the years ended September 30, 2023 and 2022, we reported selling, general, and administrative expenses of approximately $1,885,000 as compared to $2,180,000, a decrease of approximately $295,000 or 14%. For the years ended September 30, 2023 and 2022, selling, general, and administrative expenses consisted of the following:

	For the Year September 30, 2023 (Approximate amounts)	For the Year September 30, 2022 (Approximate amounts)
Compensation and related benefits	$881,000	$1,082,000
Professional fees	716,000	822,000
Other selling, general and administrative expenses	288,000	276,000
Total selling, general and administrative expenses	$1,885,000	$2,180,000

The decrease in selling, general, and administrative costs for the year 2023 period as compared to the year 2022 period was primarily attributable to decreases: in compensation of approximately $201,000 or 19%, professional services expenses of approximately $106,000 or 13% due to cost cutting measures we implemented during fiscal 2023 and offset by a slight increase in other selling, general and administrative expense of approximately $12,000 or 4%.

For the years ended September 30, 2023 and 2022, depreciation expense amounted to approximately $1,000 and $0, respectively, amortization of intangibles amounted to $0 and $8,931, respectively. The related intangible asset was determined to be impaired and was written off in fiscal 2022. Depreciation, amortization and the impairment write-off are included in operating expenses in the consolidated statement of operations.

For the years ended September 30, 2023 and 2022, other expense amounted to approximately $718,000 and $866,000, respectively, a decrease of approximately $148,000. The decrease was primarily attributable to higher interest costs of approximately $185,000 and decrease in gain of debt extinguishment and settlements of approximately $214,000 offset by increase in gain on forgiveness of accounts payable of approximately $531,000 which was deemed forgiven by management due to statute of limitations and fair market value changes of derivative of approximately $9,000.

As a result, we reported net loss of $2,225,334 and $2,673,346 for the years ended September 30, 2023 and 2022, respectively.

The Company has incurred dividend charges from Series B and C preferred stock of $145,983, for the year ended September 30, 2023. The dividends to be paid are included in temporary equity and the mandatorily redeemable preferred stock as presented on the balance sheet. For the year 2022, the dividends recorded $584,072 which relates to the temporary equity.

As a result, we reported a net loss available to common stockholders of $2,371,317 or $0.36 per common share, and $3,257,418 or $0.95 per common share, for the years ended September 30, 2023 and 2022, respectively.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. For the year ended September 30, 2023, the Company has incurred a net loss of $2,225,334 and used cash in operations of $639,392. The working capital deficit, stockholders’ deficit and accumulated deficit was $7,985,156, $17,256,434 and $37,855,520, respectively, at September 30, 2023. On September 6, 2019, the Company received a default notice on its payment obligations under the senior secured credit facility agreement which was previously in default. The Company also defaulted on its Note Payable – Seller in September 2017 and has since defaulted on other promissory notes. As of September 30, 2023, the Company has received demands for payment of past due amounts from several consultants and service providers. It is the management’s opinion that these matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent upon the management’s ability to further implement its business plan and raise additional capital as needed from the sales of stock or debt. The Company has continued to implement cost-cutting measures and restructuring or setting up payment plans with vendors and service providers and plans to raise equity through a private placement, and restructure or repay its obligations. The accompanying consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern. However, additional funding may not be available to the Company on acceptable terms, or at all. Any failure to raise capital as and when needed could have a negative impact on the Company’s ability to pursue its business plans and strategies, and the Company would likely be forced to delay, reduce, or terminate some or all of its activities, all of which could have a material adverse effect on the Company’s business, results of operations and financial condition.

Results of Operations

Three months Ended March 31, 2024 and 2023

We generated sales of $771,663 and $623,123 for the three months ended March 31, 2024 and 2023, respectively, an increase of approximately $149,000, or 24%. For the three months ended March 31, 2024 and 2023, we reported cost of goods sold of $675,011 and $514,946, respectively, an increase of approximately $160,000, or 31%. The increase in sales is primarily attributable to the increase in sales to one of our major customers. The cost of goods sold increased for the three months ended March 31, 2024 as compared to the three months ended March 31, 2023 is due to higher sales over the last three months. Gross margins were 13% and 17% for the three months ended March 31, 2024 and 2023, respectively.

For the three months ended March 31, 2024 and 2023, we reported selling, general, and administrative expenses of $510,599 as compared to $481,483, an increase of approximately $29,000, or 6%. For the three months ended March 31, 2024, and 2023, selling, general, and administrative expenses consisted of the following:

	For the Three Months ended	For the Three Months ended
	March 31, 2024	March 31, 2023
Compensation and related benefits	$252,139	$261,969
Professional fees	185,325	167,363
Other selling, general and administrative expenses	73,135	52,151
Total selling, general and administrative expenses	$510,599	$481,483

The increase in selling, general, and administrative costs for three months ended March 31, 2024 as compared to the three months ended March 31, 2023 was primarily attributable to the increase in professional fees of approximately $18,000 and increase in other selling, general and administrative costs of approximately $21,000 due to increased sales offset by decreases in compensation of approximately $10,000.

For the three months ended March 31, 2024, and 2023, other expense amounted to $532,265 and $457,362 respectively, an increase of approximately $75,000. The increase was attributable to increased interest expense due to the default penalty recognized on certain promissory notes and convertible notes.

As a result, we reported net loss of $946,212 and $830,668 for the three months ended March 31, 2024 and 2023, respectively.

The Company has incurred dividend charges from Series B and C preferred stock of $43,680 and $39,732, for the three months ended March 31, 2024 and 2023, respectively. The dividends to be paid are included in temporary equity and mandatorily redeemable preferred stock presented as liability as reflected on the condensed consolidated balance sheet.

As a result, we reported net loss available to common stockholders of $989,892, or $0.10 per common share, and $870,400, or $0.13 per common share, for the three months ended March 31, 2024 and 2023, respectively.

Six months Ended March 31, 2024 and 2023

We generated sales of $1,727,397 and $1,229,289 for the six months ended March 31, 2024 and 2023, respectively, an increase of approximately $498,000, or 41%. For the six months ended March 31, 2024 and 2023, we reported cost of goods sold of $1,483,198 and $1,026,162, respectively, an increase of approximately $457,000, or 45%. The increase in sales is primarily attributable to the increase in sales to one of our major customers. The cost of goods sold increased for the six months ended March 31, 2024 as compared to the six months ended March 31, 2023 due to higher sales over the last six months. Gross margins were 14% and 17% for the six months ended March 31, 2024 and 2023, respectively.

For the six months ended March 31, 2024 and 2023, we reported selling, general, and administrative expenses of $965,384 as compared to $995,773, a decrease of approximately $30,000, or 3%. For the six months ended March 31, 2024, and 2023, selling, general, and administrative expenses consisted of the following:

	For the Six Months ended	For the Six Months ended
	March 31, 2024	March 31, 2023
Compensation and related benefits	$520,647	$521,951
Professional fees	308,829	375,288
Other selling, general and administrative expenses	135,908	98,534
Total selling, general and administrative expenses	$965,384	$995,773

The decrease in selling, general, and administrative costs for six months ended March 31, 2024 as compared to the six months ended March 31, 2023 was primarily attributable to the decrease in professional fees of approximately $66,000 due to cost cutting measures we implemented and decrease in compensation of approximately $1,000 offset by increase in other selling, general and administrative costs of approximately $37,000 due to increased sales.

For the six months ended March 31, 2024, and 2023, other expense amounted to $701,407 and $819,697 respectively, a decrease of approximately $118,000. The decrease was primarily due to decrease in amortization of debt discount of approximately $67,000 and decreased interest expense on the TCA loan which was assigned to Ekimnel in August 2023.

As a result, we reported net loss of $1,422,592 and $1,612,343 for the six months ended March 31, 2024 and 2023, respectively.

The Company has incurred dividend charges from Series B and C preferred stock of $68,954 and $76,692, for the six months ended March 31, 2024 and 2023, respectively. The dividends to be paid are included in temporary equity and mandatorily redeemable preferred stock presented as liability as reflected on the condensed consolidated balance sheet.

As a result, we reported net loss available to common stockholders of $1,491,546, or $0.15 per common share, and $1,689,035, or $0.29 per common share, for the six months ended March 31, 2024 and 2023, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies and Significant Accounting Estimates

Our consolidated financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our consolidated financial statements. In general, management’s estimates are based on historical experience, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for bad debt on accounts receivable, reserves on inventory, valuation of intangible assets for impairment analysis, valuation of the lease liability and related right-of-use asset, valuation of stock-based compensation, valuation of redeemable preferred stock, valuation of derivative liabilities, and the valuation allowance on deferred tax assets.

We have identified the accounting policies below as critical to our business operations.

Accounts Receivable

Trade receivables are recorded at net realizable value consisting of the carrying amount less the allowance for doubtful accounts, as needed. Factors used to establish an allowance include the credit quality of the customer and whether the balance is significant. The Company may also use the direct write-off method to account for uncollectible accounts that are not received. Using the direct write-off method, trade receivable balances are written off to bad debt expense when an account balance is deemed to be uncollectible. The Company maintains an allowance for credit losses primarily for estimated losses resulting from the inability or failure of individual customers to make required payments. The Company maintains an allowance under Accounting Standards Codification (“ASC”) 326 based on historical losses, changes in payment history, customer-specific information, current economic conditions, and reasonable and supportable forecasts of future economic conditions. The allowance under ASC 326 is updated as additional losses are incurred or information becomes available related to the customer or economic conditions.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment is determined by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. In instances where impairment is determined to exist, the Company writes down the asset to its fair value based on the present value of estimated future cash flows.

Revenue Recognition

The Company follows Accounting Standards Codification (“ASC”) 606, Revenue From Contracts With Customers, which has a five-step process: a) Determine whether a contract exists; b) Identify the performance obligations; c) Determine the transaction price; d) Allocate the transaction price; and e) Recognize revenue when (or as) performance obligations are satisfied.

The Company sells a variety of products to government entities. The purchase order received specifies each item and its manufacturer; the Company only needs to fulfill the performance obligation by shipping the specified items. No other performance obligations exist under the terms of the contracts. The Company recognizes revenue for the agreed upon sales price when the product is shipped to the customer, which satisfies the performance obligation.

The Company through its subsidiary Howco enters into contracts to package products for a third-party company servicing the same government customer base. The contracts are based on the job lot as shipped to Howco for packaging. The customer is billed upon completion each job lot at which time revenue is recognized.

The Company sells drones and related products manufactured by third parties to various parties, primarily local government entities. The Company also offers technical services related to drone utilization and performs other services. Contracts for drone related products and services sales will be evaluated using the five-step process outline above. There have been no material sales for drone products or other services for which full compliance with performance obligations has not been met. Upon significant sales for drone products and services and insulation jackets, the Company will disaggregate sales by these lines of business and within the lines of business to the extent that the product or service has different revenue recognition characteristics.

The Company began sales of sanitizing products and services during the year ended September 30, 2022. Revenue for this line of business is recognized upon shipment and delivery of training services (as applicable).

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation –Stock Compensation”, which requires recognition in the financial statements of the cost of employee and director services along with non-employee services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. The Company utilizes the Black-Sholes option pricing model and uses the simplified method to determine expected term because of lack of sufficient exercise history. Additionally, effective October 1, 2016, the Company adopted the Accounting Standards Update No. 2016-09 (“ASU 2016-09”), Improvements to Employee Share-Based Payment Accounting. Among other changes, ASU 2016-09 permits the election of an accounting policy for forfeitures of share-based payment awards, either to recognize forfeitures as they occur or estimate forfeitures over the vesting period of the award. The Company has elected to recognize forfeitures as they occur and the cumulative impact of this change did not have any effect on the Company’s consolidated financial statements and related disclosures.

Convertible Notes with Fixed Rate Conversion Options

The Company may enter into convertible notes, some of which contain, predominantly, fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder, into common shares at a fixed discount to the market price of the common stock at the time of conversion. This results in a fair value of the convertible note being equal to a fixed monetary amount. The Company records the convertible note liability at its fixed monetary amount by measuring and recording a premium, as applicable, on the Note date with a charge to interest expense in accordance with ASC 480 – “Distinguishing Liabilities from Equity”.

Net Loss Per Share

Basic loss per share is calculated by dividing the loss attributable to stockholders by the weighted-average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings (loss) of the Company. Diluted loss per share is computed by dividing the loss available to stockholders by the weighted average number of shares outstanding for the period and dilutive potential shares outstanding unless such dilutive potential shares would result in anti-dilution.

Lease Accounting

The Company follows ASU No. 2016-02, Leases, which requires lessees to report on their balance sheets a right-of-use asset and a lease liability in connection with most lease agreements classified as operating leases. Under the guidance, codified as ASC Topic 842, the lease liability must be measured initially based on the present value of future lease payments, subject to certain conditions. The right-of-use asset must be measured initially based on the amount of the liability, plus certain initial direct costs. ASC 842 further requires that leases be classified at inception as either (a) operating leases or (b) finance leases. For operating leases, periodic expense generally is flat (straight-line) throughout the life of the lease. For finance leases, periodic expense declines over the life of the lease.

Available Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto.  The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

Directors, Executive Officers, Promoters and Control Persons

Our number of directors is divided into three classes, designated as Class I, Class II and Class III. The terms of the Class I directors were extended for three years each at the 2024 annual meeting of stockholders, the Class II directors will expire at the 2027 annual meeting of stockholders, and the term of the Class III directors will expire at the 2027 annual meeting of stockholders. A plurality of the votes of the shares of the registrant’s common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors are required to elect the directors. The Board members have three-year terms and in the absence of a vote at an annual meeting of stockholders, they continue for successive three-year terms until they are replaced or resign.

The following table sets forth certain information about our executive officers, key employees and directors as of March 31, 2024.

Name	Age	Position	Class
Michael Bannon	58	President, CEO, CFO, Director	I
Rodrigo Kuntz Rangel	46	Chief Technology Officer, Director	I

Michael Bannon is President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors, positions he has held since January 26, 2016. Since 1994 he served as President of Abatement Industries Group, Inc., a company involved in addressing asbestos, lead, mold and PCB problems in commercial buildings. Mr. Bannon is no longer President of Abatement Industries Group, Inc. Mr. Bannon graduated from the University of Connecticut with a B.A. degree in 1993, received an M.B.A. degree from the University of New Haven in 1998, received an M.A. degree in Organizational Psychology in 2003 from the University of New Haven and became a Harvard Business School Alumnus in March 2011 when he completed Harvard Business School’s Owner President Program. In 2023, Mr. Bannon received a Master of Laws from Seton Hall Law School with concentrations in corporate and finance law. We believe that Mr. Bannon is qualified to serve on our Board of Directors based upon his having successfully managed prior companies and his educational background in business.

Rodrigo Kuntz Rangel became a member of the Board on April 3, 2017 and has been our CTO since June 2016. Dr. Rangel has served as Scientific Director of IBRV, the BRVANT Institute of Technology, a non-profit Institute since August 2013. Since February 2009 Dr. Rangel has served and continues to serve as CEO of BRVANT Technologic Solutions, a Brazilian company that specializes in development of UAV, UGV and USV systems. From 2002 to 2009 he was Product Development Engineer at Embraer SA, working with the development of avionics, electronic and software systems for military and civil aircraft. Dr. Rangel has specialized in aircraft manufacture engineering through his research activities with the Embraer Engineering Specialization Program. Dr. Rangel also studied computer, robotics, lasers and virtual reality systems applied to flight simulators at the Institute for Advanced Studies (IEAv) as a São Paulo State Foundation for Research Support (FAPESP) scholar. Dr. Rangel received a B.S. degree in Computer Engineering, M.S. and PhD degrees in Computer and Electronics Engineering from the Technological Institute of Aeronautics in Sao Jose dos Campos, Brazil.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

No officer, directors or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

-	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

-	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

-	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

-	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

The following table sets forth the total compensation awarded to, earned by or paid to our named executive officers during the fiscal years ended September 30, 2023 and 2022.

SUMMARY COMPENSATION TABLE

Name and Principal Occupation	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
M. Bannon	2023	$624,000	$-	$-	-	$-	$-	$50,482	$674,482
M. Bannon	2022	$624,000	$-	$-	-	$-	$-	$42,445	$666,445
R. Kuntz Rangel(2)	2023	$-	$-	$-	-	$-	$-	$-	$-
R. Kuntz Rangel(2)	2022	$-	$-	$-	-	$-	$-	$-	$-

(1)

The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the year computed in accordance with the provisions of ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none).

(2)	Rodrigo Kuntz Rangel did not receive any compensation from us for his service as our Chief Technology Officer in 2023 and 2022.
(3)	All other compensation includes payments for Company leased vehicle, medical insurance, and tuition fee for the CEO.

Grants of Plan-Based Awards in 2023 and 2022

No options were granted in 2023 or 2022.

Outstanding Equity Awards at September 30, 2023

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of September 30, 2023.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price		Option Expiration		Number of shares that have not vested	Market value of shares that have not vested
Name	Exercisable	Unexercisable	($/Sh)		Date		(#)	($)
Rodrigo Kuntz Rangel	4.10	-	$201,000	(1)	July 1, 2026	(2)

(1)	Weighted average exercise price

(2)	One stock option grant for 2 shares expires 7/1/26 and the grants for 2.10 expire March 30, 2027.

Employment Agreements

On October 1, 2016, we entered into a three-year employment agreement with Michael Bannon as President and CEO of Drone USA. Under the terms of the employment agreement, Mr. Bannon’s compensation is $370,000 per annum which can at the Company’s election be paid in cash or our common stock or deferred if insufficient cash is available. He is entitled to a bonus based on a compensation plan to be agreed to between him and our Board. If the employment agreement is terminated by Drone USA for Cause (as defined in the employment agreement), or if Mr. Bannon resigns without Good Reason (as defined therein), Mr. Bannon shall only receive his compensation earned through the termination date. If the employment agreement is terminated by Drone USA without Cause or if Mr. Bannon terminates his employment for Good Reason, or upon a Change in Control (as defined), Mr. Bannon shall also be entitled to a one-time severance payment of $2,500,000, the greater of (i) 12 months’ salary or (ii) the remainder of his salary for the term of the employment agreement, acceleration of all non-vested equity in the Company to vest on the date of termination and payment by Drone USA for all healthcare and life insurance coverage through the end of the term of his Employment Agreement. On September 16, 2019, Michael Bannon’s employment agreement was modified to extend the term for an additional five years, provide salary of $624,000, and an annual bonus of 3% of net income. At the Company’s discretion, salary and bonus may be paid in cash or stock and payment may be deferred.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Defined Contribution Plan

In August 2016, Bantec, Inc. established a qualified 401(k) defined contribution plan with a discretionary employer match provision. All employees who are at least twenty-one years of age are eligible to participate in the plan. The plan allows participants to defer up to 90% of their annual compensation, up to statutory limits. There were $0 of employer contributions for the years ended September 30, 2023, and 2022.

Howco is the sponsor of a qualified 401(k) plan with a safe harbor provision. All employees are eligible to enter the plan within one year of the commencement of employment. Employer contributions charged to expenses for the years ended September 30, 2023 and 2022 were $4,250 and $5,541, respectively.

On April 13, 2018, Howco Distributing announced to its employees a Company-wide profit-sharing program. In fiscal year 2018, Howco Distributing, distributed approximately ten-percent of the Company’s net income. The employee profit is equal to their annual salary divided by the Company’s total annual payroll and multiplied by 10% of net income for the fiscal year. During the years ended September 30, 2023 and 2022 there was no profit and therefore no distribution under the plan.

Stock Option and Other Employee Benefit Plans

The purpose of the 2016 Plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of our stockholders.

2016 Stock Incentive Plan

History. On June 7, 2016, the Board of Directors approved and on June 8, 2016, the stockholders approved the 2016 Stock Incentive Plan (the “2016 Plan”) under which employees, officers, directors and consultants are eligible to receive grants of stock options, stock appreciation rights (“SAR”), restricted or unrestricted stock awards, restricted stock units, performance awards, other stock-based awards, or any combination of the foregoing. The Plan authorizes up to 100 shares of our common stock for stock-based awards.

Administration. The 2016 Plan is administered by the Board of Directors or the committee or committees as may be appointed by the Board of Directors from time to time (the “Administrator”). The Administrator determines the persons who are to receive awards, the types of awards to be granted, the number of shares subject to each such award and the terms and conditions of such awards. The Administrator also has the authority to interpret the provisions of the 2016 Plan and of any awards granted there under and to modify awards granted under the 2016 Plan. The Administrator may not, however, reduce the price of options or stock appreciation rights issued under the 2016 Plan without prior approval of the Company’s shareholders.

Eligibility. The 2016 Plan provides that awards may be granted to employees, officers, directors and consultants of the Company or of any parent, subsidiary or other affiliate of the Company as the Administrator may determine. A person may be granted more than one award under the 2016 Plan.

Shares that are subject to issuance upon exercise of an option under the 2016 Plan but cease to be subject to such option for any reason (other than exercise of such option), and shares that are subject to an award granted under the 2016 Plan but are forfeited or repurchased by the Company at the original issue price, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the 2016 Plan.

Terms of Options and Stock Appreciation Rights. The Administrator determines many of the terms and conditions of each option and SAR granted under the 2016 Plan, including whether the option is to be an incentive stock option or a non-qualified stock option, whether the SAR is a related SAR or a freestanding SAR, the number of shares subject to each option or SAR, and the exercise price of the option and the periods during which the option or SAR may be exercised. Each option and SAR is evidenced by a grant agreement in such form as the Administrator approves and is subject to the following conditions (as described in further detail in the 2016 Plan):

(a) Vesting and Exercisability: Options, restricted shares and SARs become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Administrator in its discretion and as set forth in the related grant agreement. The term of each option is also set by the Administrator. However, a related SAR will be exercisable at the time or times, and only to the extent, that the option is exercisable and will not be transferable except to the extent that the option is transferable. A freestanding SAR will be exercisable as determined by the Administrator but in no event after 10 years from the date of grant.

(b) Exercise Price: Each grant agreement states the related option exercise price, which, in the case of SARs, may not be less than 100% of the fair market value of the Company’s shares of common stock on the date of the grant. The exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of shares of the Company’s common stock on the date of grant.

(c) Method of Exercise: The option exercise price is typically payable in cash, common stock or a combination of cash of common stock, as determined by the Administrator, but may also be payable, at the discretion of the Administrator, in a number of other forms of consideration.

(d) Recapitalization; Change of Control: The number of shares subject to any award, and the number of shares issuable under the 2016 Plan, are subject to proportionate adjustment in the event of a stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like. Except as otherwise provided in any written agreement between the participant and the Company in effect when a change in control occurs, in the event an acquiring company does not assume plan awards (i) all outstanding options and SARs shall become fully vested and exercisable; (ii) for performance-based awards, all performance goals or performance criteria shall be deemed achieved at target levels and all other terms and conditions met, with award payout prorated for the portion of the performance period completed as of the change in control and payment to occur within 45 days of the change in control; (iii) all restrictions and conditional applicable to any restricted stock award shall lapse; (iv) all restrictions and conditions applicable to any restricted stock units shall lapse and payment shall be made within 45 days of the change in control; and (v) all other awards shall be delivered or paid within 45 days of the change in control.

(e) Other Provisions: The option grant and exercise agreements authorized under the 2016 Plan, which may be different for each option, may contain such other provisions as the Administrator deems advisable, including without limitation, (i) restrictions upon the exercise of the option and (ii) a right of repurchase in favor of the Company to repurchase unvested shares held by an optionee upon termination of the optionee’s employment at the original purchase price.

Amendment and Termination of the 2016 Plan. The Administrator, to the extent permitted by law, and with respect to any shares at the time not subject to awards, may suspend or discontinue the 2016 Plan or amend the 2016 Plan in any respect; provided that the Administrator may not, without approval of the stockholders, amend the 2016 Plan in a manner that requires stockholder approval.

2022 Director Compensation

We currently do not have a formal non-employee director compensation policy. However, we do reimburse our non-employee directors for their reasonable expenses incurred in connection with attending our board of directors and committee meetings, and we may in the future grant stock options and pay cash compensation to some or all of our non-employee directors. Other than reimbursement of out-of-pocket expenses as described above, we did not provide any cash or equity compensation to our non-employee directors during the year ended September 30, 2023.

Limitation of Liability and Indemnification

Our certificate of incorporation provides that we are authorized to provide indemnification and advancement of expenses to our directors, officers and other agents to the fullest extent permitted by Delaware General Corporation Law.

In addition, our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

●	any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Our certificate of incorporation also provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors.

Change of Control

Not applicable.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth the ownership, as of the date of this Prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose.  Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.  A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right.  More than one person may be deemed to be a beneficial owner of the same securities.  The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.  Except as otherwise indicated below, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The mailing address for all persons is at 195 Paterson Avenue, Little Falls, NJ 07424.

The column entitled “Percentage of Class” is based on 18,848,481    shares of common stock outstanding as of May 13, 2024. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of May 13, 2024, are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Michael Bannon has voting control through his ownership of 250 shares of Series A preferred stock. Each share of Series A preferred stock entitles the holder to vote on all matters submitted to a vote of our shareholders with each shareholder casting a vote equal to the quotient of the sum of all outstanding shares of common stock divided by 0.99, which based on, 18,848,481 shares issued and outstanding equates to voting rights equal to 18,848,481 shares of common stock.

Name and Address [1]	Amount and Nature of Beneficial Ownership	Percentage of Class
Michael Bannon (2)	130,367	.69%
Dr. Rodrigo Kuntz Rangel (3)	-	-%
TCA (4)	-	-%
All Officers and Directors as a Group	130,367	.69%

(1)	Unless otherwise indicated, the address of such individual is c/o the Company.

(2)	Michael Bannon has voting control through his ownership of 250 shares of Series A preferred stock voting on an as-converted basis. This chart reflects only the issued and outstanding shares of our common stock.

(3)	Represents shares issuable upon the exercise of stock options to purchase shares of our common stock that are exercisable within 60 days of May 13, 2024.

(4)

Based upon the right of TCA to convert the unpaid principal and interest owed under the convertible note issued by the Company to TCA. TCA is a limited partnership organized under the laws of the Cayman Islands and had its principal office at 19950 West Country Club Drive, 1st Floor, Aventura, Florida 33180. Currently, TCA has ceased operations and its funds and management entities are in receivership. In April 2023, the TCA note was sold to Ekimnel Strategies LLC which is now owned by Bantec’s CEO Michael Bannon. The note was restated on August 12, 2023 removing the note’s conversion feature.

This table is based upon information derived from our stock records.  The shareholder named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based upon 18,848,471 shares of common stock outstanding as of May 13, 2024.

Certain Relationships and Related Transactions

The Corporation may indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent permitted by law, the Articles or these Bylaws, and shall indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent required by law, the Articles or these Bylaws.  The Corporation’s obligations of indemnification, if any, shall be conditioned on the Corporation receiving prompt notice of the claim and the opportunity to settle and defend the claim.  The Corporation may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a directors, officer, employee or agent of the Corporation.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our officers and directors are indemnified as provided by the Delaware Revised Statutes and our Bylaws.  We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction.  We will then be governed by the court’s decision.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of:

Bantec, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bantec, Inc. and Subsidiaries (the “Company”) as of September 30, 2023 and 2022, the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ deficit, and cash flows, for each of the two years in the period ended September 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2023 and 2022, and the consolidated results of its operations and its cash flows for each of the two years in the period ended September 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a net loss and cash used in operations of $2,225,334 and $639,392 respectively, in fiscal 2023, and has a working capital deficit, stockholders’ deficit and accumulated deficit of $7,985,156, $17,256,434 and $37,855,520, respectively at September 30, 2023. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regard to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2017.

Boca Raton, Florida

February 5, 2024

2295 NW Corporate Blvd., Suite 240 ● Boca Raton, FL 33431

Phone: (561) 995-8270 ● Toll Free: (866) CPA-8500 ● Fax: (561) 995-1920

www.salbergco.com ● info@salbergco.com

Member National Association of Certified Valuation Analysts ● Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide ● Member Center for Public Company Audit Firms

BANTEC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2023	September 30, 2022
ASSETS

CURRENT ASSETS:
Cash	$35,443	$186,386
Accounts receivable, net	138,609	419,951
Inventory	178,056	92,917
Prepaid expenses and other current assets	15,000	4,663

TOTAL CURRENT ASSETS	367,108	703,917

Property and equipment, net	1,542	1,461
Right of use asset	127,276	33,568

TOTAL ASSETS	$495,926	$738,946

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$2,215,246	$2,730,309
Accrued expenses and interest	3,530,406	5,094,394
Convertible notes, net of debt discount and premiums	386,180	7,422,326
Line of credit	35,000	-
Note payable – seller	834,000	837,000
Current portion notes and loans payable – net of discounts	863,852	217,897
Notes payable – related party	105,062	13,537
Mandatorily redeemable Preferred Stock Series C - $1.50 stated value, 1,000,000 shares designated and authorized, 224,000 and none issued and outstanding at September 30, 2023 and 2022, respectively	340,572	-
Settlement payable	-	154,562
Lease liability - current portion	41,946	34,475

TOTAL CURRENT LIABILITIES	8,352,264	16,504,500

LONG-TERM LIABILITIES:
Lease liability - long-term portion	85,880	-
Note payable including accrued interest – related party - long-term portion	8,700,254	-
Notes and loans payable – net of current portion	150,000	127,539

TOTAL LONG-TERM LIABILITIES	8,936,134	127,539

TOTAL LIABILITIES	$17,288,398	$16,632,039

Temporary Equity – Convertible Preferred Stock Series B - $1.50 stated value, 1,000,000 shares designated and authorized, 208,500 and 448,000 issued and outstanding at September 30, 2023 and 2022, respectively	463,962	685,440

Commitments and Contingencies (See Note 15)

STOCKHOLDERS’ DEFICIT:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, Series A preferred stock – 250 shares designated, issued and outstanding at September 30, 2023 and 2022, respectively	$-	$-
Common stock - $0.0001 par value,12,000,000,000 shares authorized, 9,306,954 and 4,407,321 shares issued and outstanding at September 30, 2023 and 2022, respectively	930	441
Additional paid-in capital	20,598,156	19,051,212
Accumulated deficit	(37,855,520)	(35,630,186)

TOTAL STOCKHOLDERS’ DEFICIT	(17,256,434)	(16,578,533)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$495,926	$738,946

The accompanying consolidated notes are an integral part of these consolidated financial statements.

BANTEC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years ended September 30,
	2023	2022
Sales	$2,324,307	$2,466,198

Cost of Goods Sold	1,944,770	2,048,173

Gross Profit	379,537	418,025

OPERATING EXPENSES
Selling, general, and administrative expenses	1,885,081	2,180,288
Intangible impairment	-	35,719
Depreciation and amortization	1,461	8,931

TOTAL OPERATING EXPENSES	1,886,542	2,224,938

LOSS FROM OPERATIONS	(1,507,005)	(1,806,913)

OTHER INCOME (EXPENSE)
Other expense	-	(7,068)
Interest and financing costs	(1,406,007)	(1,220,730)
Loss on change in fair market value of derivative	-	(8,710)
Gain on extinguishment of accounts payable	531,231	-
Gains on debt extinguishment and settlements, net	156,447	370,075
TOTAL OTHER EXPENSE, NET	(718,329)	(866,433)

LOSS BEFORE TAXES	(2,225,334)	(2,673,346)

Provision for Income tax	-	-

NET LOSS	$(2,225,334)	$(2,673,346)

Dividends Attributable to Series B and C Preferred Stock	(145,983)	(584,072)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(2,371,317)	$(3,257,418)

BASIC AND DILUTED NET LOSS PER SHARE AVAILABLE TO COMMON STOCKHOLDERS	$(0.36)	$(0.95)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	6,602,104	3,424,570

The accompanying consolidated notes are an integral part of these consolidated financial statements.

BANTEC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED SEPTEMBER 30, 2023 AND 2022

	Series A				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	No. of Shares	Value	No. of Shares	Value	Capital	Deficit	Deficit
Balance at September 30, 2021	250	$-	2,470,511	$247	$18,160,515	$(32,956,840)	$(14,796,078)
Share option expense	-	-	-	-	69,108	-	69,108
Cancellation of common stock issued for settlement	-	-	(36,821)	(4)	(119,666)	-	(119,670)
Shares issued for cash	-	-	849,313	85	699,504	-	699,589
Shares issued for conversions of notes and accrued interest including premiums reclassified	-	-	1,124,318	113	625,436	-	625,549
Relative fair value of warrants issued with debt	-	-	-	-	200,387	-	200,387
Deemed dividend to adjust temporary equity to redemption value	-	-	-	-	(570,632)	-	(570,632)
Preferred Stock Series B dividend	-	-	-	-	(13,440)	-	(13,440)
Net loss for the year ended September 30, 2022	-	-	-	-	-	(2,673,346)	(2,673,346)
Balance at September 30, 2022	250	$-	4,407,321	$441	$19,051,212	$(35,630,186)	$(16,578,533)

	Series A				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	No. of Shares	Value	No. of Shares	Value	Capital	Deficit	Deficit
Balance at September 30, 2022	250	$-	4,407,321	$441	$19,051,212	$(35,630,186)	$(16,578,533)
Shares issued for cash	-	-	496,667	49	99,284	-	99,333
Shares issued for conversion of notes and reclassification of debt premiums	-	-	2,090,007	209	203,884	-	204,093
Preferred Stock Series B and C dividend	-	-	-	-	(145,983)	-	(145,983)
Contributed capital related to the assumption of convertible note by a related party	-	-	-	-	1,363,100	-	1,363,100
Shares issued for conversion of Series B preferred shares and dividends	-	-	2,309,360	231	26,659	-	26,890
Fractional shares issued from reverse split	-	-	3,599	-	-	-	-
Net loss for the year ended September 30, 2023	-	-	-	-	-	(2,225,334)	(2,225,334)
Balance at September 30, 2023	250	$-	9,306,954	$930	$20,598,156	$(37,855,520)	$(17,256,434)

The accompanying consolidated notes are an integral part of these consolidated financial statements.

BANTEC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,225,334)	$(2,673,346)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Amortization of debt discounts	292,404	157,446
Accretion of premium on convertible notes	182,385	258,557
Bad debt expense	29,472	-
Depreciation and intangibles amortization	1,461	8,931
Share-based compensation expense	-	69,108
Share issued for conversion fees	18,705	9,884
Fee notes issued to service providers	156,000	196,000
Gains on debt extinguishment and settlements	(156,447)	(370,075)
Loss on derivative, change in fair market value	-	8,710
Gain on extinguishment of accounts payable	(531,231)	-
Write-off of impaired intangible	-	35,719
Non-cash rent expense	(357)	(336)
Changes in Assets and Liabilities:
Accounts receivable	251,870	(291,565)
Inventory	(85,140)	(31,080)
Prepaid expenses and other assets	4,663	24,219
Accounts payable and accrued expenses	1,555,271	961,654
Settlement payable	(133,114)	(7,958)
NET CASH USED IN OPERATING ACTIVITIES	(639,392)	(1,644,132)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(1,542)	-
NET CASH USED IN INVESTING ACTIVITIES	(1,542)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares	99,333	699,589
Proceeds from line of credit	35,000	-
Net proceeds from loans and notes payable	375,750	390,000
Repayments of loans and notes payable	(152,617)	(232,763)
Net proceeds from convertible notes payable	44,000	101,250
Repayments of convertible notes	-	(122,766)
Net proceeds from notes payable, related party	230,132	125,000
Repayments on notes payable, related party	(138,607)	(110,860)
Repayments on note payable - seller	(3,000)	-
Repayments of line of credit	-	(4,885)

NET CASH PROVIDED BY FINANCING ACTIVITIES	489,991	844,565

NET DECREASE IN CASH	(150,943)	(799,567)

CASH AT BEGINNING OF YEAR	186,386	985,953
CASH AT END OF YEAR	$35,443	$186,386

Supplemental Disclosure of Cash Flow Information

Cash paid for:
Interest	$30,059	$37,551
Income Tax	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Issuance of common stock for conversion of convertible notes and accrued interest	$95,388	$393,245
Issuance of common stock for conversion of Series B preferred stock and dividends	$26,890	$-
Reclassification of debt premium upon conversion of convertible debt	$90,000	$222,420
Debt discount	$80,650	$65,500
Right-of-use asset and lease liability pursuant to ASC 842	$140,561	$-
Value of Series C preferred stock in connection with an Exchange Agreement	$336,000	$-
Assignment of convertible note including accrued interest by related party	$8,819,069	$-
Deemed dividend to adjust temporary equity to redemption value	$-	$570,632
Issuance of convertible preferred stock charged to debt discounts	$-	$101,368
Dividends on convertible preferred stock	$145,983	$13,440
Warrants for common stock issued	$-	$200,387
Cancellation of common stock for potential legal settlement	$-	$(119,670)
Issuance of convertible note for accounts payable	$-	$4,000
Issuance of convertible note for prepaid legal expense	$15,000	$-
Exchange of convertible notes into non-convertible notes	$135,000	$-

The accompanying consolidated notes are an integral part of these consolidated financial statements.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

NOTE 1 - NATURE OF OPERATIONS

Bantec, Inc. is a company providing products and services (“Bantec” or the “Company”), targeting the U.S. Government, state governments, municipalities, hospitals, universities, manufacturers and other building owners. Bantec provides product procurement, distribution, and logistics services through its wholly-owned subsidiary, Howco Distributing Co. (“Howco”) to the U.S. Department of Defense and Defense Logistics Agency. The Company established Bantec Sanitizing, LLC in fiscal 2021, which offers sanitizing products and equipment through its online store – bantec.store. The Company has operations based in Sparta, New Jersey and Vancouver, Washington. Howco operates in Vancouver, Washington and all other operations are in Sparta, New Jersey. The Company continues to seek strategic acquisitions and partnerships that would offer it an opportunity to grow sales and profit.

On July 11, 2023, the Company filed a certificate of amendment to its certificate of incorporation, as amended, to effect a one-for-one thousand (1:1,000) Reverse Stock Split (the “Reverse Stock Split”). Proportional adjustments for the Reverse Stock Split were made to the Company’s outstanding stock options, warrants and equity incentive plans. All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the consolidated financial statements to reflect the Reverse Stock Split.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN

Basis of Presentation and Principles of Consolidation

The Company prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The accompanying consolidated financial statements include the accounts of Bantec Inc. and its wholly-owned subsidiaries, Drone USA, LLC, Bantec Construction, LLC, Bantec Sanitizing, LLC, Bantec Logistics LLC, Bantec Environmental Corp, and Howco. Bantec Construction, LLC, Bantec Logistics LLC, Bantec Environmental Corp and Bantec Sanitizing, LLC are in start-up stages with minor revenues and cash expenditures. All significant intercompany accounts and transactions have been eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. For the year ended September 30, 2023, the Company has incurred a net loss of $2,225,334 and used cash in operations of $639,392. The working capital deficit, stockholders’ deficit and accumulated deficit was $7,985,156, $17,256,434, and $37,855,520, respectively, at September 30, 2023. On September 6, 2019, the Company received a default notice on its payment obligations under the senior secured credit facility agreement which was previously in default (see Note 10). The Company also defaulted on its Note Payable – Seller in September 2017 and has since defaulted on other promissory notes. As of September 30, 2023, the Company has received demands for payment of past due amounts from several consultants and service providers. It is the management’s opinion that these matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent upon the management’s ability to further implement its business plan and raise additional capital as needed from the sales of stock or debt. The Company has continued to implement cost-cutting measures and restructuring or setting up payment plans with vendors and service providers and plans to raise equity through a private placement, and restructure or repay its obligations. The accompanying consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern. However, additional funding may not be available to the Company on acceptable terms, or at all. Any failure to raise capital as and when needed could have a negative impact on the Company’s ability to pursue its business plans and strategies, and the Company would likely be forced to delay, reduce, or terminate some or all of its activities, all of which could have a material adverse effect on the Company’s business, results of operations and financial condition.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for bad debt on accounts receivable, reserves on inventory, valuation of intangible assets for impairment analysis, valuation of the lease liability and related right-of-use asset, valuation of stock-based compensation, valuation of redeemable preferred stock, valuation of derivative liabilities, and the valuation allowance on deferred tax assets.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

Fair Value Measurements

The Company follows the FASB Fair Value Measurements standard, as it applies to its financial instruments on a recurring basis. This standard defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. The standard establishes a hierarchy in determining the fair value of an asset or liability. The fair value hierarchy has three levels of inputs, both observable and unobservable. Level 1 inputs include quoted market prices for identical assets or liabilities in an active market that the Company has the ability to access at the measurement date. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data. The standard requires the utilization of the lowest possible level of input to determine fair value and carrying amounts of current liabilities approximate fair value due to their short-term nature.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

The Company’s non-financial assets, such as ROU assets, and property and equipment, are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

A roll-forward of the level 3 valuation financial instruments is as follows:

Derivative Liabilities
Balance at September 30, 2021	$125,693
Change in fair market value of warrant	8,710
Surrender of warrants	(134,403)
Balance at September 30, 2022	$-

Cash and Cash Equivalents

Cash equivalents consist of liquid investments with maturities of three months or less at the time of purchase. There are no cash equivalents at the balance sheet dates.

Accounts Receivable

Trade receivables are recorded at net realizable value consisting of the carrying amount less the allowance for credit losses, as needed. Factors used to establish an allowance include the credit quality of the customer and whether the balance is significant. The Company may also use the direct write-off method to account for uncollectible accounts that are not received. Using the direct write-off method, trade receivable balances are written off to bad debt expense when an account balance is deemed to be uncollectible. The Company maintains an allowance for credit losses primarily for estimated losses resulting from the inability or failure of individual customers to make required payments. The Company maintains an allowance under Accounting Standards Codification (“ASC”) 326 based on historical losses, changes in payment history, customer-specific information, current economic conditions, and reasonable and supportable forecasts of future economic conditions. The allowance under ASC 326 is updated as additional losses are incurred or information becomes available related to the customer or economic conditions. As of September 30, 2023 and 2022, the allowance for credit losses was $29,472 and $0, respectively.

Inventory

Inventory consists of finished goods, which are purchased directly from manufacturers. The Company utilizes a just-in-time type of inventory system where products are ordered from the vendor only when the Company has received sales order from its customers. Inventory is stated at the lower of cost and net realizable value on a first-in, first-out basis.

Property & Equipment

Property and equipment are stated at cost and depreciated over their estimated useful lives. Maintenance and repairs are charged to expense as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. The Company depreciates these demonstration units over a period of 3 years. Depreciation expense was $1,461 and $0 in year ended September 30, 2023 and 2022, respectively.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

Goodwill and Intangible Assets

The Company acquired a patent for a new product during the year ended September 30, 2021. The Company capitalized acquisition and related legal fees related to the patent totaling $44,650. The capitalized amount will be amortized over five years. Impairment will be tested annually or as indicators of impairment are available. (see Note 5)

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment is determined by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. In instances where impairment is determined to exist, the Company writes down the asset to its fair value based on the present value of estimated future cash flows.

Deferred Financing Costs

All unamortized deferred financing costs related to the Company’s borrowings are presented in the consolidated balance sheets as a direct deduction from the related debt. Amortization of these costs is reported as interest and financing costs included in the consolidated statement of operations.

Revenue Recognition

The Company follows ASC 606, Revenue From Contracts With Customers, which has a five-step process: a) Determine whether a contract exists; b) Identify the performance obligations; c) Determine the transaction price; d) Allocate the transaction price; and e) Recognize revenue when (or as) performance obligations are satisfied.

The Company sells a variety of products to government entities. The purchase order received specifies each item and its manufacturer; the Company only needs to fulfill the performance obligation by shipping the specified items. No other performance obligations exist under the terms of the contracts. The Company recognizes revenue for the agreed upon sales price when the product is shipped to the customer, which satisfies the performance obligation.

The Company through its subsidiary Howco enters into contracts to package products for a third-party company servicing the same government customer base. The contracts are based on the job lot as shipped to Howco for packaging. The customer is billed upon completion of each job lot at which time revenue is recognized.

The Company sells drones and related products manufactured by third parties to various parties, primarily local government entities. Contracts for drone related products and services sales will be evaluated using the five-step process outline above. There have been no material sales for drone products or other services for which full compliance with performance obligations has not been met. Upon significant sales for drone products, the Company will disaggregate sales by these lines of business and within the lines of business to the extent that the product or service has different revenue recognition characteristics.

The Company began sales of sanitizing products and services during the year ended September 30, 2022. Revenue for this line of business is recognized upon shipment and delivery of training services (as applicable).

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation–Stock Compensation”, which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. The Company utilizes the Black-Scholes option pricing model and uses the simplified method to determine expected term because of lack of sufficient exercise history. Additionally, effective October 1, 2016, the Company adopted the Accounting Standards Update No. 2016-09 (“ASU 2016-09”), Improvements to Employee Share-Based Payment Accounting. Among other changes, ASU 2016-09 permits the election of an accounting policy for forfeitures of share-based payment awards, either to recognize forfeitures as they occur or estimate forfeitures over the vesting period of the award. The Company has elected to recognize forfeitures as they occur and the cumulative impact of this change did not have any effect on the Company’s consolidated financial statements and related disclosures.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

As of October 1, 2018, the Company has early adopted ASU 2018-7 Compensation-Stock Compensation which conforms the accounting for non-employees to the accounting treatment for employees. The new standard replaces using a fair value as of each reporting date with use of the calculated fair value as of the grant date. The implementation of the standard provides for the use of the fair market value as of the adoption date, rather than using the value as of the original grant date. Therefore, the values calculated and reported at September 30, 2018 become a proxy for the grant date value. The Company utilizes the Black-Scholes option pricing model and uses the simplified method to determine expected term because of lack of sufficient exercise history. There was no cumulative effect on the adoption date.

Shipping and Handling Costs

The Company has included freight-out as a component of cost of sales, which amounted to $52,248 and $61,032 for the year ended September 30, 2023 and 2022, respectively.

Convertible Notes with Fixed Rate Conversion Options

The Company may enter into convertible notes, some of which contain, predominantly, fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder, into common shares at a fixed discount to the market price of the common stock at the time of conversion. This results in a fair value of the convertible note being equal to a fixed monetary amount. The Company records the convertible note liability at its fixed monetary amount by measuring and recording a premium, as applicable, on the Note date with a charge to interest expense in accordance with ASC 480 - “Distinguishing Liabilities from Equity”.

Derivative Liabilities

The Company has certain financial instruments that are derivatives or contain embedded derivatives. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 810-10-05-4 and 815-40. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on extinguishment.

Lease Accounting

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires lessees to report on their balance sheets a right-of-use asset and a lease liability in connection with most lease agreements classified as operating leases under the prior guidance (ASC Topic 840). Under the new guidance, codified as ASC Topic 842, the lease liability must be measured initially based on the present value of future lease payments, subject to certain conditions. The right-of-use asset must be measured initially based on the amount of the liability, plus certain initial direct costs. The new guidance further requires that leases be classified at inception as either (a) operating leases or (b) finance leases. For operating leases, periodic expense generally is flat (straight-line) throughout the life of the lease. For finance leases, periodic expense declines over the life of the lease. The new standard, as amended, provides an option for entities to use the cumulative-effect transition method. As permitted, the Company adopted ASC Topic 842 effective June 1, 2020. The adoption of ASC Topic 842 did not have a material impact on the Company’s consolidated financial statements.

In 2020, the Company’s subsidiary renewed the lease for the warehouse and office facility in Vancouver, Washington through May 30, 2023, and accounted for it under ASC 842. The Company signed the seventh amendment to the lease on May 2, 2023 extending the lease end date to May 31, 2026 with two additional option years. The corporate office is an annual arrangement which provides for a single office in a shared office environment and is exempt from ASC 842 treatment. The Company recognized a lease liability of $140,561 and the related right-of-use asset for the same amount in fiscal 2023 and will amortize both over the life of the lease.

Income Taxes

The Company’s current provision for income taxes is based upon its estimated taxable income in each of the jurisdictions in which it operates, after considering the impact on taxable income of temporary differences resulting from different treatment of items for tax and financial reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any operating loss or tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those periods in which temporary differences become deductible. Should management determine that it is more likely than not that some portion of the deferred tax assets will not be realized, a valuation allowance against the deferred tax assets would be established in the period such determination was made. The Company follows the accounting for uncertainty in income taxes guidance, which clarifies the accounting and disclosures for uncertainty in income taxes recognized in the Company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

The Company currently has no federal or state tax examinations in progress. As of September 30, 2023, the Company’s tax returns for the tax years 2022, 2021 and 2020 remain subject to audit, primarily by the Internal Revenue Service.

The Company did not have material unrecognized tax benefits as of September 30, 2023 and does not expect this to change significantly over the next 12 months. The Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of the provision for income taxes.

Net Loss Per Share

Basic loss per share is calculated by dividing the loss attributable to stockholders by the weighted-average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings (loss) of the Company. Diluted loss per share is computed by dividing the loss available to stockholders by the weighted average number of shares outstanding for the period and dilutive potential shares outstanding unless such dilutive potential shares would result in anti-dilution. It should be noted that contractually the limitations on the third-party notes (and the related warrants) limit the number of shares converted to either 4.99% or 9.99% of the then outstanding shares. The Company’s CEO and Chairman of the Board of Directors holds all issued and outstanding shares of Series A Preferred Stock, which confers upon him a majority vote in all Company matters including authorization of additional shares of common stock or reverse stock split. As of September 30, 2023 and 2022, potentially dilutive securities consisted of the following:

	September 30, 2023	September 30, 2022
Stock options	16	16
Warrants	2,240,000	2,240,000
Series B Preferred Stock	46,396,197	4,480,000
Third party convertible debt	16,329,524	31,756,035
Total	64,965,737	38,476,051

Segment Reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker is the chief executive officer of the Company, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. For the year ended September 30, 2023, the Company had three operating segments. Howco generated 99.83% of the consolidated sales which are primarily from department of defense. Drone LLC generated less than 0.17% of sales primarily due to state and municipal government purchases of drones and accessories. Bantec Sanitizing Inc. had no contribution to consolidated sales of its sanitizing products for the year ended September 30, 2023. Howco had 92% of the consolidated tangible assets, Drone had no allocated assets and Bantec Sanitizing Inc. had 3% of consolidated assets and the parent company had 5% of the consolidated tangible assets as of September 30, 2023 and additionally, there are no formal cost allocations to Howco or the other subsidiaries.

Management decisions about allocation of working capital and other assets are based on sales, inventory and operating costs, with no formal processes in place.

Recent Accounting Pronouncements

The Company has reviewed the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We have carefully considered the new pronouncements that alter previous generally accepted accounting principles and do not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of the Company’s financial management.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40), which eliminates the beneficial conversion and cash conversion accounting models for convertible instruments, amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions, and modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS calculation. The standard is effective for annual periods beginning after December 15, 2023 for smaller reporting companies, and interim periods within those reporting periods. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those reporting periods. The Company is currently assessing the impact the new guidance will have on its consolidated financial statements.

In March 2022, the FASB issued ASU 2022-02, “Financial Instruments - Credit Losses (Topic 326)”, which is intended to address issues identified during the post-implementation review of ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendment, among other things, eliminates the accounting guidance for troubled debt restructurings by creditors in Subtopic 310-40, “Receivables - Troubled Debt Restructurings by Creditors”, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The new guidance is effective for interim and annual periods beginning after December 15, 2022. This adoption did not have a material effect to the Company.

The Company does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 - ACCOUNTS RECEIVABLE, NET

The Company’s accounts receivable at September 30, 2023 and 2022 was as follow:

	September 30, 2023	September 30, 2022
Accounts receivable	$168,081	$419,951
Reserve for doubtful accounts	(29,472)	-
	$138,609	$419,951

Bad debt expense was $29,472 and $0 for the years ended September 30, 2023 and 2022, respectively.

NOTE 4 - INVENTORY

At September 30, 2023 and 2022, inventory consisted of finished goods and was valued at $178,056 and $92,917, respectively. No inventory reserve was deemed necessary at September 30, 2023 and 2022.

NOTE 5 - INTANGIBLE ASSETS

The Company acquired a patent for a new product during the year ended September 30, 2021. The Company capitalized acquisition and related legal fees in fiscal 2021 related to the patent totaling $44,650. During the year ended September 30, 2022, amortization amounted to $8,931, however the net carrying value of the patent of $35,719, was determined to be impaired in 2022 and charged to operating expenses.

NOTE 6 - LINE OF CREDIT - BANK

The Company has a revolving line of credit with a financial institution, which balance is due on demand and principal payments are due monthly at 1/60th of the outstanding principal balance. This revolving line of credit is in the amount of $50,000 and is personally guaranteed by the Company’s Chief Executive Officer (“CEO”). The line bears interest at a fluctuating rate equal to the prime rate plus 4.25%, which at September 30, 2023 and September 30, 2022 was 12.75% and 10.5%, respectively. As of September 30, 2023 and 2022, respectively, the balance of the line of credit was $35,000 and $0, with $15,000, available at September 30, 2023.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

NOTE 7 - SETTLEMENTS

On July 20, 2018, the Company entered into a settlement agreement with a collection agent for American Express relating to $127,056 of past due charges. The agreement provided for initial payment of $12,706, monthly payments of $6,500 and final payment on January 27, 2020 of $3,850. Under the terms of the agreement, this debt was in default. On June 27, 2022, the Company entered into an agreement for the balance and the other losses were $7,042 for collection fees. Under the agreement established $5,000 per month is being paid by the Company. The amount due at September 30, 2023 and 2022, was $0 and $34,892, respectively.

During the year ended September 30, 2022, $119,670 was accrued in recognition of an appeals court ruling that certain obligations be settled in cash (see Note 15). On February 14, 2023, the former CFO received a judgement of $130,400 relating to compensation. The Company paid $2,222 as of March 31, 2023. On May 3, 2023, the Company and the former CFO executed an agreement to settle the judgement amount plus potential obligations for legal fees incurred by the former CFO for a total amount of $90,000 to be paid in three equal installments beginning May 4, 2023, June 3, 2023 and July 3, 2023. The May 2023, June 2023 and July 2023 payments of $90,000 were made. The amount due at September 30, 2023 and 2022, was $0, and $119,670, respectively.

The total amounts due at September 30, 2023 and 2022, was $0, and $154,562, respectively.

NOTE 8 - NOTE PAYABLE – SELLER

In connection with the acquisition of Howco in September 2016, the Company issued a note payable in the amount of $900,000 to the sellers of Howco. The note matured on September 9, 2017 and bears interest at 5.50% per annum. The note requires payment of unpaid principal and interest upon maturity. The note is secured by all assets of Howco and subordinated to the Senior Secured Credit Facility discussed below. The note is currently in default and the default interest rate is 8% per annum. At September 30, 2023 and 2022, the principal and accrued interest on this note amounted to $834,000, $477,093 and $837,000, and $409,063, respectively (see Note 15).

NOTE 9 - PROMISSORY NOTES PAYABLE – RELATED PARTY OFFICER AND HIS AFFILIATES

The outstanding balance of notes issued to the Company’s chief executive officer and his affiliates consisted of the following at September 30, 2023 and 2022:

	September 30, 2023	September 30, 2022
Principal	$8,805,316	$13,537
Less: Current portion	(105,062)	(13,537)
Long term portion (including accrued interest – long term)	$8,700,254	$-

Promissory Notes Payable – Current portion

On January 1, 2023, Bantec, Inc., Bantec Sanitizing LLC and Howco each executed line of credit agreements with an entity controlled by the Company’s CEO. Each agreement has the same terms: advances up to $100,000, maturity is one year, a ten percent advance fee and daily interest at 0.07% (approximately 26% annually) on the net balance due. The Company will charge the advance fees to interest expense.

As of September 30, 2023:

(i)	Bantec, Inc. borrowed $133,000 and repaid $68,258, leaving an outstanding balance of $64,742, fees and interest charged totaled $4,576.

(ii)	Bantec Sanitizing LLC borrowed $14,562 and repaid $14,562, leaving an outstanding balance of $0, fees and interest charged totaled $1,664.

(iii)	Howco borrowed $75,000 and repaid $42,250, including $7,570 of fees and interest, leaving an outstanding balance of $40,320. Howco was making weekly payments of $3,250.

On January 25, 2022 a promissory note was issued to the CEO by Howco for $75,000 having weekly payments of $3,870 for twenty-five weeks, which include a total of $21,750 of interest. The principal at September 30, 2022 was $0 and interest of $18,945, was charged to interest expense. The note was repaid early therefore the interest charged was less than under the original agreement.

On April 25, 2022, a promissory note was issued to the CEO by Howco for $50,000 having weekly payments of $1,570 for fifty weeks, which includes a total of $28,500 of interest. The principal at September 30, 2023 and 2022 was $0 and $13,537. Interest of $10,783 was charged to interest expense during year ended September 30, 2022 prior to repayment. The note was repaid faster than the original payment terms, and therefore the interest was lower than the original agreement terms.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

Promissory Notes Payable – Long term

On April 12, 2023, the receiver for TCA Global Credit Master Fund, LP (“TCA”) sold and assigned to Ekimnel Strategies, LLC, a Delaware limited liability company (“Ekimnel”), and Ekimnel purchased and assumed, all of TCA’s rights and obligations as a lender under that certain Senior Secured Credit Facility Agreement (the “Agreement”) (see Note 10). Ekimnel is a company controlled by Michael Bannon, the Company’s Chief Executive Officer.

On August 12, 2023, the Company, as the Borrower, and the Company’s subsidiaries: Drone USA, LLC and Howco Distributing Co., as Corporate Guarantors, and Michael Bannon, as a Validity Guarantor (collectively, “Credit Parties”), entered into an Amendment (the “Amendment”) to the Agreement with Ekimnel, as the Lender, pursuant to which the Company issued the Second Replacement Promissory Note (the “Note”) to Ekimnel in the principal amount of $8,676,957. The Note was issued in substitution for and to supersede the First Replacement Promissory Convertible Note A and the First Replacement Promissory Convertible Note B, previously issued by the Company, as amended from time to time (collectively “Replacement Notes”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amendment or the Agreement.

Pursuant to the Amendment, the Lender and the Credit Parties:

(i)	combined and consolidated both the Replacement Notes into the Note;

(ii)	extended the Maturity Date of the Note to August 12, 2047;

(iii)	lowered the interest rate on the Note to 2.0% per year, with (a) the principal and interest payments starting on August 12, 2026, and (ii) for the period commencing on August 12, 2023 and ending on August 11, 2026, interest due on the Note being added to the outstanding principal amount of the Note;

(iv)	removed the Lender’s right to convert the Company’s obligations under the Note into shares of common stock of the Company; and

(v)	made certain conforming changes to the terms of the Agreement.

Due to the related party nature of the transaction, the Company recorded a total of $1,363,100 to additional paid in capital as a result of the debt extinguishment in connection with the assumption of the Senior Secured Debt by Ekimnel, a related party, and removal of the put premium on the convertible debt. At September 30, 2023, the principal and accrued interest – long-term on this note amounted to $8,676,957 and $23,297, respectively.

NOTE 10 - CONVERTIBLE NOTES PAYABLE AND ADVISORY FEE LIABILITIES

The senior secured credit facility note balance and convertible debt balances consisted of the following at September 30, 2023 and 2022:

	September 30,	September 30,
	2023	2022
Principal	$211,019	$5,978,891
Premiums	179,833	1,443,435
Less: debt discount	(4,672)	-
	$386,180	$7,442,326

For the years ended September 30, 2023 and 2022, amortization of debt discount on the above convertible notes amounted to $328 and $21,940, respectively.

Senior Secured Credit Facility Note - Default

On September 13, 2016, the Company entered into a senior secured credit facility note with an investment fund for the acquisition of Howco. The Company can borrow up to $6,500,000, subject to lender approval, with an initial convertible promissory note at closing of $3,500,000 (the “Note”). The Note bore interest at a rate of 18% per annum, required monthly payments of $52,500, which was interest only, starting on October 13, 2016 through February 13, 2017, and monthly payments, including interest and principal, of $298,341 starting on March 13, 2017 through maturity on March 13, 2018. In the event of default, the Note balance will bear interest at 25% per annum. In connection with this Agreement, the Company was obligated to pay additional advisory fees of $850,000 payable in the form of cash or common stock in accordance with the terms of the Agreement. The Company was also required to reserve 7 shares of common stock related to this transaction. The reserved shares will be released upon the satisfaction of the loan.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

As of September 30, 2023 and 2022, the Company had issued 1 share of common stock in satisfaction of the $850,000 advisory fee in accordance with the terms of the agreement, such shares being issued in September 2016. The proceeds from the sale of the 1 share were to be applied to the $850,000 advisory fee due. Based upon the value of the shares, at the time the lender sells the shares, the Company may be required to redeem unsold shares for the difference between the $850,000 and the lender’s sales proceeds. Accordingly, the $850,000 was reflected as a current liability through December 31, 2017. In January 2018, in connection with a settlement agreement (see below), the accrued advisory fee was reclassified to the principal balance of the replacement Convertible Note. Through the date of the settlement agreement and through September 30, 2023 and 2022, the lender had not reported any proceeds from the sale of these shares (see below). Prior to the settlement agreement in January 2018, notwithstanding anything contained in the Agreement to the contrary, in the event the Lender has not realized net proceeds from the sale of Advisory Fee Shares equal to at least the Advisory Fee by the earlier to occur of: (A) September 13, 2017; (B) the occurrence of an Event of Default; or (C) the Maturity Date, then at any time thereafter, the Lender shall have the right, upon written notice to the Borrower, to require that the Borrower redeem all Advisory Fee Shares then in Lender’s possession for cash equal to the Advisory Fee, less any cash proceeds received by the Lender from any previous sales of Advisory Fee Shares, if any within five (5) Business Days from the date the Lender delivers such redemption notice to the Borrower.

The Note was only convertible upon default or mutual agreement by both parties at a conversion rate of 85% of the lowest of the daily volume weighted average price of the Company’s common stock during the 5 business days immediately prior to the conversion date. At any time and from time to time while this Note was outstanding, but only upon: (i) the occurrence of an Event of Default under any of the Loan Documents; or (ii) mutual agreement between the Company and the Holder, this Note may be, at the sole option of the Holder, convertible into shares of the Company’s common stock, in accordance with the terms and conditions of the Note. Upon liquidation by the Holder of Conversion Shares issued pursuant to a conversion notice, provided that the Holder realizes a net amount from such liquidation equal to less than the conversion amount specified in the relevant conversion notice, the Company shall issue to the Holder additional shares of the Company’s common stock equal to: (i) the Conversion Amount specified in the relevant conversion notice; minus (ii) the realized amount, as evidenced by a reconciliation statement from the Holder (a “Sale Reconciliation”) showing the realized amount from the sale of the Conversion Shares; divided by (iii) the average volume weighted average price of the Company’s common stock during the five business days immediately prior to the date upon which the Holder delivers notice (the “Make-Whole Notice”) to the Company that such additional shares are requested by the Holder.

Once a default occurs, the Note and the $850,000 advisory fee payable will be accounted for as stock settled debt at its fixed monetary value. On March 13, 2017, the Company defaulted on the monthly principal and interest payment of $298,341. Due to this default, as of June 30, 2017, the Company has accounted for the embedded conversion option as stock settled debt and recorded a debt premium of $617,647 with a charge to interest expense, and the interest rate increased to 25% (default rate).

On March 28, 2017, the Company entered into an additional agreement with the above senior secured credit facility lender to receive a range of advisory services for a total of $1,200,000 with no definitive terms or length of service which was expensed in fiscal 2017 and had been recorded as an accrued liability – advisory fees through December 31, 2017. In connection with the settlement agreement discussed below, in January 2018, the advisory services fees payable were reclassified to the principal balance of the replacement Convertible Note.

On January 3, 2018, the Company entered into a settlement agreement (the “Settlement Agreement”) and replacement note agreements with the investment fund related to a senior secured credit facility note dated September 13, 2016. On the effective date of the Settlement Agreement, all amounts owed to the investment fund aggregated $5,788,642 and consisted of a convertible promissory note of $3,500,000, accrued interest payable of $238,642, and accrued advisory fees payable of $2,050,000. On the effective date of the Settlement Agreement, the amount due of $5,788,642 was split and apportioned into two separate replacement notes (“Replacement Note A” and Note B”). Replacement Note A had a principal amount of $1,000,000 and Replacement Note B had a principal balance of $4,788,642, both of which remained secured by the original security, pledge and guarantee agreements; and other applicable loan documents, and bear interest at 18% per annum. The default was not waived by this settlement agreement. The Company originally recorded a premium on stock settled debt of $617,647 on the $3,500,000, and subsequent to the settlement agreement recorded an additional premium on stock settled debt of $403,878 on the additional $2,288,642 for accrued interest and advisory fees payable that were capitalized as note principal. The interest rate was amended to 12% effective June 12, 2018.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

The Credit Agreement was amended such that the maturity date was extended to January 13, 2019 (the “Extended Maturity Date”) for replacement Note B, while the Note A maturity date remained at March 13, 2018 but was due as of March 2017 due to the principal and interest payment default discussed above. Notwithstanding anything contained in this Agreement to the contrary, all obligations owing by the Company and all other Credit Parties under the Credit Agreement, First Replacement Note B, and all other Loan Documents shall be paid in full by the Extended Maturity Date as follows: $52,500 per month from January 13, 2018 to December 13, 2018 and the remaining principal and accrued interest on January 13, 2019. Interest payments made since the amendment have totaled $323,440 and are therefore not in accord with that amendment. However, TCA had received payments under the 3(a) (10) settlement (below) totaling $308,100 during the year ended September 30, 2018, and another $270,320, during the year ended September 30, 2019. The principal balance was $4,788,642 at September 30, 2018.

On October 30, 2018, TCA, the Company’s senior lender, amended its credit facility which had been restructured in January 2018 when fees for advisory and other matters along with accrued but unpaid interest were capitalized and separated into two notes, Note A having $1,000,000 principal and Note B having $4,788,642 both having the same maturity terms, interest rates and conversion rights. Under this amendment total amounts outstanding under the notes along with accrued interest of $537,643 had been capitalized with the principal amount due of $6,018,192, $5,326,285 for Note B and $691,907 for Note A. The restated note had the same conversion price discount and therefore continued to be stock settled debt under ASC 480, an additional $94,878 was charged to interest with a credit to debt premium. The restated note accrued interest on the principal balance at 12% per annum, included amortization to the new maturity date of December 15, 2020. The amortization payments credited toward the principal amount and accrued interest vary and included payments made under the 3(a)(10) settlement agreement with a third party related to Note A. Economically the total principal and accrued interest outstanding remained unchanged as reported in the consolidated balance sheet. All other terms including conversion rights and a make-whole provision in the case of a conversion shortfall remained the same as stated in the footnotes above.

On September 6, 2019, the Company received a default notice on its payment obligations under the senior secured credit facility agreement from TCA. The Company had proposed a number of solutions including refinancing the debt with other parties. The default was declared due to non-payment of monthly scheduled amortization (principal and interest). TCA holds security interests in all assets of the Company including its subsidiary Howco (see below).

On January 30, 2018, pursuant to the Liability Purchase Term Sheet, the TCA Replacement Note A in the principal amount of $1,000,000 was acquired by Livingston Asset Management LLC (“Livingston”) from the original lender. Principal of Replacement Note A is due to Livingston with all then accrued but unpaid interest due to the original lender. In accordance with the terms of the Settlement Agreement, the Court was advised of the Company’s intention to rely upon the exception to registration set forth in Section 3(a)(l0) of the Securities Act to support the issuance of its common shares and the Court held a fairness hearing regarding the issuance on March 12, 2018. Following entry of an Order by the Court which occurred on March 12, 2018, in settlement of the claims, the Company issued and delivered to Livingston shares of its common stock (the “Settlement Shares”) in one or more tranches as necessary, and subject to adjustment and ownership limitations as set forth in the Settlement Agreement, sufficient to generate proceeds such that the aggregate Remittance Amount equals the Claim Amount. The Company issued free trading shares of its common stock under section 3(a) (10) of the Securities Act to Livingston in the amount of such judgment in a series of tranches so that Livingston will not own more than 9.99% of the Company’s outstanding shares per tranche. The parties reasonably estimate that the fair market value of the Settlement Shares to be received by Livingston is equal to approximately $1,666,667 which was based on a discount of 40%.

In the year ended September 30, 2023 and 2022, there were no 3(a)(10) issuances. As of September 30, 2023, there have been seventeen issuances under Section 3(a) (10) of the Securities Act totaling 1,375 shares; 1,273, in 2019, and 102, in 2018, which have been recorded at par value with an equal charge to additional paid-in capital. On November 17, 2019, 195 of the shares issued under Section 3(a)(10) were cancelled at the request of Livingston. The value originally recorded as a liability remained in the convertible note balance, until these shares have been sold and reported to the Company by the lender as part of the Make-Whole provision at which time the proceeds value of such shares were reclassified to additional paid-in capital. During the years ended September 30, 2018 and September 30, 2019, proceeds of $308,100 and $270,320, respectively were remitted to TCA by Livingston and applied to reduce the liability with corresponding credits to additional paid in capital. $180,618 of debt premium was credited to additional paid in capital in conjunction with the payments to TCA. At September 30, 2022, the balance, of $421,587 along with related debt premium of $281,054 were included in convertible notes payable on the balance sheet.

At September 30, 2022, the principal of the Note B portion was $5,326,285 and accrued interest was $2,377,557 and the Note A principal subject to the 3(a) (10) court order was $421,587 as noted above.

On April 12, 2023, Ekimnel Strategies LLC, 100% owned by Michael Bannon, Bantec’s Chairman, CEO and CFO, purchased and assumed, all of TCA’s rights and obligations as a lender under the Senior Secured Credit Facility Agreement dated May 31, 2016 and effective September 13, 2016 and all subsequent documents from the Receiver for TCA Global Credit Master Fund, LP. On August 12, 2023, the Company, as the Borrower, and the Company’s subsidiaries: Drone USA, LLC and Howco Distributing Co., as Corporate Guarantors, and Michael Bannon, as a Validity Guarantor, entered into an Amendment to the Agreement with Ekimnel, as the Lender, pursuant to which the Company issued the Second Replacement Promissory Note to Ekimnel in the principal amount of $8,676,957 which became a non-convertible note (see Note 9 for terms of the Promissory Note). Consequently, the Company recorded a total of $1,363,100 to additional paid in capital as a result of the debt extinguishment in connection with the assumption of the Senior Secured Debt by Ekimnel and removal of the put premium on the convertible debt.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

At September 30, 2023, the principal balance and accrued interest from this convertible note was $0, after the assumption by Ekimnel (see Note 8). During the year ended September 30, 2023, the Company has not paid interest or principal and Livingston Asset Management (under the 3(a)(10) settlement) has not made any payments to TCA.

Other Convertible Notes

Scottsdale Capital Advisors

On March 7, 2018, the Company entered into a placement agent and advisory agreement with Scottsdale Capital Advisors in connection with the Livingston liability purchase term sheet executed on November 15, 2017. The placement agent services fee amounted to $15,000 payable to Scottsdale Capital Advisors in the form of a convertible note. The note matures six months from the date of issuance and accrues interest at the rate of 10% per annum. The $15,000 note is convertible into shares of the Company’s common stock at a discount of 30% of the low closing bid price for the twenty trading days prior to the conversion and is not subject to any registration rights. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded a debt premium of $6,429 with a charge to interest expense. The note has not been converted and the principal balance is $15,000, at September 30, 2023 and 2022 with $9,277, and $7,777, of accrued interest, respectively. As the note has matured it is in default. Under the terms of the note no default interest or penalties accrue.

Livingston Asset Management LLC

Under the terms of the July 1, 2021 amendment to the consulting and services agreement with Livingston Asset Management, LLC, Livingston is to receive $15,000, per month in convertible promissory notes. On July 1, 2021 the Company issued a $15,000 convertible note bearing interest of 10% per annum which matures in nine months. The notes issued are convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion. The notes having a conversion feature are treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date. At September 30, 2021, the accrued interest was $378. At September 30, 2022 the accrued interest was $0. See below (March 7, 2022, redemption).

August 1, 2021, the Company issued a $15,000 convertible promissory note to Livingston. The convertible note bears interest of 10% per annum which matures in nine months. The notes issued are convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion. The notes having a conversion feature are treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date. At September 30, 2021, the accrued interest was $251. At September 30, 2022 the accrued interest was $0. See below (March 7, 2022, redemption).

September 1, 2021, the Company issued a $15,000 convertible promissory note to Livingston. The convertible note bears interest of 10% per annum and matures in nine months. The notes issued are convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion. The notes having a conversion feature are treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date. At September 30, 2021, the accrued interest was $123. At September 30, 2022 the accrued interest was $0. See below (March 7, 2022, redemption).

On October 1, 2021, the Company issued a convertible promissory note to Livingston Asset Management LLC for $15,000 in principal for services. The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date. At September 30, 2022 the accrued interest was $0. See below (March 7, 2022, redemption).

On November 1, 2021, the Company issued a convertible promissory note to Livingston Asset Management LLC for $15,000 in principal for services. The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date. At September 30, 2022 the accrued interest was $0. See below (March 7, 2022, redemption).

On March 7, 2022, the Company redeemed five fee notes issued to Livingston Asset Management LLC (from July 1, 2021 through November 1, 2021 notes) for $85,000 cash. Principal, penalty and accrued interest of $75,000, $7,612 and $2,388 was recognized along with gain on debt extinguishment of $67,388 during the year ended September 30, 2022. The penalty was recorded against the gain.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

Frondeur Partners LLC

On December 1, 2021, the Company terminated its agreement with Livingston Asset Management and entered into a consulting and services arrangement with Frondeur Partners LLC which has no stipulated term. The arrangement provides for financial management services including accounting and related periodic reporting among other advisory services. Under the agreement, the Company was obligated to issue to Frondeur Partners LLC convertible notes having principal of $15,000, interest of 10% per annum, maturity of seven months. The notes were convertible into shares of common stock at a discount of 50% to the lowest bid price in the twenty trading days immediately preceding the notice of conversion.

On December 1, 2021, the Company issued a convertible promissory note to Frondeur Partners LLC for $15,000 in principal for services (service agreement replacing agreement with Livingston Asset Management LLC). The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date. During the year ended September 30, 2022 the principal and accrued interest of $748, were converted to common stock. Premium of $15,000 was reclassified to additional paid in capital.

On January 1, 2022, the Company issued a convertible promissory note to Frondeur Partners LLC for $15,000 in principal for services (service agreement replacing agreement with Livingston Asset Management LLC). The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date. During the year ended September 30, 2022 the principal and accrued interest of $744, were converted to common stock. Premium of $15,000 was reclassified to additional paid in capital.

On February 1, 2022, the Company issued a convertible promissory note to Frondeur Partners LLC for $15,000 in principal for services (service agreement replacing agreement with Livingston Asset Management LLC). The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date. During the year ended September 30, 2022 the principal and accrued interest of $777, were converted to common stock. Premium of $15,000 was reclassified to additional paid in capital.

Between March 1, 2022 and September 1, 2022, the Company issued convertible promissory notes to Frondeur Partners LLC for an aggregate principal amount of $105,000 for services (service agreement replacing agreement with Livingston Asset Management LLC). The convertible notes bore interest of 10% per annum and matures in nine months. The notes issued were convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The notes had conversion features and were treated as stock settled debt under ASC 480 and a total debt premium of $105,000 were recognized as interest expense on note issuance dates. At September 30, 2022 the accrued interest was $3,265. Between October 3, 2022 and March 2023, the Company issued an aggregate of 2,090,007 shares of common stock in conversion of Frondeur Partners LLC, convertible note payables dated from March 1, 2022 to August 1, 2022, all principal of $90,000 and accrued interest of $5,388 (including conversion fees of $18,705) were converted. Premium of $90,000 was reclassified to additional paid in capital.

Between October 1, 2022 to May 1, 2023, the Company issued convertible promissory notes to Frondeur Partners LLC for an aggregate amount of $120,000 in principal for services (service agreement replacing agreement with Livingston Asset Management LLC). The convertible notes bear interest ranging from 10% to 12% per annum and matures in nine months. The notes issued were convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The notes had conversion features and were treated as stock settled debt under ASC 480 and a total debt premium of $120,000 is recognized as interest expense on the note issuance dates.

On July 10, 2023, the Company and Frondeur Partners LLC., signed an Omnibus Amendment to Promissory Notes dated between October 2022 and May 2023 eliminating conversion rights in each note. All other terms remain the same. Accordingly, at September 30, 2023, the Company reclassified the principal balance of convertible notes of $135,000 into notes payable (see Note 11) and recognized the remaining related debt put premium of $135,000 as gain on debt extinguishment and settlements in the accompanying consolidated statements of operations during the year ended September 30, 2023.

The principal balance for the Frondeur notes was $0 and $105,000 at September 30, 2023 and 2022, respectively, as detailed above. Accrued interest for these convertible notes totaled $0 and $3,631 at September 30, 2023 and 2022, respectively also detailed above.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

Convertible notes for legal services

From May 1, 2022 until June 1, 2023, the Company issued a $4,000 convertible notes every month to the law firm for fees incurred, each note having six-month term to maturity and 10% annual interest. The notes are convertible into shares of common stock at a fixed discount of 50% of the lowest bid price in the 30 trading days immediately preceding the notice of conversion from the lender. The notes have cross default provisions. The Company has accounted for the convertible promissory notes as stock settled debt under ASC 480 and recorded debt premiums equal to the face value of the notes with a charge to interest expense. The notes principal amount were charged to professional fees during the month the notes were issued.

The principal balances owed to the law firm under the agreement as of September 30, 2023 and 2022 were $56,000, and $20,000 respectively and accrued interest was $4,866 and $563 as of September 30, 2023 and 2022, respectively.

Convertible note issued to a vendor

On November 13, 2018, the Company issued a convertible promissory note for $90,000 to a vendor in settlement of approximately $161,700 of past due amounts due for services. The note bears interest at 5%, matured on June 30, 2019 and is convertible into the Company’s common stock at 50% of the lowest closing bid price during the 20 trading days immediately preceding the notice of conversion. The note matured on June 30, 2019, there is no default penalty or interest rate increase associated with the note, nor are there any cross-default provisions in the note. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded debt premium $90,000 with a charge to interest expense for the notes. At September 30, 2023 and 2022 the principal, and premium were both $90,000. At September 30, 2023 and 2022 accrued interest was $46,961 and $36,614, respectively (see Note 15).

1800 Diagonal Lending LLC

On September 6, 2023, the Company entered into the Securities Purchase Agreement with 1800 Diagonal Lending LLC (the “Lender”), pursuant to which the Company issued a promissory note to the Lender in the principal amount of $49,000, including a debt issuance cost of $5,000 to be amortized over the term of this note. The note matures on September 6, 2024 and bears interest at 10% per annum. The conversion price shall be a variable conversion price equal to 65% of the average of the two lowest closing price per share of the common stock during the fifteen trading day period ending on the latest complete trading day prior to the conversion date, provided, however, that the Lender and its affiliates may not beneficially own more than 4.99% of the Company’s outstanding shares of common stock upon the conversion of the September 6, 2023 note. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded debt premium $26,385 with a charge to interest expense for the note. At September 30, 2023, principal balance and accrued interest was $49,000 and $322, respectively.

NOTE 11 - NOTES AND LOANS PAYABLE

The notes balance consisted of the following at September 30, 2023 and 2022

	September 30, 2023	September 30, 2022
Principal loans and notes	$1,077,013	$615,500
Discounts	(63,161)	(270,064)
Total	1,013,852	345,436
Less Current portion	(863,852)	(217,897)
Non-current	$150,000	$127,539

For the years ended September 30, 2023 and 2022, amortization of debt discount on the above notes amounted to $292,076 and $135,506, respectively.

Small Business Administration

On June 17, 2020, the Company through Howco, entered into a loan directly with the Small Business Administration for $150,000. The loan term is thirty years and begins amortization one year from the date of promissory note to be issued upon funding. Amortization payments are $731 per month and include interest and principal of 3.75% from the date of funding. The loan is secured by the assets of Howco. As of September 30, 2023 and 2022, the principal balance and accrued interest on this note amounted to $150,000, $13,621 and $150,000, $13,099, respectively. During the year ended September 30, 2023, the Company paid accrued interest of $4,386. As of September 30, 2023 and 2022, $0, and $22,461 respectively, is classified as current.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

Notes payable to service vendor

During the year ended September 30, 2021, the Company issued seven notes payable totaling $17,500. The notes were issued for monthly fees ($2,500) for a service vendor and are issued the first day of the month and each has one year maturity and does not bear interest. The service arrangement was terminated in April 2021, with $17,500 owed as of September 30, 2023 and 2022.

Trillium Partners, LP

On July 1, 2022, the Company entered into a Securities Purchase Agreement with Trillium Partners, LP (“Trillium”). Under the terms of the SPA, Trillium agreed to advance funds under a merchant financing arrangement, treated as a loan. The loan principal is $224,000, including legal fees of $5,000 and OID of $24,000, the Company received cash of $195,000. Loan bears interest of 12% per annum and matured on June 30, 2023. The Company agreed to issue 224,000 shares of the Company’s Series B Preferred Stock, and a Warrant to purchase 1,120,000 shares of common stock as consideration for the advance agreement. The Series B Preferred Stock met the criteria for treatment as temporary equity and debt discount of $50,684 was recognized. The Warrant caused a recognition of $100,194 in debt discount. Total debt discount recognized was $179,878, to be amortized over the term of the loan, $44,846 was recognized as interest expense as of September 30, 2022 from amortization of discounts. The Company defaulted on the weekly payment terms of the note; however, the note holder granted a limited waiver of the default. Under the waiver amendment (see Note 12), the default interest rate still applies and now the note accrues interest of 22% and the payments are due upon the notes maturity. Total accrued interest at September 30, 2023 and 2022 was $43,994 and $10,923, respectively. On October 25, 2022, the Company repaid $50,000 of the July merchant financing arrangement. The payment was applied to the Trillium LP notes’ accrued interest and principal bringing its principal balance to $183,259, at September 30, 2023.

JP Carey Limited Partners, LP

On July 1, 2022, the Company entered into a Securities Purchase Agreement with JP Carey Limited Partners, LP (“JPC”). Under the terms of the SPA, JPC agreed to advance funds under a merchant financing arrangement, treated as a loan. The loan principal is $224,000, including legal fees of $5,000 and OID of $24,000, the Company received cash of $195,000. Loan bears interest of 12% per annum and matured on June 30, 2023. The Company agreed to issue 224,000 shares of the Company’s Series B Preferred Stock, and a Warrant to purchase 1,120,000 shares of common stock as consideration for the advance agreement. The Series B Preferred Stock met the criteria for treatment as temporary equity and debt discount of $50,684 was recognized. The Warrant caused a recognition of $100,194 in debt discount. Total debt discount recognized was $179,878, to be amortized over the term of the loan, $44,845 was recognized as interest expense as of September 30, 2022 from amortization of discounts. The Company defaulted on the weekly payment terms of the note; however, the note holder granted a limited waiver of the default. Under the waiver amendment (see Note 12), the default interest rate still applies and now the note accrues interest of 22%, and the payments are due upon the notes maturity. Total accrued interest at September 30, 2023 and 2022 was $60,202 and $10,923, respectively. As of September 30, 2023 and 2022, the principal balance amounted to $224,000 for both periods.

Itria Ventures LLC

On April 28, 2023, Howco executed a sale of receivables agreement with Itria Ventures LLC (“Itria”), Itria funded $125,000, which included fees of $6,750 withheld for a net payment to Howco of $118,250. Itria will withdraw weekly repayments of $3,255.21 for 48 weeks. The total repayments is $156,250, including interest totaling $31,250. The Company recognized a total of $38,000 of debt discount related to this agreement to be amortized over the term of the receivable agreement.

On September 14, 2023, Howco executed a sale of receivables agreement with Itria Ventures LLC, Itria funded $75,000, which included fees of $3,500 withheld for a net payment to Howco of $71,500. Itria will withdraw weekly repayments of $1,953 for 48 weeks. The total repayments is $93,750, including interest totaling $18,750. The Company recognized a total of $22,250 of debt discount related to this agreement to be amortized over the term of the receivable agreement.

During the year ended September 30, 2023, the Company repaid $72,265. As of September 30, 2023, the total loan balance to Itria amounted to $177,810, net of unamortized debt discount of $42,050.

1800 Diagonal Lending LLC

On July 17, 2023, the Company entered into the Securities Purchase Agreement (the “Agreement”) with 1800 Diagonal Lending LLC (“Lender”), pursuant to which the Company issued a promissory note (the “Note”) to the Lender in the principal amount of $90,400, including an original issue discount of $10,400 and legal fees of $5,000. The Agreement contains certain customary representations, warranties, and covenants made by the Company.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

Under the Note, the Company is required to make ten payments of $10,305.60, which includes a one-time interest charge of 14% ($12,565). The first payment is due on August 30, 2023, with nine subsequent payments due each month thereafter. The Note is not secured by any collateral. The Note matures on May 15, 2024 and contains customary events of default. Upon the occurrence and during the continuation of any such event of default, the Note will become immediately due and payable, and the Company is obligated to pay to the Lender an amount equal to 150% times the sum of (w) the then outstanding principal amount of the Note plus (x) accrued and unpaid interest on the unpaid principal amount of the Note to the date of payment plus (y) default interest at 22% per annum on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Lender pursuant to Article IV of the Note (amounts set forth in clauses (w), (x), (y) and (z) are collectively referred to as the “Default Amount”). If the Company fails to pay the Default Amount within five (5) business days of the Lender’s written notice that such amount is due and payable, then the Lender has the right to convert the balance owed pursuant to the Note, including the Default Amount, into shares of common stock of the Company (“Common Stock”) at a variable conversion price equal to 61% of the lowest closing price pe share of Common Stock during the ten trading day period ending on the latest complete trading day prior to the conversion date, provided that the Lender and its affiliates may not own greater than 4.99% of the Company’s outstanding shares of Common Stock, as set forth in the Note. The Company received funding under the Note on July 24, 2023. The Company used the proceeds from the Note for general working capital purposes. During the year ended September 30, 2023, the Company repaid $20,611. As of September 30, 2023, the note balance amounted to $72,921, net of unamortized debt discount of $11,588.

Promissory note for legal services

On September 14, 2023, the Company issued a $15,000 promissory note to a law firm for fees to be incurred for the preparation of the Company’s registration statement which was completed in November 2023. The maturity date of this note is March 15, 2024 and bears 10% interest per annum. The principal balance and accrued interest owed to the law firm under the agreement as of September 30, 2023 were $15,000, and $66 respectively.

Default on Notes and Loans

On July 26, 2023, the Company received a demand and default letter from Trillium Partners L.P. The letter references a document titled “Securities Purchase Agreement” dated July 2022. In the demand letter, Trillium is looking for immediate payment of $275,710. On August 4, 2023, the Company received a demand notification revising the demand amount to $214,563 with $183,259 in principal and $31,304.33 in interest and for JP Carey, a total of $270,947.95 with $224,000 in principal and $46,947.95 in accrued interest. In addition, the demand notification included outstanding fee notes for Frondeur Partners LLC, a total of $135,000 in principal and $7,903 of accrued interest. According to the demand notification, as of September 30, 2023, three notes, dated from October 1, 2022 to December 1, 2022, matured. A company representative is in talks with Trillium and the Company is looking to resolve the matter amicably.

NOTE 12 - SERIES B AND SERIES C PREFERRED STOCK

Temporary Equity – Convertible Series B Preferred Stock

On July 1, 2022, the Company’s Board of Directors designated as Series B Preferred Stock and authorized 1,000,000 shares which will not be subject to increase without the consent of the holders (each a “Holder” and collectively, the “Holders”) of a majority of the outstanding shares of Series B Preferred Stock. The designations, powers, preferences, rights and restrictions granted or imposed upon the Series B Preferred Stock are as set forth in the Certificate of Designation filed in the State of Delaware. Each share of Series B Preferred Stock shall have an initial stated value of $1.00 (the “Stated Value”). The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and right of liquidation with the Company’s common stock and (b) junior with respect to dividends and right of liquidation to all existing and future indebtedness of the Company and existing and outstanding preferred stock of the Company.

Series B Preferred Stock shall have no right to vote on any matters requiring shareholder approval or any matters on which the shareholders are permitted to vote, with the exception to matters that would change the number or features of the Series B Preferred Stock.

Each share of Series B Preferred Stock will carry an annual dividend in the amount of twelve percent (12%) of the Stated Value (the “Divided Rate”), which shall be cumulative, payable solely upon redemption, liquidation or conversion. Upon the occurrence of an Event of Default, the Dividend Rate shall automatically increase to twenty two percent (22%).

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or upon any Deemed Liquidation Event, after payment or provision for payment of debts and other liabilities of the Company, and after payment or provision for any liquidation preference payable to the holders of any Preferred Stock ranking senior upon liquidation to the Series B Preferred Stock, if any, but prior to any distribution or payment made to the holders of Common Stock or the holders of any Preferred Stock ranking junior upon liquidation to the Series B Preferred Stock by reason of their ownership thereof, the Holders will be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to each share of Series B Preferred Stock equal to (i) the Stated Value plus (ii) any accrued but unpaid dividends, the Default Adjustment, if applicable, Failure to Deliver Fees, if any, (the amounts in this clause (ii) collectively, the “Adjustment Amount”).

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

Conversion Right. At any time following the date which is one hundred eighty (180) days after the Issuance Date, the Holder shall have the right at any time, to convert all or any part of the outstanding Series B Preferred Stock into fully paid and non-assessable shares of Common Stock. The Holders of the Series B Preferred Stock are limited to holding no more than 9.99% of the Common Stock.

Conversion Price. The conversion price (the “Conversion Price”) shall equal the Fixed Conversion Price (subject to equitable adjustments by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The “Fixed Conversion Price” shall mean $0.20. Notwithstanding anything contained herein to the contrary in the Event of Default, the Conversion Price shall be the lower of the Fixed Conversion Price and the Variable Conversion Price. The “Variable Conversion Price” shall mean 50% multiplied by the Market Price (as defined herein) (representing a discount rate of 50%). “Market Price” means the lowest bid price for the Common Stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date.

The Company will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Series B Preferred Stock issued. The Company is required at all times to have authorized and reserved four times the number of shares that would be issuable upon full conversion of the Series B Preferred, at any time the Company does not maintain the required Reserved Amount, the Company shall be put on notice by the Holder, and shall have five (5) days to cure its deficiency, after which time, such failure will be deemed an Event of Default hereunder.

During July 2022, the Company issued 448,000 shares of the Series B Preferred Stock in conjunction with a debt financing with two investors (See Note 11). The Company determined that under ASC 480, the Series B Preferred Stock should be treated as Temporary Equity and that it needed to apply the SAB topic 3c (SEC guidance) as well. Upon issuance of the shares, the Company allocated a relative value of $101,368 to the Preferred Stock. Upon issuance, the Company recorded an aggregate value of $461,440, with $360,072 charged to additional paid in capital including the dividends due of $13,440 at September 30, 2022.

The Company breached its covenants in the Convertible Series B Preferred Stock in July 2022. The breached covenant defines as an event of default as any breach of a material covenant or material terms or conditions contained in the Certificate of Designations or in any purchase agreement, subscription agreement or other agreement with any Holder (of the Convertible Series B Preferred Stock). As a result of this event of default, the Stated Value of the preferred stock increased to $1.50 per share and the conversion price became the “the lower of the Fixed Conversion Price ($0.2) or 50% of the lowest closing bid price of the Company’s stock in the twenty days prior to a conversion”. The Preferred Stock’s redemption value was increased by another $224,000 as a result of the default and dividends are now accruing at 22%.

On April 18, 2023, the Company and the Holder of 224,000 Series B Preferred Stock (the “Holder”) entered into an Exchange Agreement whereby the Holder exchanged (the “Exchange”) 224,000 Series B Preferred Stock of the Company for 224,000 Series C Preferred Stock of the Company which shall have the rights and preferences in the Certificate of Designation of the Series C Preferred Stock as discussed below and for no other consideration (see below).

Between August 2023 to September 2023, the Company issued 2,309,360 shares of common stock to JP Carey Limited Partners, LP for the conversion of 15,500 Series B Preferred Stock and $3,640 accrued dividends.

At September 30, 2023, there remains 208,500 outstanding Convertible Series B Preferred Stock with stated value of $1.50 and would convert into 46,396,197 common shares. During the years ended September 30, 2023 and 2022, the Company charged $141,411 and $13,440, respectively, to additional paid in capital for the dividend of the preferred shares. At September 30, 2023 and 2022, the Series B Preferred Stock redemption value amounted to $463,962 (including dividends of $151,211) and $685,440 (including dividends of $13,440), respectively.

Mandatory Redeemable Series C Preferred Stock

Certificate of Designation of Series C 3% Preferred Stock

On April 25, 2023, the Company filed a Certificate of Designation for Series C Preferred Stock with the Delaware Secretary of State, designating 1,000,000 shares of preferred stock as Series C Preferred Stock. Each share of Series C Preferred Stock has a par value of $0.0001 per share and a stated value of $1.00 (the “Stated Value”). The Series C Preferred Stock shall have no right to vote on any matters requiring shareholder approval or any matters on which the shareholders are permitted to vote.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

Each share of Series C Preferred Stock is entitled to an annual dividend equal to 3% of the stated value which shall be cumulative, payable solely upon redemption, liquidation or conversion. Upon the occurrence of an event of default, the dividend rate shall automatically increase to 18%.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or upon any deemed liquidation event, after payment or provision for payment of debts and other liabilities of the Company and after payment or provision for any liquidation preference payable to the holders of any preferred stock ranking senior upon liquidation to the Series C Preferred Stock, if any, but prior to any distribution or payment made to the holders of common stock or the holders of the preferred stock ranking junior upon liquidation to the Series C Preferred Stock, the holders will be entitled to be paid out of the assets of the Company available for distribution an amount equal to the stated value plus any accrued but unpaid dividends, default adjustment, if applicable, and any other fees (collectively the “Adjustment Amount”).

The Holder shall have no right at any time to convert all or any part of the outstanding Series C Preferred Stock into shares of common stock.

Mandatory Redemption by the Company. On the date which is the earlier of: (i) December 31, 2023; and (ii) upon the occurrence of an Event of Default (i) or (ii), the Mandatory Redemption Date the Company shall redeem all of the shares of Series C Preferred Stock of the Holders. Within five (5) days of the Mandatory Redemption Date, the Company shall make payment to each Holder of an amount in cash, or kind, equal to (i) the total number of Series C Preferred Stock held by the applicable Holder, multiplied by (ii) the then current Stated Value (including but not limited to the addition of any accrued, unpaid dividends and the Default Adjustment, if applicable) (the “Mandatory Redemption Amount”). The value of any payment in kind shall be as agreed between the Company and the Holder.

Upon the occurrence and during the continuation of any Event of Default (other than as set forth in Section 8ai of the amendment which is the failure to redeem), the Stated Value shall immediately be increased to $1.50 per share of Series C Preferred Stock; and upon the occurrence and during the continuation of any Event of Default specified in Section 8ai which is the failure to redeem, the Stated Value shall immediately be increased to $2.00 per share of Series C Preferred Stock (the amounts referred to herein shall be referred to collectively as the “Default Adjustment”). In the event of a Default Adjustment, the Company shall immediately, upon the demand of the Majority Holders, redeem the issued and outstanding Series C Preferred Stock and pay to the Holders the amount which is equal to (i) the number of shares of Series C Preferred Stock held by such Holders multiplied by (ii) the Stated Value plus any Adjustment Amount. Upon any Event of Default set forth in Section 8(A)(ix), provided that there is no other default, no Default Adjustment shall occur; however, the Company shall immediately, upon the demand of the Majority Holders, redeem the issued and outstanding Series C Preferred Stock and pay to the Holders the amount which is equal to (i) the number of shares of Series C Preferred Stock held by such Holders multiplied by (ii) the Stated Value plus any Adjustment Amount.

ASC 480, Distinguishing Liabilities from Equity, defines mandatorily redeemable financial instruments as any financial instruments issued in the form of shares that have an unconditional obligation requiring the issuer to redeem the instrument by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur. A mandatorily redeemable financial instrument shall be classified as a liability unless the redemption is required to occur only upon the liquidation or termination of the reporting entity. Under ASC 480, mandatorily redeemable financial instruments shall be measured initially at fair value. Due to the mandatory redemption feature, ASC 480 requires that these Series C Preferred Stock be classified as a liability rather than as a component of equity, with preferred annual returns being accrued and recorded as interest expense.

As a result of the Exchange of 224,000 shares of Convertible Series B Preferred Stock for Series C Preferred Stock on April 18, 2023 (see above), there were 224,000 shares of Series C Preferred Stock issued and outstanding as of September 30, 2023. The Series C preferred shares are mandatorily redeemable by the Company and are therefore classified as a liability for $336,000 (based on the $1.50 stated value). There was no gain or loss recognized in connection with the Exchange Agreement. At September 30, 2023, the Series C Preferred Stock redemption value amounted to $340,572 (including dividends of $4,572).

NOTE 13 - STOCKHOLDERS’ DEFICIT

Preferred Stock

As of September 30, 2023, the Company is authorized to issue 5,000,000 shares of $0.0001 par value preferred stock, with designations, voting, and other rights and preferences to be determined by the Board of Directors of which 2,999,750 remain available for designation and issuance.

As of September 30, 2023 and 2022, the Company has designated 250 shares of $0.0001 par value Series A preferred stock, of which 250 shares are issued and outstanding. These preferred shares have voting rights per shareholder equal to the total number of issued and outstanding shares of common stock divided by 0.99.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

See Note 12, regarding the issuance of Series B and Series C Preferred Stock and the related designations.

Common Stock

As of September 30, 2023 and 2022, there were 9,306,954 and 4,407,321, shares outstanding, respectively.

Reverse Stock Split

On July 11, 2023, the Company filed a certificate of amendment to its certificate of incorporation, as amended, to effect a one-for-one thousand (1:1,000) Reverse Stock Split, effective as of July 17, 2023. Proportional adjustments for the Reverse Stock Split were made to the Company’s outstanding stock options, warrants and equity incentive plans. All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the consolidated financial statements to reflect the Reverse Stock Split.

Stock Incentive Plan

The Company established its 2016 Stock Incentive Plan (the “Plan”) that permits the granting of incentive stock options and other common stock awards. The maximum number of shares available under the Plan is 100 shares. The Plan is open to all employees, officers, directors, and non-employees of the Company. Options granted under the Plan will terminate and may no longer be exercised (i) immediately upon termination of an employee or consultant for cause or (ii) one year after termination of employment, but not later than the remaining term of the option. As of September 30, 2023, 84 awards remain available for grant under the Plan.

S-1 Offerings

On January 20, 2022, the Company filed a Post-Effective Amendment to its Form S-1 filed on June 9, 2021, deregistering all unissued shares of common stock from that offering.

On January 21, 2022, the Company submitted a registration statement filed on Form S-1. The Company requested accelerated status and the registration statement became effective on January 24, 2022. The offering provides for the issuance of up to 1,800,000 shares of common stock at a price of $.60, under subscriptions. The Company will use the proceeds for working capital and may seek to expand the business through investment. On February 1, 2022 the Form S-1 offering was made effective.

Since September 30, 2021, the Company issued 100,000 shares of common stock under the June 9, 2021 S-1 offering and received $250,000.

Since February 2, 2022, Trillium Partners LP subscribed to 749,313 shares of common stock under the new S-1 for cash payments of $449,589.

On September 16, 2022, the Company filed a registration statement on Form S-1. The registration statement became effective on September 29, 2022. The offering provided for the issuance of up to 5,000,000 shares of common stock at a price of $0.20, under subscriptions. The Company used the proceeds for working capital.

During the year ended September 30, 2023, the Company issued 496,667 shares of common stock under the September 16, 2022 S-1 offering and received $99,333.

Shares Issued for Conversion of Convertible Notes

In total 1,124,318 shares of common stock were issued upon conversion of convertible notes and accrued interest during the year ended September 30, 2022 as follows:

On November 4, 2021, Geneva Roth Remark Holdings Inc. converted principal of $58,500 and accrued interest of $2,925 from its convertible note dated May 3, 2021 into 40,950 shares of common stock at contracted prices. Following the conversions, the balance of principal and accrued interest was $0.

On December 17, 2021, Geneva Roth Remark Holdings Inc. converted principal of $58,500 and accrued interest of $2,925 from its convertible note dated June 14, 2021 into 81,900 shares of common stock at contracted prices. Following the conversions, the balance of principal and accrued interest was $0.

On January 21, 2022, Geneva Roth Remark Holdings Inc. converted principal of $53,750 and accrued interest of $2,688 from its convertible note dated July 19, 2021 into 78,385 shares of common stock at contracted prices. Following the conversions, the balance of principal and accrued interest was $0.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

On March 22, 2022 and March 25, 2022, Geneva Roth Remark Holdings Inc. converted principal of $50,000 and accrued interest of $2,500 from its convertible note dated September 17, 2021 into 159,091 shares of common stock at contracted prices. Following the conversions, the balance of principal and accrued interest was $0.

On May 18, 2022 and May 25, 2022 1800 Diagonal Lending LLC (f/k/a Sixth Street Lending LLC, fully converted principal and accrued interest of $55,000 and $2,750 from the convertible note dated November 12, 2021 into 197,640 shares of common stock.

On June 6, 2022, Frondeur Partners LLC fully converted principal and accrued interest of $15,000 and $747 from the convertible note dated December 1, 2021 into 95,215 shares of common stock.

On July 12, 2022, Frondeur Partners LLC fully converted principal and accrued interest of $15,000 and $744 from the convertible note dated January 1, 2022 into 126,926 shares of common stock.

On July 14, 2022 and July 18, 2022 1800 Diagonal Lending LLC (f/k/a Sixth Street Lending LLC, fully converted principal and accrued interest of $53,750 and $2,688 from the convertible note dated November 12, 2021 into 217,067 shares of common stock.

On September 23, 2022, Frondeur Partners LLC fully converted principal and accrued interest of $15,000 and $777 from the convertible note dated February 1, 2022 into 127,145 shares of common stock.

Approximately $222,000 of put premiums (related to the Stock Settled Debt treatment of the conversions listed above) was reclassified to additional paid in capital in fiscal 2022.

In total 2,090,007 shares of common stock were issued upon conversion of convertible notes and accrued interest during the year ended September 30, 2023 as follows:

On October 3, 2022, the Company issued 191,827 shares of common stock in conversion of Frondeur Partners LLC, convertible note payable dated March 1, 2022, all principal of $15,000 and accrued interest of $888 were converted.

On November 17, 2022, the Company issued 384,804 shares of common stock in conversion of Frondeur Partners LLC, convertible note payable dated April 1, 2022, all principal of $15,000 and accrued interest of $945 were converted.

On December 1, 2022, the Company issued 383,489 shares of common stock in conversion of Frondeur Partners LLC, convertible note payable dated May 1, 2022, all principal of $15,000 and accrued interest of $879 were converted.

On January 11, 2023, the Company issued 384,311 shares of common stock in conversion of Frondeur Partners LLC, convertible note payable dated June 1, 2022, all principal of $15,000 and accrued interest of $921 were converted.

On February 1, 2023, the Company issued 372,911 shares of common stock in conversion of Frondeur Partners LLC, convertible note payable dated July 1, 2022, all principal of $15,000 and accrued interest of $884 were converted.

On March 1, 2023, the Company issued 372,665 shares of common stock in conversion of Frondeur Partners LLC, convertible note payable dated August 1, 2022, all principal of $15,000 and accrued interest of $871 were converted.

$90,000 of put premiums (related to the Stock Settled Debt treatment of the conversions listed above) was reclassified to additional paid in capital during the year ended September 30, 2023.

Shares Issued in Potential Settlement of Legal Matter

On September 30, 2021, the Company issued 36,821 common shares to a former officer in potential settlement of a claim for compensation due plus accrued interest. The shares were valued at $119,670, with $92,723 related to salary due and $26,947 was charged to interest expense. At September 30, 2021, $119,670 was recognized as a deferred charge presented as other assets on the consolidated balance sheet. During the year ended September 30, 2022, the shares were cancelled (see Note 7).

All shares issued to employees and non-employees are valued at the quoted trading prices on the respective grant dates.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

Stock Options

The Company recognizes compensation cost for unvested stock-based incentive awards on a straight-line basis over the requisite service period.

There were no options granted under the 2016 Stock Incentive Plan for the years ended September 30, 2023 and 2022.

For the years ended September 30, 2023 and 2022, the Company recorded $0 and $69,108 of compensation and consulting expense related to stock options, respectively. Total unrecognized compensation was $0, at September 30, 2023 and 2022.

For the years ended September 30, 2023 and 2022, a summary of the Company’s stock options activity is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Weighted- Average Grant-Date Fair Value	Aggregate Intrinsic Value
Outstanding at September 30, 2021	17	230,000.00	3.71	-	-
Forfeited	(1)
Outstanding at September 30, 2022	16	220,000.00	1.97	-	-
Forfeited	(-)	-	-	-
Outstanding and Exercisable at September 30, 2023	16	220,000.00	0.97	-	-

All options were issued at an options price equal to the market price of the shares on the date of the grant.

Warrants

On July 1, 2022, the “Company entered into separate Securities Purchase Agreements with Trillium Partners, LP (“Trillium”) and with JP Carey Limited Partners, LP (“JPC”). Under the terms of each SPA, Trillium and JPC each agreed to advance funds under a merchant financing arrangement, treated as loans. Warrants for the purchase of 1,120,000 shares of Common Stock were issued as consideration for the advance agreement. In total 2,240,000 warrants were issued and a relative value for the bundled transaction of $200,387, was charged to debt discount (amortized to interest expense over the term of the related loans), additional paid in capital was credited for the same amount.

The Warrants are exercisable at $0.20 for a term of 7 years, permit the Holder thereof to elect a cashless exercise, are subject to adjustment according to certain anti-dilution provisions, and carry no voting rights.

For the years ended September 30, 2023 and 2022, a summary of the Company’s warrant activity is as follows:

	Number of Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Weighted- Average Grant-Date Fair Value	Aggregate Intrinsic Value
Outstanding and exercisable at September 30, 2021	42,777	$1.12	1.11	-	$93,255
Anti-dilution adjustment	356,479	-	-	-	-
Surrender of warrants	(399,256)	-	-	-	-
Issuance of warrants	2,240,000	$0.20	6.75	$0.20	$448,000
Outstanding and exercisable at September 30, 2022	2,240,000	$0.20	6.5	$0.20	$224,000

Outstanding and exercisable at September Outstanding and exercisable at September 30, 2023	2,240,000	$0.20	5.5	$0.20	$-

There were no new warrants issued during the year ended September 30, 2023.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

NOTE 14 - RELATED PARTY TRANSACTIONS

On October 1, 2016, the Company entered into employment agreements with the Company’s President and CEO which provides for annual base compensation of $370,000 for a period of three years, which can, at the Company’s election, be paid in cash or Common Stock or deferred if insufficient cash is available, and provides for other benefits, including a discretionary bonus and equity provision for the equivalent of 12 months’ base salary, and an additional one-time severance payment of $2,500,000 upon termination under certain circumstances, as defined in the agreement. On September 16, 2019, this employment agreement was modified for a period of five years to provide an annual salary of $624,000 along with the aforementioned benefits including education reimbursement. The Company recognized expenses of $624,000 for the year ended September 30, 2023 and 2022 for the CEO’s base compensation.

The Company had certain promissory notes payable to related parties (see Note 9).

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Contingencies

Legal Matters

On February 6, 2018, the Company sent a letter to the previous owners of Howco Distributing Co. (“Howco”) alleging that they made certain financial misrepresentations under the terms of the Stock Purchase Agreement by which the Company acquired control of Howco during 2016. The Company claimed that the previous owners took excessive amounts of cash from the business prior to the close of the merger. On March 13, 2018, the Company filed a lawsuit against the previous owners by issuing a summons. On April 12, 2018, the Company received the Defendants’ answer. On July 22, 2019, the Company sought and was granted a dismissal without prejudice of the lawsuit filed against the previous owners of Howco. A company representative and the previous owners have been in contact. An informal oral agreement with the Seller was made whereby the Company had been paying the previous owners $3,000 per month. The Company is no longer paying the previous owner $3,000 a month. A company representative informed the previous owner that the Company will resume the $3,000 payment as soon as it is able to do so (see Note 8).

In connection with the merger in fiscal 2016, with Texas Wyoming Drilling, Inc., a vendor has a claim for unpaid bills of approximately $75,000 against the Company. The Company and its legal counsel believe the Company is not liable for the claim pursuant to its indemnification clause in the merger agreement.

In the suit Drone USA, Inc and Michael Bannon (plaintiffs) vs the former Chief Financial Officer or CFO, the plaintiffs sought to compel the former CFO to meet his obligations under an agreement guaranteeing payments to another former executive. The former CFO filed a cross-claim against the plaintiffs for past due salary. The employment agreement with the former CFO allowed salary payments to be paid in cash or stock. During the year ended September 30, 2021, the Company issued 36,821 shares of its common stock for the past due salary and claims that this payment moots the former CFO’s claim for past due salary. During the year ended September 30, 2022, the Company began the process to cancel the shares issued and reclassified the amount to equity and a previously recorded liability for $119,670. The former CFO filed a motion for summary judgement which was denied, then filed an appeal to that order. The appellate court reversed the lower court’s decision. The Company settled the lawsuit for $90,000. Three equal payments of $30,000 were required to be made. The May 2023, June 2023 and July 2023 payments of $90,000 were made. (see Note 7).

On April 10, 2019, a former service provider filed a complaint with three charges with the Superior Court Judicial District of New Haven, CT seeking payment for professional services. The Company has previously recognized expenses of $218,637, which remain unpaid in accounts payable. On May 2, 2023, the Company reached a settlement agreement with a former vendor which had a pending legal action against the Company concerning services rendered having outstanding amounts owed of $219,613. The Company agreed to pay a total of $110,000 in total, consisting of a cash payment of $25,000 and a note payable of $85,000 (having a 3% annual interest). The Company will pay $2,472 for 36 months.

On December 30, 2020, a Howco vendor filed a lawsuit seeking payment of past due invoices totaling $276,430 and finance charges of $40,212. The Company has recorded the liability for the invoices in the normal course of business. Management at Howco as well as an intermediary consultant structured a repayment plan with this vendor and other vendors as well.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

Settlements

On November 13, 2018, the Company and a vendor agreed to settle $161,700 in past due professional fees for a convertible note in the amount of $90,000. The note bears interest at 5% and matures in July 2019, and has a fixed discount conversion feature. The note is past due and remains unconverted at September 30, 2023 and 2022; however there is no default interest or penalty associated with the default. The difference between the settlement amount and the recorded amount in accounts payable of $71,700 was recognized as a gain on debt extinguishment upon receipt of the waiver and release from the vendor in 2018.

On June 23, 2023, Howco entered into a settlement agreement with Crane Machinery Inc. (CMI). Howco agreed to pay $16,500 with an initial settlement of $2,000, to be followed by five monthly installments of $2,900, until paid in full.

As of September 30, 2023, the Company has received demand for payment of past due amounts for services by several consultants and service providers.

During the year ended September 30, 2023, the Company did an evaluation of certain unsecured, previously accrued payables to various third parties and the related jurisdiction(s) such amounts arose from, selected amounts were written off in accordance with ASC 405-20-40-1 - Extinguishment of Liabilities as the statute of limitations had expired on the payables and the Company recorded a gain of $531,231 as a result of the extinguishments as reflected in the accompanying statements of operations.

Commitments

Lease Obligations

On April 16, 2020 the Company’s subsidiary Howco renewed its office and warehouse lease in Vancouver, WA for a term commencing on June 1, 2020 extending through June 1, 2023 at an initial monthly rent of approximately $5,154. The lease required monthly payments including base rent plus CAM with annual increases.

On April 16, 2023, Howco renewed its office and warehouse lease for an additional three years. The initial year (commencing on June 1, 2023) monthly lease payment is $4,542, in years two and three the monthly lease payments are $4,679 and $4,819 respectively. Monthly common charges at $1,481 for the first year, subject to change in years two and three.

The Company recognized a right-of-use asset of and a lease liability of $140,561, which represents the fair value of the lease payments calculated as present value of the minimum lease payments using a discount rate of 12% on date of the lease renewal in accordance with ASC 842. The asset and liability will be amortized as monthly payments are made and lease expense will be recognized on a straight-line basis over the term of the lease.

Right of use asset (ROU) is summarized below:

	September 30, 2023	September 30, 2022
Operating lease at inception	$140,561	$156,554
Less accumulated reduction	(13,285)	(122,986)
Balance ROU asset	$127,276	$33,568

Operating lease liability related to the ROU asset is summarized below:

Operating lease liabilities at inception	$140,561	$156,554
Reduction of lease liabilities	(12,735)	(122,079)
Total lease liabilities	$127,826	$34,475
Less: current portion	(41,946)	-
Lease liabilities, non-current	$85,880	$-

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

Non-cancellable operating lease total future payments are summarized below:

Total minimum operating lease payments	$150,298	$42,929
Less discount to fair value	(22,472)	(8,454)
Total lease liability	$127,826	$34,475

Future minimum lease payments under non-cancellable operating leases at September 30, 2023 are as follows:

Years ending September 30,	Amount
2024	$55,049
2025	56,701
2026	38,548
Total minimum non-cancelable operating lease payments	$150,298

The weighted average remaining lease term for the operating lease is 2.67 years as of September 30, 2023.

In December 2019, the Company relocated its primary office to 195 Paterson Avenue, Little Falls, New Jersey, under a one-year lease with a renewal option having monthly payments of $500. On June 1, 2023, the Company moved its address from 195 Paterson Avenue Little Falls, NJ to 37 Main Street Sparta, NJ. Following subsequent renewals the current rent is $700, per month as of September 30, 2023.

For the years ended September 30, 2023 and 2022, rent expense for all leases amounted to $76,117 and $73,346, respectively.

Notice of Default

On September 6, 2019, the Company received a notice of default under its senior secured credit facility with TCA, for non-payment of amounts due among other matters. Left uncured the default remedies include seizure of operating assets such as the Company’s subsidiary. Additionally, the default may trigger cross default provisions under other agreements with other creditors. On April 12, 2023, the receiver for TCA sold and assigned to Ekimnel Strategies, LLC, a Delaware limited liability company, and Ekimnel purchased and assumed, all of TCA’s rights and obligations as a lender under that certain Senior Secured Credit Facility Agreement (see Note 9).

NOTE 16 - CONCENTRATIONS

Concentration of Credit Risk

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits of $250,000. At September 30, 2023, cash in a bank did not exceed the federally insured limits. The Company has not experienced any losses in such accounts through September 30, 2023.

Economic Concentrations

With respect to customer concentration, one customer accounted for approximately 85% of total sales for the year ended September 30, 2023. One customer accounted for approximately 73% of total sales for the year ended September 30, 2022.

With respect to accounts receivable concentration, two customers accounted for 88% and 10% of total accounts receivable at September 30, 2023. Three customers accounted for approximately 50%, 23%, and 15%, of total accounts receivable at September 30, 2022.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

With respect to supplier concentrations, two suppliers accounted for approximately 15% and 10% of total purchases for the year ended September 30, 2023. Two suppliers accounted for approximately 17% and 13%, of total purchases for the year ended September 30, 2022.

With respect to Howco accounts payable concentration, three suppliers accounted for approximately 11%, 18% and 20% of total accounts payable at September 30, 2023. With respect to Howco accounts payable concentration, three suppliers accounted for approximately 27%, 24%, and 13% of total accounts payable at September 30, 2022.

Foreign sales were $4,509 and $0 for the years ended September 30, 2023 and 2022, respectively.

NOTE 17 - INCOME TAXES

The Company recognizes deferred tax assets and liabilities for the tax effects of differences between the financial statement and tax basis of assets and liabilities. A valuation allowance is established to reduce the deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

As of September 30, 2023, the Company has net operating loss carryforwards of approximately $19,264,000 to reduce future taxable income. Of the $19,264,000, approximately $14,604,000 can be used through 2039, and $4,660,000 may be carried forward indefinitely. A valuation allowance for the entire amount of deferred tax assets has been established as of September 30, 2023 and 2022.

A reconciliation of the provision for income taxes at the federal statutory rates of 21% to the Company’s provision for income tax is as follows:

	Year Ended September 30, 2023	Year Ended September 30, 2022
U.S. Federal (tax benefit) provision at statutory rate	$(467,320)	$(561,403)
State (tax benefit) income taxes, net of federal benefit	(188,041)	(225,898)
Permanent differences	(64,035)	(40,511)
True up	28,151	78,612
Changes in valuation allowance	691,245	749,200
Total	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities for the periods presented:

	September 30, 2023	September 30, 2022
Deferred Tax Assets
Stock-based compensation	$873,096	$873,096
Accrued salary – unpaid	992,450	827,377
Net operating losses	5,673,374	5,147,202
Total deferred tax assets	7,538,920	6,847,675
Valuation allowance	(7,538,920)	(6,847,675)
Net deferred tax assets	$-	$-

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the history of losses the Company has generated in the past, the Company believes that it is not more likely than not that all of the deferred tax assets in the U.S. can be realized as of September 30, 2023 and 2022, accordingly, the Company has recorded a full valuation allowance on its U.S. deferred tax assets.

The Company files income tax returns in the United States on federal basis and various states. The Company is not currently under any international or any United States federal, state and local income tax examinations for any taxable years. All of the Company’s net operating losses are subject to tax authority adjustment upon examination.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

NOTE 18 - SUBSEQUENT EVENTS

Promissory Note Issued

On October 26, 2023, the Company entered into the Securities Purchase Agreement (the “Agreement”) with 1800 Diagonal Lending LLC (“Lender”), pursuant to which the Company issued a promissory note (the “Note”) to the Lender in the principal amount of $90,400, including an original issue discount of $10,400 and legal fees of $5,000. The Agreement contains certain customary representations, warranties, and covenants made by the Company.

Under the Note, the Company is required to make ten payments of $10,305.60, which includes a one-time interest charge of 14% ($12,565). The first payment is due on November 30, 2023, with nine subsequent payments due each month thereafter. The Note is not secured by any collateral. The Note matures on August 30, 2024 and contains customary events of default. Upon the occurrence and during the continuation of any such event of default, the Note will become immediately due and payable, and the Company is obligated to pay to the Lender an amount equal to 150% times the sum of (w) the then outstanding principal amount of the Note plus (x) accrued and unpaid interest on the unpaid principal amount of the Note to the date of payment plus (y) default interest at 22% per annum on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Lender pursuant to Article IV of the Note (amounts set forth in clauses (w), (x), (y) and (z) are collectively referred to as the “Default Amount”). If the Company fails to pay the Default Amount within five (5) business days of the Lender’s written notice that such amount is due and payable, then the Lender has the right to convert the balance owed pursuant to the Note, including the Default Amount, into shares of common stock of the Company (“Common Stock”) at a variable conversion price equal to 61% of the lowest closing price pe share of Common Stock during the ten trading day period ending on the latest complete trading day prior to the conversion date, provided that the Lender and its affiliates may not own greater than 4.99% of the Company’s outstanding shares of Common Stock, as set forth in the Note. The Company received funding under the Note on October 26, 2023. The Company intends to use the proceeds from the Note for general working capital purposes. The Company paid the required monthly payments starting on November 20, 2023.

Convertible Note Issued

On December 11, 2023, the Company entered into the Securities Purchase Agreement with 1800 Diagonal Lending LLC (the “Lender”), pursuant to which the Company issued a promissory note to the Lender in the principal amount of $40,000, including a debt issuance cost of $5,000 to be amortized over the term of this note. The note matures on December 11, 2024 and bears interest at 12% per annum. The conversion price shall be a variable conversion price equal to 65% of the average of the two lowest closing price per share of the common stock during the fifteen trading day period ending on the latest complete trading day prior to the conversion date, provided, however, that the Lender and its affiliates may not beneficially own more than 4.99% of the Company’s outstanding shares of common stock upon the conversion of the December 11, 2023 note. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded debt premium of $21,538.

Convertible Notes for Legal Services

From December 1, 2023 until February 1, 2024, the Company issued a $6,000 convertible notes every month to the law firm for fees incurred, each note having six-month term to maturity and 10% annual interest compounded monthly. The notes are convertible into shares of common stock at a fixed discount of 70% of the lowest bid price in the 10 trading days immediately preceding the notice of conversion from the lender. The notes have cross default provisions. The Company has accounted for the convertible promissory notes as stock settled debt under ASC 480 and recorded debt premiums equal to the face value of the notes with a charge to interest expense. The principal amount of these notes will be charged to professional fees during the month the notes were issued. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded debt premium of $7,714.

Conversion of Series B Preferred Stock into Common Stock

In December 2023, the Company issued 932,727 shares of common stock to JP Carey Limited Partners, LP for the conversion of 2,850 Series B Preferred Stock and $855 accrued dividends.

Equity Financing Agreement with GHS Investments, LLC

On October 5, 2023, the Company entered into an Equity Financing Agreement (the “Equity Financing Agreement”) with GHS Investments, LLC, a Nevada limited liability company (“GHS”).  Under the terms of the Equity Financing Agreement, GHS will purchase, at the Company’s election, up to $10,000,000 of the Company’s registered common stock (the “Shares”).

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023 and 2022

During the term of the Equity Financing Agreement, the Company may at any time deliver a “put notice” to GHS thereby requiring GHS to purchase a certain dollar amount of the Shares. Simultaneous with the delivery of such Shares, GHS shall deliver payment for the Shares. Subject to certain restrictions, the purchase price for the Shares shall be equal to 80% of the Market Price during the Pricing Period as such capitalized terms are defined in the Agreement. Following an up-list to the NASDAQ or an equivalent national exchange by the Company, the Purchase price shall mean ninety percent (90%) of the lowest volume weighted average price (“VWAP”) during the relevant Pricing Period, subject to a floor of $0.0135 per share, below which the Company shall not deliver a Put.

The number of Shares sold to GHS shall not exceed the number of such shares that, when aggregated with all other shares of common stock of the Company then beneficially owned by GHS, would result in GHS owning more than 4.99% of all of the Company’s common stock then outstanding. Additionally, GHS may not execute any short sales of the Company’s common stock. Further, the Company has the right, but never the obligation to draw down. No shares have been issued as of the date of this report.

The Equity Financing Agreement shall terminate (i) on the date on which GHS shall have purchased Shares pursuant to the Equity Financing Agreement for an aggregate Purchase Price of $10,000,000, or (ii) on the date occurring 24 months from the date on which the Equity Financing Agreement was executed and delivered by the Company and GHS.

As a condition for the execution of the Equity Financing Agreement by GHS, the Company is obligated to issue $20,000 worth of shares to GHS (“Commitment Shares”). These shares have not been issued as of the date of filing of this report.

Registration Rights Agreement with GHS Investments, LLC

In addition, on October 5, 2023, the Company and GHS entered into a Registration Rights Agreement (the “Registration Agreement”). Under the terms of the Registration Agreement the Company agreed to file a registration statement with the Securities and Exchange Commission with respect to the Shares within 30 days of October 5, 2023. The Company is obligated to keep such registration statement effective until (i) three months after the last closing of a sale of Shares under the Purchase Agreement, (ii) the date when GHS may sell all the Shares under Rule 144 without volume limitations, or (iii) the date GHS no longer owns any of the Shares.

Sale of Future Receipts Agreements

On October 24, 2023, the Company’s subsidiary, Howco, executed a sale of future receipt agreement with Samson MCA LLC (“Samson”). Under the agreement, the Company sold $136,000 in future receipt or receivables for a purchase amount of $100,000. The principal amount is payable in weekly installments of $3,400 until such time that the obligation is fully satisfied for approximately 10 months. The Company received $96,875 (net of origination fee of $3,000 which will be amortized over term of this agreement and $125 processing fee). The Company has the option to repurchase the receipts it sold to Samson during the first month to the sixth month from the date of this agreement ranging from $118,000 to $127,000.

On January 10, 2024, the Company’s subsidiary, Howco, executed a sale of future receipt agreement with Samson MCA LLC. Under the agreement, the Company sold $173,750 in future receipt or receivables for a purchase amount of $125,000. The principal amount is payable in weekly installments of $8,687.50 until such time that the obligation is fully satisfied for approximately 5 months. The Company received $121,225 (net of origination fee of $3,750 which will be amortized over term of this agreement and $125 processing fee). The Company has the option to repurchase the receipts it sold to Samson during the first month to the sixth month from the date of this agreement ranging from $147,500 to $158,750.

BANTEC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2024	September 30, 2023
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$44,967	$35,443
Accounts receivable, net	196,256	138,609
Inventory	234,616	178,056
Prepaid expenses and other current assets	20,000	15,000

TOTAL CURRENT ASSETS	495,839	367,108

Property and equipment, net	2,627	1,542
Right of use asset	106,371	127,276

TOTAL ASSETS	$604,837	$495,926

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$2,535,296	$2,215,246
Accrued expenses and interest	4,082,611	3,530,406
Convertible notes, net of debt discount and premiums	810,872	386,180
Line of credit	50,000	35,000
Note payable – seller	834,000	834,000
Current portion notes and loans payable and other advances – net of discounts	898,495	863,852
Notes payable – related party	104,895	105,062
Mandatorily redeemable Preferred Stock Series C - 1,000,000 shares designated and authorized, 224,000 shares at $2.00 stated value and 224,000 shares at $1.50 stated value issued and outstanding at March 31, 2024 and September 30, 2023, respectively	475,573	340,572
Lease liability - current portion	45,364	41,946

TOTAL CURRENT LIABILITIES	9,837,106	8,352,264

LONG-TERM LIABILITIES:
Lease liability - long-term portion	62,384	85,880
Note payable including accrued interest – related party - long-term portion	8,787,875	8,700,254
Notes and loans payable – net of current portion	150,000	150,000

TOTAL LONG-TERM LIABILITIES	9,000,259	8,936,134

TOTAL LIABILITIES	$18,837,365	$17,288,398

Temporary Equity – Convertible Preferred Stock Series B - $1.50 stated value, 1,000,000 shares designated and authorized, 205,650 and 208,500 shares, issued and outstanding at March 31, 2024 and September 30, 2023, respectively	504,784	463,962

Commitments and Contingencies (See Note 13)

STOCKHOLDERS’ DEFICIT:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, Series A preferred stock – 250 shares designated, issued and outstanding at March 31, 2024 and September 30, 2023, respectively	$-	$-
Common stock - $0.0001 par value,12,000,000,000 shares authorized, 10,743,178 and 9,306,954 shares issued and outstanding at March 31, 2024 and September 30, 2023, respectively	1,073	930
Additional paid-in capital	20,539,727	20,598,156
Accumulated deficit	(39,278,112)	(37,855,520)

TOTAL STOCKHOLDERS’ DEFICIT	(18,737,312)	(17,256,434)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$604,837	$495,926

The accompanying condensed consolidated notes are an integral part of these condensed consolidated financial statements.

BANTEC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2024	2023	2024	2023

Sales	$771,663	$623,123	$1,727,397	$1,229,289

Cost of Goods Sold	675,011	514,946	1,483,198	1,026,162

Gross Profit	96,652	108,177	244,199	203,127

OPERATING EXPENSES
Selling, general, and administrative expenses	510,599	481,483	965,384	995,773

TOTAL OPERATING EXPENSES	510,599	481,483	965,384	995,773

LOSS FROM OPERATIONS	(413,947)	(373,306)	(721,185)	(792,646)

OTHER INCOME (EXPENSE)
Interest and financing costs	(532,265)	(457,362)	(701,407)	(819,697)
TOTAL OTHER EXPENSE, NET	(532,265)	(457,362)	(701,407)	(819,697)

LOSS BEFORE TAXES	(946,212)	(830,668)	(1,422,592)	(1,612,343)

Provision for Income tax	-	-	-	-

NET LOSS	$(946,212)	$(830,668)	$(1,422,592)	$(1,612,343)

Dividends Attributable to Series B and C Preferred Stock	(43,680)	(39,732)	(68,954)	(76,692)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(989,892)	$(870,400)	$(1,491,546)	$(1,689,035)

BASIC AND DILUTED NET LOSS PER SHARE AVAILABLE TO COMMON STOCKHOLDERS	$(0.10)	$(0.13)	$(0.15)	$(0.29)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	10,256,280	6,526,895	9,899,489	5,922,850

The accompanying condensed consolidated notes are an integral part of these condensed consolidated financial statements.

BANTEC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2024 AND 2023

(Unaudited)

	Series A
	Preferred Stock		Common Stock		Additional		Total
	No. of Shares	Value	No. of Shares	Value	Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit

Balance at September 30, 2022	250	$-	4,407,321	$441	$19,051,212	$(35,630,186)	$(16,578,533)
Shares issued for cash	-	-	496,667	49	99,284	-	99,333
Shares issued for conversion of notes and accrued interest and reclassification of debt premiums	-	-	960,120	96	102,501	-	102,597
Preferred Stock Series B dividend	-	-	-	-	(36,960)	-	(36,960)
Net loss for the three months ended December 31, 2022	-	-	-	-	-	(781,675)	(781,675)
Balance at December 31, 2022	250	-	5,864,108	586	19,216,037	(36,411,861)	(17,195,238)
Shares issued for conversion of notes and reclassification of debt premiums	-	-	1,129,887	113	101,382	-	101,495
Preferred Stock Series B dividend	-	-	-	-	(39,732)	-	(39,732)
Net loss for the three months ended March 31, 2023	-	-	-	-	-	(830,668)	(830,668)
Balance at March 31, 2023	250	$-	6,993,995	$699	$19,277,687	$(37,242,529)	$(17,964,143)

	Series A
	Preferred Stock		Common Stock		Additional		Total
	No. of Shares	Value	No. of Shares	Value	Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit

Balance at September 30, 2023	250	$-	9,306,954	$930	$20,598,156	$(37,855,520)	$(17,256,434)
Preferred Stock Series B and C dividend	-	-	-	-	(25,274)	-	(25,274)
Shares issued for conversion of Series B preferred shares and dividends	-	-	932,727	93	5,037	-	5,130
Net loss for the three months ended December 31, 2023	-	-	-	-	-	(476,380)	(476,380)
Balance at December 31, 2023	250	-	10,239,681	1,023	20,577,919	(38,331,900)	(17,752,958)
Preferred Stock Series B and C dividend	-	-	-	-	(43,680)	-	(43,680)
Shares issued for conversion of notes and reclassification of debt premiums	-	-	503,497	50	5,488	-	5,538
Net loss for the three months ended March 31, 2024	-	-	-	-	-	(946,212)	(946,212)
Balance at March 31, 2024	250	$-	10,743,178	$1,073	$20,539,727	$(39,278,112)	$(18,737,312)

The accompanying condensed consolidated notes are an integral part of these condensed consolidated financial statements.

BANTEC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended March 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,422,592)	$(1,612,343)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Amortization of debt discounts	103,089	169,712
Accretion of premium on convertible notes	157,682	114,000
Bad debt recovery	(2,011)	-
Depreciation expense	473	-
Share issued for conversion fees	-	18,704
Fee notes issued to service providers	24,000	114,000
Non-cash interest expense	216,292	-
Non-cash rent expense	827	(948)
Changes in Assets and Liabilities:
Accounts receivable	(55,636)	120,602
Inventory	(56,560)	9,080
Prepaid expenses and other assets	(5,000)	-
Accounts payable and accrued expenses	982,056	778,683
Settlement payable	-	(32,222)
NET CASH USED IN OPERATING ACTIVITIES	(57,380)	(320,732)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(1,558)	-
NET CASH USED IN INVESTING ACTIVITIES	(1,558)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares	-	99,333
Proceeds from line of credit	15,000	-
Net proceeds from loans and notes payable and other advances	393,250	-
Repayments of loans and notes payable	(354,621)	(40,741)
Net proceeds from convertible notes payable	35,000	-
Repayments of convertible notes	(20,000)	-
Net proceeds from notes payable, related party	47,408	151,800
Repayments on notes payable, related party	(47,575)	(62,897)
Repayments on note payable - seller	-	(3,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES	68,462	144,495

NET INCREASE (DECREASE) IN CASH	9,524	(176,237)

CASH AT BEGINNING OF PERIOD	35,443	186,386
CASH AT END OF PERIOD	$44,967	$10,149

Supplemental Disclosure of Cash Flow Information

Cash paid for:
Interest	$3,798	$16,965
Income Tax	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Issuance of common stock for conversion of convertible notes and accrued interest	$3,600	$95,388
Issuance of common stock for conversion of Series B preferred stock and dividends	$5,130	$-
Reclassification of debt premium upon conversion of convertible debt	$1,938	$90,000
Debt discount	$106,900	$-
Dividends on convertible preferred stock	$68,954	$-

The accompanying condensed consolidated notes are an integral part of these condensed consolidated financial statements.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

NOTE 1 - NATURE OF OPERATIONS

Bantec, Inc. is a company providing products and services (“Bantec” or the “Company”), targeting the U.S. Government, state governments, municipalities, hospitals, universities, manufacturers and other building owners. Bantec provides product procurement, distribution, and logistics services through its wholly-owned subsidiary, Howco Distributing Co. (“Howco”) to the U.S. Department of Defense and Defense Logistics Agency. The Company established Bantec Sanitizing, LLC in fiscal 2021, which offers sanitizing products and equipment through its online store – bantec.store. The Company has operations based in Sparta, New Jersey and Vancouver, Washington. Howco operates in Vancouver, Washington and all other operations are in Sparta, New Jersey. The Company continues to seek strategic acquisitions and partnerships that would offer it an opportunity to grow sales and profit.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN

Basis of Presentation and Principles of Consolidation

The Company prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The accompanying consolidated financial statements include the accounts of Bantec Inc. and its wholly-owned subsidiaries, Drone USA, LLC, Bantec Construction, LLC, Bantec Sanitizing, LLC, Bantec Logistics LLC and Howco. Bantec Construction, LLC, Bantec Logistics LLC and Bantec Sanitizing, LLC are in start-up stages with minor revenues and cash expenditures. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements in accordance with GAAP have been omitted. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended March 31, 2024 are not necessarily indicative of the results that may be expected for the year ending September 30, 2024. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended September 30, 2023 and footnotes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on February 5, 2024. The consolidated balance sheet as of September 30, 2023 contained herein has been derived from the audited consolidated financial statements as of September 30, 2023 but does not include all disclosures required by GAAP.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. For the six months ended March 31, 2024, the Company has incurred a net loss of $1,422,592 and used cash in operations of $57,380. The working capital deficit, stockholders’ deficit and accumulated deficit was $9,341,267, $18,737,312 and $39,278,112, respectively, at March 31, 2024. In March 2024, the Company received a default notice under certain promissory notes and convertible notes from a lender (see Note 8). On September 6, 2019, the Company received a default notice on its payment obligations under the senior secured credit facility agreement which was previously in default (see Note 8). The Company also defaulted on its Note Payable – Seller in September 2017 and has since defaulted on other promissory notes. As of March 31, 2024, the Company has received demands for payment of past due amounts from several consultants and service providers. It is the management’s opinion that these matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent upon the management’s ability to further implement its business plan and raise additional capital as needed from the sales of stock or debt. The Company has continued to implement cost-cutting measures and restructuring or setting up payment plans with vendors and service providers and plans to raise equity through a private placement, and restructure or repay its obligations. The accompanying consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern. However, additional funding may not be available to the Company on acceptable terms, or at all. Any failure to raise capital as and when needed could have a negative impact on the Company’s ability to pursue its business plans and strategies, and the Company would likely be forced to delay, reduce, or terminate some or all of its activities, all of which could have a material adverse effect on the Company’s business, results of operations and financial condition.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for credit losses on accounts receivable, reserves on inventory, valuation of the lease liability and related right-of-use asset, valuation of stock-based compensation, valuation of redeemable preferred stock, and the valuation allowance on deferred tax assets.

Fair Value Measurements

The Company follows the FASB Fair Value Measurements standard, as it applies to its financial instruments. This standard defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. The standard establishes a hierarchy in determining the fair value of an asset or liability. The fair value hierarchy has three levels of inputs, both observable and unobservable. Level 1 inputs include quoted market prices for identical assets or liabilities in an active market that the Company has the ability to access at the measurement date. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data. The standard requires the utilization of the lowest possible level of input to determine fair value and carrying amounts of current liabilities approximate fair value due to their short-term nature.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

The Company’s non-financial assets, such as ROU assets, and property and equipment, are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

Cash and Cash Equivalents

Cash equivalents consist of liquid investments with maturities of three months or less at the time of purchase. There are no cash equivalents at the balance sheet dates.

Accounts Receivable

Trade receivables are recorded at net realizable value consisting of the carrying amount less the allowance for credit losses, as needed. Factors used to establish an allowance include the credit quality of the customer and whether the balance is significant. The Company may also use the direct write-off method to account for uncollectible accounts that are not received. Using the direct write-off method, trade receivable balances are written off to bad debt expense when an account balance is deemed to be uncollectible. The Company maintains an allowance for credit losses primarily for estimated losses resulting from the inability or failure of individual customers to make required payments. The Company maintains an allowance under Accounting Standards Codification (“ASC”) 326 based on historical losses, changes in payment history, customer-specific information, current economic conditions, and reasonable and supportable forecasts of future economic conditions. The allowance under ASC 326 is updated as additional losses are incurred or information becomes available related to the customer or economic conditions. As of March 31, 2024 and September 30, 2023, the allowance for credit losses was $27,472 and $29,472, respectively.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

Inventory

Inventory consists of finished goods, which are purchased directly from manufacturers. The Company utilizes a just-in-time type of inventory system where products are ordered from the vendor only when the Company has received sales order from its customers. Inventory is stated at the lower of cost and net realizable value on a first-in, first-out basis.

Property & Equipment

Property and equipment are stated at cost and depreciated over their estimated useful lives. Maintenance and repairs are charged to expense as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. The Company depreciates these demonstration units over a period of 3 years. Depreciation expense was $473 and $0 for the six months ended March 31, 2024 and 2023, respectively.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment is determined by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. In instances where impairment is determined to exist, the Company writes down the asset to its fair value based on the present value of estimated future cash flows.

Deferred Financing Costs

All unamortized deferred financing costs related to the Company’s borrowings are presented in the consolidated balance sheets as a direct deduction from the related debt. Amortization of these costs is reported as interest and financing costs included in the consolidated statement of operations. As of March 31, 2024, the Company recorded $20,000 deferred financing cost which is included in prepaid expenses and other current assets as reflected in the condensed consolidated balance sheets.

Revenue Recognition

The Company follows Accounting Standards Codification (“ASC”) 606, Revenue From Contracts With Customers, which has a five-step process: a) Determine whether a contract exists; b) Identify the performance obligations; c) Determine the transaction price; d) Allocate the transaction price; and e) Recognize revenue when (or as) performance obligations are satisfied.

The Company sells a variety of products to government entities. The purchase order received specifies each item and its manufacturer; the Company only needs to fulfill the performance obligation by shipping the specified items. No other performance obligations exist under the terms of the contracts. The Company recognizes revenue for the agreed upon sales price when the product is shipped to the customer, which satisfies the performance obligation.

The Company through its subsidiary Howco enters into contracts to package products for a third-party company servicing the same government customer base. The contracts are based on the job lot as shipped to Howco for packaging. The customer is billed upon completion each job lot at which time revenue is recognized.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

The Company sells drones and related products manufactured by third parties to various parties, primarily local government entities. Contracts for drone related products and services sales will be evaluated using the five-step process outline above. There have been no material sales for drone products or other services for which full compliance with performance obligations has not been met. Upon significant sales for drone products, the Company will disaggregate sales by these lines of business and within the lines of business to the extent that the product or service has different revenue recognition characteristics.

The Company began sales of sanitizing products and services during the fiscal year 2022. Revenue for this line of business is recognized upon shipment and delivery of training services (as applicable).

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation –Stock Compensation”, which requires recognition in the financial statements of the cost of employee and director services along with non-employee services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. The Company utilizes the Black-Sholes option pricing model and uses the simplified method to determine expected term because of lack of sufficient exercise history. Additionally, effective October 1, 2016, the Company adopted the Accounting Standards Update No. 2016-09 (“ASU 2016-09”), Improvements to Employee Share-Based Payment Accounting. Among other changes, ASU 2016-09 permits the election of an accounting policy for forfeitures of share-based payment awards, either to recognize forfeitures as they occur or estimate forfeitures over the vesting period of the award. The Company has elected to recognize forfeitures as they occur and the cumulative impact of this change did not have any effect on the Company’s consolidated financial statements and related disclosures.

Shipping and Handling Costs

The Company has included freight-out as a component of cost of sales, which amounted to $26,356 and $20,683 for the six months ended March 31, 2024 and 2023, respectively.

Convertible Notes with Fixed Rate Conversion Options

The Company may enter into convertible notes, some of which contain, predominantly, fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder, into common shares at a fixed discount to the market price of the common stock at the time of conversion. This results in a fair value of the convertible note being equal to a fixed monetary amount. The Company records the convertible note liability at its fixed monetary amount by measuring and recording a premium, as applicable, on the Note date with a charge to interest expense in accordance with ASC 480 - “Distinguishing Liabilities from Equity”.

Derivative Liabilities

The Company has certain financial instruments that are derivatives or contain embedded derivatives. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 810-10-05-4 and 815-40. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on extinguishment.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

Lease Accounting

The Company follows ASU No. 2016-02, Leases, which requires lessees to report on their balance sheets a right-of-use asset and a lease liability in connection with most lease agreements classified as operating leases. Under the guidance, codified as ASC Topic 842, the lease liability must be measured initially based on the present value of future lease payments, subject to certain conditions. The right-of-use asset must be measured initially based on the amount of the liability, plus certain initial direct costs. ASC 842 requires that leases be classified at inception as either (a) operating leases or (b) finance leases. For operating leases, periodic expense generally is flat (straight-line) throughout the life of the lease. For finance leases, periodic expense declines over the life of the lease.

In 2020, the Company’s subsidiary renewed the lease for the warehouse and office facility in Vancouver, Washington through May 30, 2023, and accounted for it under ASC 842. The Company signed the seventh amendment to the lease on May 2, 2023 extending the lease end date to May 31, 2026 with two additional option years. The corporate office is an annual arrangement which provides for a single office in a shared office environment and is exempt from ASC 842 treatment. The Company recognized a lease liability of $140,561 and the related right-of-use asset for the same amount in fiscal 2023 and will amortize both over the life of the lease.

Income Taxes

The Company’s current provision for income taxes is based upon its estimated taxable income in each of the jurisdictions in which it operates, after considering the impact on taxable income of temporary differences resulting from different treatment of items for tax and financial reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any operating loss or tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those periods in which temporary differences become deductible. Should management determine that it is more likely than not that some portion of the deferred tax assets will not be realized, a valuation allowance against the deferred tax assets would be established in the period such determination was made. The Company follows the accounting for uncertainty in income taxes guidance, which clarifies the accounting and disclosures for uncertainty in income taxes recognized in the Company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return.

The Company currently has no federal or state tax examinations in progress. As of March 31, 2024, the Company’s tax returns for the tax years 2023, 2022, 2021 and 2020 remain subject to audit, primarily by the Internal Revenue Service.

The Company did not have material unrecognized tax benefits as of March 31, 2024 and does not expect this to change significantly over the next 12 months. The Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of the provision for income taxes.

Net Loss Per Share

Basic loss per share is calculated by dividing the loss attributable to stockholders by the weighted-average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings (loss) of the Company. Diluted loss per share is computed by dividing the loss available to stockholders by the weighted average number of shares outstanding for the period and dilutive potential shares outstanding unless such dilutive potential shares would result in anti-dilution. It should be noted that contractually the limitations on the third-party notes (and the related warrants) limit the number of shares converted to either 4.99% or 9.99% of the then outstanding shares. The Company’s CEO and Chairman of the Board of Directors holds all issued and outstanding shares of Series A Preferred Stock, which confers upon him a majority vote in all Company matters including authorization of additional shares of common stock or reverse stock split. As of March 31, 2024 and 2023, potentially dilutive securities consisted of the following:

	March 31, 2024	March 31, 2023
Stock options	16	16
Warrants	2,240,000	2,240,000
Series B Preferred Stock	91,778,909	6,720,000
Third party convertible debt	88,313,209	192,162,564
Total	182,332,134	201,122,580

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

Segment Reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker is the chief executive officer of the Company, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. For the six months ended March 31, 2024, the Company had three operating segments. Howco generated 100% of the consolidated sales which are primarily from department of defense. Bantec Sanitizing Inc. had no contribution to consolidated sales of its sanitizing products for the six months ended March 31, 2024. Howco had 96% of the consolidated tangible assets, Drone and Bantec Sanitizing Inc. had no allocated assets and the parent company had 4% of the consolidated tangible assets as of March 31, 2024 and additionally, there are no formal cost allocations to Howco or the other subsidiaries.

Management decisions about allocation of working capital and other assets are based on sales, inventory and operating costs, with no formal processes in place.

Recent Accounting Pronouncements

The Company has reviewed the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We have carefully considered the new pronouncements that alter previous generally accepted accounting principles and do not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of the Company’s financial management.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40), which eliminates the beneficial conversion and cash conversion accounting models for convertible instruments, amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions, and modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS calculation. The standard is effective for annual periods beginning after December 15, 2023 for smaller reporting companies, and interim periods within those reporting periods. This adoption did not have a material effect to the Company.

In March 2022, the FASB issued ASU 2022-02, “Financial Instruments - Credit Losses (Topic 326)”, which is intended to address issues identified during the post-implementation review of ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendment, among other things, eliminates the accounting guidance for troubled debt restructurings by creditors in Subtopic 310-40, “Receivables - Troubled Debt Restructurings by Creditors”, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The new guidance is effective for interim and annual periods beginning after December 15, 2022. This adoption did not have a material effect to the Company.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting: Improvements to Reportable Segment Disclosures” (“ASU 2023-07”). ASU 2023-07 modifies the reportable segment disclosure requirements, primarily by requiring enhanced disclosures about significant segment expenses. In addition, ASU 2023-07: (i) enhances interim disclosure requirements, (ii) clarifies the circumstances in which an entity can disclose multiple measures of a segment’s profit or loss, (iii) provides new segment disclosure requirements for public entities with a single reportable segment, and (iv) requires that a public entity disclose the title and position of the chief operating decision maker (“CODM”) and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments in ASU 2023-07 are to be applied retrospectively to all prior periods presented in the financial statements.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

The Company does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 - ACCOUNTS RECEIVABLE, NET

The Company’s accounts receivable at March 31, 2024 and September 30, 2023 was as follow:

	March 31, 2024	September 30, 2023
Accounts receivable	$223,728	$168,081
Allowance for credit losses	(27,472)	(29,472)
	$196,256	$138,609

Credit loss expense (recovery) was $(2,011) and $0 for the six months ended March 31, 2024 and 2023, respectively.

NOTE 4 - INVENTORY

At March 31, 2024 and September 30, 2023, inventory consisted of finished goods and was valued at $234,616 and $178,056, respectively. No inventory reserve was deemed necessary at March 31, 2024 or September 30, 2023.

NOTE 5 - LINE OF CREDIT - BANK

The Company has a revolving line of credit with a financial institution, which balance is due on demand and principal payments are due monthly at 1/60 th of the outstanding principal balance. This revolving line of credit is in the amount of $50,000 and is personally guaranteed by the Company’s Chief Executive Officer (“CEO”). The line bears interest at a fluctuating rate equal to the prime rate plus 4.25%, which at March 31, 2024 and September 30, 2023 was 12.75% for both periods. As of March 31, 2024 and September 30, 2023, respectively, the balance of the line of credit was $50,000 and $35,000, with $0 available at March 31, 2024.

NOTE 6 - NOTE PAYABLE – SELLER

In connection with the acquisition of Howco in September 2016, the Company issued a note payable in the amount of $900,000 to the sellers of Howco. The note matured on September 9, 2017 and bears interest at 5.50% per annum. The note requires payment of unpaid principal and interest upon maturity. The note is secured by all assets of Howco and subordinated to the Senior Secured Credit Facility (see Note 8). The note is currently in default and the default interest rate is 8% per annum. At March 31, 2024 and September 30, 2023, the principal and accrued interest on this note amounted to $834,000, $509,216 and $834,000, $477,093, respectively.

NOTE 7 - PROMISSORY NOTES PAYABLE – RELATED PARTY OFFICER AND HIS AFFILIATES

The outstanding balance of notes issued to the Company’s chief executive officer and his affiliates consisted of the following at March 31, 2024 and September 30, 2023:

	March 31, 2024	September 30, 2023
Principal	$8,892,770	$8,805,316
Less: Current portion	(104,895)	(105,062)
Long term portion (including accrued interest – long term)	$8,787,875	$8,700,254

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

Promissory Notes Payable – Current portion

On January 1, 2023, Bantec, Inc., Bantec Sanitizing LLC and Howco each executed line of credit agreements with an entity controlled by the Company’s CEO. Each agreement has the same terms: advances up to $100,000, maturity is one year, a ten percent advance fee and daily interest at 0.07% (approximately 26% annually) on the net balance due. The Company will charge the advance fees to interest expense.

For the six months ended March 31, 2024:

(i)	Bantec, Inc. borrowed $47,408 and repaid $47,575, leaving an outstanding balance of $64,575.

(ii)	Howco has an outstanding balance of $40,320 for both periods as of March 31, 2024 and September 30, 2023. Such related party note is due on demand.

Promissory Notes Payable – Long term

On April 12, 2023, the receiver for TCA Global Credit Master Fund, LP (“TCA”) sold and assigned to Ekimnel Strategies, LLC, a Delaware limited liability company (“Ekimnel”), and Ekimnel purchased and assumed, all of TCA’s rights and obligations as a lender under that certain Senior Secured Credit Facility Agreement (the “Agreement”) (see Note 8). Ekimnel is a company controlled by Michael Bannon, the Company’s Chief Executive Officer.

On August 12, 2023, the Company, as the Borrower, and the Company’s subsidiaries: Drone USA, LLC and Howco Distributing Co., as Corporate Guarantors, and Michael Bannon, as a Validity Guarantor (collectively, “Credit Parties”), entered into an Amendment (the “Amendment”) to the Agreement with Ekimnel, as the Lender, pursuant to which the Company issued the Second Replacement Promissory Note (the “Note”) to Ekimnel in the principal amount of $8,676,957. The Note was issued in substitution for and to supersede the First Replacement Promissory Convertible Note A and the First Replacement Promissory Convertible Note B, previously issued by the Company, as amended from time to time (collectively “Replacement Notes”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amendment or the Agreement.

Pursuant to the Amendment, the Lender and the Credit Parties:

(i)	combined and consolidated both the Replacement Notes into the Note;

(ii)	extended the Maturity Date of the Note to August 12, 2047;

(iii)	lowered the interest rate on the Note to 2.0% per year, with (a) the principal and interest payments starting on August 12, 2026, and (ii) for the period commencing on August 12, 2023 and ending on August 11, 2026, interest due on the Note being added to the outstanding principal amount of the Note;

(iv)	removed the Lender’s right to convert the Company’s obligations under the Note into shares of common stock of the Company; and

(v)	made certain conforming changes to the terms of the Agreement.

Due to the related party nature of the transaction, the Company recorded a total of $1,363,100 to additional paid in capital in fiscal year 2023 as a result of the debt extinguishment in connection with the assumption of the Senior Secured Debt by Ekimnel, a related party, and removal of the put premium on the convertible debt. At March 31, 2024 and September 30, 2023, the principal amount – long-term on this note amounted to $8,787,875 and $8,700,254, respectively, which includes accrued interest.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

NOTE 8 - CONVERTIBLE NOTES PAYABLE AND ADVISORY FEE LIABILITIES

The convertible debt balances consisted of the following at March 31, 2024 and September 30, 2023:

	March 31,	September 30,
	2024	2023
Principal	$475,295	$211,019
Premiums	335,577	179,833
Less: debt discount	-	(4,672)
	$810,872	$386,180

For the six months ended March 31, 2024 and 2023, amortization of debt discount on the above convertible notes amounted to $36,661 and $0 respectively.

Senior Secured Credit Facility Note - Default

On September 13, 2016, the Company entered into a senior secured credit facility note with an investment fund for the acquisition of Howco. The Company can borrow up to $6,500,000, subject to lender approval, with an initial convertible promissory note at closing of $3,500,000 (the “Note”). The Note bore interest at a rate of 18% per annum, required monthly payments of $52,500, which was interest only, starting on October 13, 2016 through February 13, 2017, and monthly payments, including interest and principal, of $298,341 starting on March 13, 2017 through maturity on March 13, 2018.

On September 6, 2019, the Company received a default notice on its payment obligations under the senior secured credit facility agreement from TCA. The Company had proposed a number of solutions including refinancing the debt with other parties. The default was declared due to non-payment of monthly scheduled amortization (principal and interest). TCA holds security interests in all assets of the Company including its subsidiary Howco.

On April 12, 2023, Ekimnel Strategies LLC, 100% owned by Michael Bannon, Bantec’s Chairman, CEO and CFO, purchased and assumed, all of TCA’s rights and obligations as a lender under the Senior Secured Credit Facility Agreement dated May 31, 2016 and effective September 13, 2016 and all subsequent documents from the Receiver for TCA Global Credit Master Fund, LP. On August 12, 2023, the Company, as the Borrower, and the Company’s subsidiaries: Drone USA, LLC and Howco Distributing Co., as Corporate Guarantors, and Michael Bannon, as a Validity Guarantor, entered into an Amendment to the Agreement with Ekimnel, as the Lender, pursuant to which the Company issued the Second Replacement Promissory Note to Ekimnel in the principal amount of $8,676,957 which became a non-convertible note (see Note 7 for terms of the Promissory Note). Consequently, the Company recorded a total of $1,363,100 to additional paid in capital during fiscal year 2023 as a result of the debt extinguishment in connection with the assumption of the Senior Secured Debt by Ekimnel and removal of the put premium on the convertible debt.

Other Convertible Notes

Scottsdale Capital Advisors

On March 7, 2018, the Company entered into a placement agent and advisory agreement with Scottsdale Capital Advisors in connection with the Livingston liability purchase term sheet executed on November 15, 2017. The placement agent services fee amounted to $15,000 payable to Scottsdale Capital Advisors in the form of a convertible note. The note matures six months from the date of issuance and accrues interest at the rate of 10% per annum. The $15,000 note is convertible into shares of the Company’s common stock at a discount of 30% of the low closing bid price for the twenty trading days prior to the conversion and is not subject to any registration rights. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded a debt premium of $6,429 with a charge to interest expense. The note has not been converted and the principal balance is $15,000, at March 31, 2024 and September 30, 2023 with $10,029, and $9,277, of accrued interest, respectively. As the note has matured, it is in default. Under the terms of the note, no default interest or penalties accrue.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

Convertible notes for legal services

From May 1, 2022 until June 1, 2023, the Company issued a $4,000 convertible notes every month to the law firm for fees incurred, each note having six-month term to maturity and 10% annual interest. The notes are convertible into shares of common stock at a fixed discount of 50% of the lowest bid price in the 30 trading days immediately preceding the notice of conversion from the lender. The notes have cross default provisions. The Company has accounted for the convertible promissory notes as stock settled debt under ASC 480 and recorded debt premiums equal to the face value of the notes with a charge to interest expense. The notes principal amount were charged to professional fees during the month the notes were issued.

Between December 1, 2023 and March 1, 2024, the Company issued an aggregate of $24,000 convertible notes to the law firm for fees incurred, having a six-month term to maturity and 10% annual interest compounded monthly. The notes are convertible into shares of common stock at a fixed discount of 70% of the lowest bid price in the 10 trading days immediately preceding the notice of conversion from the lender. The notes have cross default provisions. The Company has accounted for the convertible promissory notes as stock settled debt under ASC 480 and recorded debt premiums equal to the face value of the notes with a charge to interest expense. The principal amount of the notes were charged to professional fees during the month the notes were issued. The Company has accounted for the convertible promissory notes as stock settled debt under ASC 480 and recorded debt premium of $10,286.

On October 14, 2023, the Company entered into an Assignment Agreement with the law firm (the “Assignor”) and JP Carey Limited Partners, LP (the “Assignee”) whereby the Assignor desires to assign all of its rights and interest under certain convertible notes dated from May 1, 2022 to March 1, 2023 with a total principal amount of $44,000 and accrued interest of $4,854 to the Assignee for a purchase price of $44,000. All other terms and conditions under the assigned convertible notes remain the same and in full force and effect.

The principal balances owed to the law firm and Assignee under the agreement as of March 31, 2024 and September 30, 2023 were $80,000 and $56,000, respectively and accrued interest was $8,172 and $4,866 as of March 31, 2024 and September 30, 2023, respectively.

Convertible note issued to a vendor

On November 13, 2018, the Company issued a convertible promissory note for $90,000 to a vendor in settlement of approximately $161,700 of past due amounts due for services. The note bears interest at 5%, matured on June 30, 2019 and is convertible into the Company’s common stock at 50% of the lowest closing bid price during the 20 trading days immediately preceding the notice of conversion. The note matured on June 30, 2019, there is no default penalty or interest rate increase associated with the note, nor are there any cross-default provisions in the note. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded debt premium of $90,000 with a charge to interest expense for the notes. At March 31, 2024 and September 30, 2023 the principal and premium were both $90,000. At March 31, 2024 and September 30, 2023, accrued interest was $51,473 and $46,961, respectively (see Note 13).

1800 Diagonal Lending LLC

On September 6, 2023, the Company entered into the Securities Purchase Agreement with 1800 Diagonal Lending LLC (the “Lender”), pursuant to which the Company issued a promissory note to the Lender in the principal amount of $49,000, including a debt issuance cost of $5,000 to be amortized over the term of this note. The note matures on September 6, 2024 and bears interest at 10% per annum. The conversion price shall be a variable conversion price equal to 65% of the average of the two lowest closing price per share of the common stock during the fifteen trading day period ending on the latest complete trading day prior to the conversion date, provided, however, that the Lender and its affiliates may not beneficially own more than 4.99% of the Company’s outstanding shares of common stock upon the conversion of the September 6, 2023 note. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded debt premium $26,385 with a charge to interest expense for the note. At September 30, 2023, principal balance and accrued interest was $49,000 and $322, respectively. In March 2024, the Company receive a default notice from the Lender related to this note and consequently, the Company recorded a default penalty of $24,500 and an additional debt premium of $13,192. In March 2024, the Company issued 503,497 shares of common stock in conversion of $3,600 principal balance of note. Accordingly, $1,938 of the put premium was released to additional paid in capital during the six months ended March 31, 2024 following conversion of the principal balance. At March 31, 2024, principal balance including default penalty and accrued interest was $69,900 and $5,513, respectively.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

On December 11, 2023, the Company entered into the Securities Purchase Agreement with 1800 Diagonal Lending LLC, pursuant to which the Company issued a promissory note to the Lender in the principal amount of $40,000, including a debt issuance cost of $5,000 to be amortized over the term of this note. The note matures on December 11, 2024 and bears interest at 12% per annum. The conversion price shall be a variable conversion price equal to 65% of the average of the two lowest closing price per share of the common stock during the fifteen trading day period ending on the latest complete trading day prior to the conversion date, provided, however, that the Lender and its affiliates may not beneficially own more than 4.99% of the Company’s outstanding shares of common stock upon the conversion of the December 11, 2023 note. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded debt premium of $21,538. In March 2024, the Company receive a default notice from the Lender related to this note and consequently, the Company recorded a default penalty of $20,000 and an additional debt premium of $10,769. At March 31, 2024, principal balance including default penalty and accrued interest was $60,000 and $3,554, respectively.

In March 2024, the Company reclassified two promissory notes for a total balance of $179,376 which included default penalty of $59,792 into convertible notes (see Note 9) upon the receipt of a default notice from the Lender which was treated as a debt extinguishment. There was no gain/loss recognized in this transaction. Consequently, upon reclassification into convertible notes, the Company recorded debt premium of $101,897. In March 2024, the Company repaid an additional $20,000 towards these convertible notes. At March 31, 2024, principal balance including default penalty and accrued interest was $159,376 and $813, respectively.

NOTE 9 – NOTES AND LOANS PAYABLE AND OTHER ADVANCES

The notes balance consisted of the following at March 31, 2024 and September 30, 2023

	March 31, 2024	September 30, 2023
Principal loans, notes and other advances	$1,115,617	$1,077,013
Discounts	(67,122)	(63,161)
Total	1,048,495	1,013,852
Less Current portion	(898,495)	(863,852)
Non-current	$150,000	$150,000

For the six months ended March 31, 2024 and 2023, amortization of debt discount on the above notes amounted to $66,428 and $169,712, respectively.

Small Business Administration

On June 17, 2020, the Company through Howco, entered into a loan directly with the Small Business Administration (“SBA”) for $150,000. The loan term is thirty years and begins amortization one year from the date of promissory note to be issued upon funding. Amortization payments are $731 per month and include interest and principal of 3.75% from the date of funding. The loan is secured by the assets of Howco. As of March 31, 2024 and September 30, 2023, the principal balance and accrued interest on this note amounted to $150,000, $16,398 and $150,000, $13,621, respectively. During the year ended September 30, 2023, the Company paid accrued interest of $4,386. As of March 31, 2024 and September 30, 2023, the $150,000 is classified as non-current. In April 2024, the Company enrolled in the SBA’s Hardship Accommodation Plan (“HAP”) for this loan. SBA is offering HAP for COVID-19 Economic Injury Disaster Loan borrowers experiencing short-term financial challenges. The Company will pay 10% of the usual payments for six months, without first catching up on missed payments. Borrowers will have the option to renew after the plan concludes. Interest will continue to accrue, which may increase (or create) a balloon payment due at the end of the loan term.  The Company’s next payment is due on June 17, 2024 amounting to $73.

Notes payable to service vendor

During fiscal year 2021, the Company issued seven notes payable totaling $17,500. The notes were issued for monthly fees ($2,500) for a service vendor and are issued the first day of the month and each has one year maturity and does not bear interest. The service arrangement was terminated in April 2021, with $17,500 owed as of March 31, 2024 and September 30, 2023.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

Notes payable to a consultant

In August 2023, Howco executed a line of credit agreement with an advance up to $100,000 with a consultant of the Company. The loan shall bear 18% interest per annum and shall be due on February 19, 2024 and also renewable at the lender’s option. The minimum monthly payment towards principal and interest will be $3,000. This loan is personally guaranteed by the CEO of the Company along with the accounts receivable of Howco and Bantec, Inc. During the fiscal year ended September 30, 2023, the Company borrowed $111,000 and repaid $19,000, leaving an outstanding balance of $92,000 and accrued interest of $2,012 as of September 30, 2023.

In January 2024, Bantec Inc. and Howco renewed the line of credit agreements with an aggregate advance up to $700,000. The loans are due on demand and shall bear 18% interest per annum. During the six months ended March 31, 2024, the Company borrowed $100,000 and repaid $37,000, leaving an outstanding balance of $155,000 and accrued interest of $10,476 as of March 31, 2024.

Trillium Partners, LP

On July 1, 2022, the Company entered into a Securities Purchase Agreement with Trillium Partners, LP (“Trillium”). Under the terms of the SPA, Trillium agreed to advance funds under a merchant financing arrangement, treated as a loan. The loan principal is $224,000, including legal fees of $5,000 and OID of $24,000, the Company received cash of $195,000. Loan bears interest of 12% per annum and matured on June 30, 2023. The Company agreed to issue 224,000 shares of the Company’s Series B Preferred Stock, and a Warrant to purchase 1,120,000 shares of common stock as consideration for the advance agreement. The Series B Preferred Stock met the criteria for treatment as temporary equity and debt discount of $50,684 was recognized. The Warrant caused a recognition of $100,194 in debt discount. Total debt discount recognized was $179,878, to be amortized over the term of the loan, $44,846 was recognized as interest expense as of September 30, 2022 from amortization of discounts. The Company defaulted on the weekly payment terms of the note; however, the note holder granted a limited waiver of the default. Under the waiver amendment, the default interest rate still applies and now the note accrues interest of 22% and the payments are due upon the notes maturity. Total accrued interest at March 31, 2024 and September 30, 2023 was $64,208 and $43,994, respectively. On October 25, 2022, the Company repaid $50,000 of the July merchant financing arrangement. The payment was applied to the Trillium LP notes’ accrued interest and principal bringing its principal balance to $183,259, at March 31, 2024 and September 30, 2023.

JP Carey Limited Partners, LP

On July 1, 2022, the Company entered into a Securities Purchase Agreement with JP Carey Limited Partners, LP (“JPC”). Under the terms of the SPA, JPC agreed to advance funds under a merchant financing arrangement, treated as a loan. The loan principal is $224,000, including legal fees of $5,000 and OID of $24,000, the Company received cash of $195,000. Loan bears interest of 12% per annum and matured on June 30, 2023. The Company agreed to issue 224,000 shares of the Company’s Series B Preferred Stock, and a Warrant to purchase 1,120,000 shares of common stock as consideration for the advance agreement. The Series B Preferred Stock met the criteria for treatment as temporary equity and debt discount of $50,684 was recognized. The Warrant caused a recognition of $100,194 in debt discount. Total debt discount recognized was $179,878, to be amortized over the term of the loan, $44,845 was recognized as interest expense as of September 30, 2022 from amortization of discounts. The Company defaulted on the weekly payment terms of the note; however, the note holder granted a limited waiver of the default. Under the waiver amendment, the default interest rate still applies and now the note accrues interest of 22%, and the payments are due upon the notes maturity. Total accrued interest at March 31, 2024 and September 30, 2023 was $84,910 and $60,202, respectively. As of March 31, 2024 and September 30, 2023, the principal balance amounted to $224,000 for both periods.

Itria Ventures LLC

On April 28, 2023, Howco executed a sale of receivables agreement with Itria Ventures LLC (“Itria”), Itria funded $125,000, which included fees of $6,750 withheld for a net payment to Howco of $118,250. Itria will withdraw weekly repayments of $3,255.21 for 48 weeks. The total repayments is $156,250, including interest totaling $31,250. The Company recognized a total of $38,000 of debt discount related to this agreement to be amortized over the term of the receivable agreement.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

On September 14, 2023, Howco executed a sale of receivables agreement with Itria Ventures LLC, Itria funded $75,000, which included fees of $3,500 withheld for a net payment to Howco of $71,500. Itria will withdraw weekly repayments of $1,953 for 48 weeks. The total repayments is $93,750, including interest totaling $18,750. The Company recognized a total of $22,250 of debt discount related to this agreement to be amortized over the term of the receivable agreement.

During the year ended September 30, 2023, the Company repaid $72,265. As of September 30, 2023, the total loan balance to Itria amounted to $177,810 and unamortized debt discount of $42,050. During the six months ended March 31, 2024, the Company repaid $133,465. As of March 31, 2024, the total loan balance to Itria amounted to $44,345 and unamortized debt discount of $10,197.

Samson MCA LLC

On October 24, 2023, the Company’s subsidiary, Howco, executed a sale of future receipt agreement with Samson MCA LLC (“Samson”). Under the agreement, the Company sold $136,000 in future receipt or receivables for a purchase amount of $100,000. The principal amount is payable in weekly installments of $3,400 until such time that the obligation is fully satisfied for approximately 10 months. The Company received $96,875 (net of origination fee of $3,000 which will be amortized over term of this agreement and $125 processing fee). The Company has the option to repurchase the receipts it sold to Samson during the first month to the sixth month from the date of this agreement ranging from $118,000 to $127,000.

On January 10, 2024, the Company’s subsidiary, Howco, executed a sale of future receipt agreement with Samson MCA LLC. Under the agreement, the Company sold $173,750 in future receipt or receivables for a purchase amount of $125,000. The principal amount is payable in weekly installments of $8,687.50 until such time that the obligation is fully satisfied for approximately 5 months. The Company received $121,225 (net of origination fee of $3,750 which will be amortized over term of this agreement and $125 processing fee). The Company has the option to repurchase the receipts it sold to Samson during the first month to the sixth month from the date of this agreement ranging from $147,500 to $158,750.

During the six months ended March 31, 2024, the Company repaid $118,238. As of March 31, 2024, the total loan balance to Samson amounted to $191,513 and unamortized debt discount of $56,925.

1800 Diagonal Lending LLC

On July 17, 2023, the Company entered into the Securities Purchase Agreement (the “Agreement”) with 1800 Diagonal Lending LLC (“Lender”), pursuant to which the Company issued a promissory note (the “Note”) to the Lender in the principal amount of $90,400, including an original issue discount of $10,400 and legal fees of $5,000. The Agreement contains certain customary representations, warranties, and covenants made by the Company. Under the Note, the Company is required to make ten payments of $10,305.60, which includes a one-time interest charge of 14% ($12,565). The first payment is due on August 30, 2023, with nine subsequent payments due each month thereafter. The Note is not secured by any collateral. The Note was to mature on May 15, 2024 and contains customary events of default.

On October 26, 2023, the Company entered into the Securities Purchase Agreement with 1800 Diagonal Lending LLC, pursuant to which the Company issued a promissory note to the Lender in the principal amount of $90,400, including an original issue discount of $10,400 and legal fees of $5,000. The Agreement contains certain customary representations, warranties, and covenants made by the Company. Under the Note, the Company is required to make ten payments of $10,305.60, which includes a one-time interest charge of 14% ($12,565). The first payment is due on November 30, 2023, with nine subsequent payments due each month thereafter. The Note is not secured by any collateral. The Note was to mature on August 30, 2024 and contains customary events of default.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

Upon the occurrence and during the continuation of any such event of default, the notes above will become immediately due and payable, and the Company is obligated to pay to the Lender an amount equal to 150% times the sum of (w) the then outstanding principal amount of the note plus (x) accrued and unpaid interest on the unpaid principal amount of the note to the date of payment plus (y) default interest at 22% per annum on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Lender pursuant to Article IV of the note (amounts set forth in clauses (w), (x), (y) and (z) are collectively referred to as the “Default Amount”). If the Company fails to pay the Default Amount within five (5) business days of the Lender’s written notice that such amount is due and payable, then the Lender has the right to convert the balance owed pursuant to the note, including the Default Amount, into shares of common stock of the Company (“Common Stock”) at a variable conversion price equal to 61% of the lowest closing price pe share of Common Stock during the ten trading day period ending on the latest complete trading day prior to the conversion date, provided that the Lender and its affiliates may not own greater than 4.99% of the Company’s outstanding shares of Common Stock, as set forth in the Note. The Company used the proceeds from the note for general working capital purposes.

During the year ended September 30, 2023, the Company repaid $20,611. As of September 30, 2023, the note balance amounted to $72,921 and unamortized debt discount of $11,588.

During the six months ended March 31, 2024, the Company repaid $65,917 towards these notes. The Company did not make the required December 2023 payments for a total of $20,611. In December 2023, the Company and the lender have renegotiated a revised payment plan. The lender agreed to modify the required payments to weekly payments of $5,000 starting in January 2024. In March 2024, the Company receive a default notice from the Lender related to the notes above and consequently, the Company recorded a default penalty of $59,792, fully amortized the remaining debt discount of $19,023 (as of December 31, 2023), and the Company reclassified a total note balance of $179,376 which included the default penalty into convertible notes (see Note 8).

Promissory note for legal services

On September 14, 2023, the Company issued a $15,000 promissory note to a law firm for fees to be incurred for the preparation of the Company’s registration statement which was completed in November 2023. The maturity date of this note is March 15, 2024 and bears 10% interest per annum. The principal balance and accrued interest owed to the law firm under the agreement as of September 30, 2023 were $15,000, and $66 respectively. The principal balance and accrued interest owed to the law firm under the agreement as of March 31, 2024 were $15,000, and $818 respectively.

Default on Notes and Loans

On July 26, 2023, the Company received a demand and default letter from Trillium Partners L.P. The letter references a document titled “Securities Purchase Agreement” dated July 2022. In the demand letter, Trillium is looking for immediate payment of $275,710. On August 4, 2023, the Company received a demand notification revising the demand amount to $214,563 with $183,259 in principal and $31,304.33 in interest and for JP Carey, a total of $270,947.95 with $224,000 in principal and $46,947.95 in accrued interest. In addition, the demand notification included outstanding fee notes for Frondeur Partners LLC, a total of $135,000 in principal and $7,903 of accrued interest. As of March 31, 2024, five notes, dated from October 1, 2022 to May 2023, matured.

In March 2024, the Company received a demand and default notice from 1800 Diagonal Lending LLC. The Company received a demand notification demanding the aggregate amount of $404,700 representing the aggregate original principal balances of $269,800 multiplied by 150% default penalty, together with accrued interest and default interest as provided for in the note. Further, on May 14, 2024, the Company was served with a lawsuit (Case No. 2024-05888) in the Circuit Court of Fairfax County, Virginia brought by 1800 Diagonal Lending, LLC (the “Plaintiff”). The Plaintiff alleges that the Company breached the terms of four Promissory Notes, issued in July, September, October and December of 2023, and seeks recovery of monetary damages in the amount of $318,392.00, and equitable relief. The Company is in the process of retaining Virginia litigation counsel and plans to contest the Plaintiff’s claims (see Note 13).

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

NOTE 10 - SERIES B AND SERIES C PREFERRED STOCK

Temporary Equity – Convertible Series B Preferred Stock

On July 1, 2022, the Company’s Board of Directors designated as Series B Preferred Stock and authorized 1,000,000 shares which will not be subject to increase without the consent of the holders (each a “Holder” and collectively, the “Holders”) of a majority of the outstanding shares of Series B Preferred Stock. The designations, powers, preferences, rights and restrictions granted or imposed upon the Series B Preferred Stock are as set forth in the Certificate of Designation filed in the State of Delaware. Each share of Series B Preferred Stock shall have an initial stated value of $1.00 (the “Stated Value”). The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and right of liquidation with the Company’s common stock and (b) junior with respect to dividends and right of liquidation to all existing and future indebtedness of the Company and existing and outstanding preferred stock of the Company.

Series B Preferred Stock shall have no right to vote on any matters requiring shareholder approval or any matters on which the shareholders are permitted to vote, with the exception to matters that would change the number or features of the Series B Preferred Stock.

Each share of Series B Preferred Stock will carry an annual dividend in the amount of twelve percent (12%) of the Stated Value (the “Divided Rate”), which shall be cumulative, payable solely upon redemption, liquidation or conversion. Upon the occurrence of an Event of Default, the Dividend Rate shall automatically increase to twenty two percent (22%).

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or upon any Deemed Liquidation Event, after payment or provision for payment of debts and other liabilities of the Company, and after payment or provision for any liquidation preference payable to the holders of any Preferred Stock ranking senior upon liquidation to the Series B Preferred Stock, if any, but prior to any distribution or payment made to the holders of Common Stock or the holders of any Preferred Stock ranking junior upon liquidation to the Series B Preferred Stock by reason of their ownership thereof, the Holders will be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to each share of Series B Preferred Stock equal to (i) the Stated Value plus (ii) any accrued but unpaid dividends, the Default Adjustment, if applicable, Failure to Deliver Fees, if any, (the amounts in this clause (ii) collectively, the “Adjustment Amount”).

Conversion Right. At any time following the date which is one hundred eighty (180) days after the Issuance Date, the Holder shall have the right at any time, to convert all or any part of the outstanding Series B Preferred Stock into fully paid and non-assessable shares of Common Stock. The Holders of the Series B Preferred Stock are limited to holding no more than 9.99% of the Common Stock.

Conversion Price. The conversion price (the “Conversion Price”) shall equal the Fixed Conversion Price (subject to equitable adjustments by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The “Fixed Conversion Price” shall mean $0.20. Notwithstanding anything contained herein to the contrary in the Event of Default, the Conversion Price shall be the lower of the Fixed Conversion Price and the Variable Conversion Price. The “Variable Conversion Price” shall mean 50% multiplied by the Market Price (as defined herein) (representing a discount rate of 50%). “Market Price” means the lowest bid price for the Common Stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date.

The Company will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Series B Preferred Stock issued. The Company is required at all times to have authorized and reserved four times the number of shares that would be issuable upon full conversion of the Series B Preferred, at any time the Company does not maintain the required Reserved Amount, the Company shall be put on notice by the Holder, and shall have five (5) days to cure its deficiency, after which time, such failure will be deemed an Event of Default hereunder.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

During July 2022, the Company issued 448,000 shares of the Series B Preferred Stock in conjunction with a debt financing with two investors (See Note 9). The Company determined that under ASC 480, the Series B Preferred Stock should be treated as Temporary Equity and that it needed to apply the SAB topic 3c (SEC guidance) as well. Upon issuance of the shares, the Company allocated a relative value of $101,368 to the Preferred Stock. Upon issuance, the Company recorded an aggregate value of $461,440, with $360,072 charged to additional paid in capital including the dividends due of $13,440 at September 30, 2022.

The Company breached its covenants in the Convertible Series B Preferred Stock in July 2022. The breached covenant defines as an event of default as any breach of a material covenant or material terms or conditions contained in the Certificate of Designations or in any purchase agreement, subscription agreement or other agreement with any Holder (of the Convertible Series B Preferred Stock). As a result of this event of default, the Stated Value of the preferred stock increased to $1.50 per share and the conversion price became the “the lower of the Fixed Conversion Price ($0.2) or 50% of the lowest closing bid price of the Company’s stock in the twenty days prior to a conversion”. The Preferred Stock’s redemption value was increased by another $224,000 as a result of the default and dividends are now accruing at 22%.

On April 18, 2023, the Company and the Holder of 224,000 Series B Preferred Stock (the “Holder”) entered into an Exchange Agreement whereby the Holder exchanged (the “Exchange”) 224,000 Series B Preferred Stock of the Company for 224,000 Series C Preferred Stock of the Company which shall have the rights and preferences in the Certificate of Designation of the Series C Preferred Stock as discussed below and for no other consideration.

Between August 2023 to September 2023, the Company issued 2,309,360 shares of common stock to JP Carey Limited Partners, LP for the conversion of 15,500 Series B Preferred Stock and $3,640 accrued dividends.

In December 2023, the Company issued 932,727 shares of common stock to JP Carey Limited Partners, LP for the conversion of 2,850 Series B Preferred Stock and $855 accrued dividends.

At September 30, 2023, there remains 208,500 outstanding Convertible Series B Preferred Stock with stated value of $1.50. At September 30, 2023, the Series B Preferred Stock redemption value amounted to $463,962 (including dividends of $151,211). At March 31, 2024, there remains 205,650 outstanding Convertible Series B Preferred Stock with stated value of $1.50 and would convert into 91,778,909 common shares. During the six months ended March 31, 2024, the Company charged an additional $45,954 to additional paid in capital for the dividend of the preferred shares. At March 31, 2024, the Series B Preferred Stock redemption value amounted to $504,785 (including dividends of $196,309).

Mandatory Redeemable Series C Preferred Stock

Certificate of Designation of Series C 3% Preferred Stock

On April 25, 2023, the Company filed a Certificate of Designation for Series C Preferred Stock with the Delaware Secretary of State, designating 1,000,000 shares of preferred stock as Series C Preferred Stock. Each share of Series C Preferred Stock has a par value of $0.0001 per share and a stated value of $1.00 (the “Stated Value”). The Series C Preferred Stock shall have no right to vote on any matters requiring shareholder approval or any matters on which the shareholders are permitted to vote.

Each share of Series C Preferred Stock is entitled to an annual dividend equal to 3% of the stated value which shall be cumulative, payable solely upon redemption, liquidation or conversion. Upon the occurrence of an event of default, the dividend rate shall automatically increase to 18%.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or upon any deemed liquidation event, after payment or provision for payment of debts and other liabilities of the Company and after payment or provision for ay liquidation preference payable to the holders of any preferred stock ranking senior upon liquidation to the Series C Preferred Stock, if any, but prior to any distribution or payment made to the holders of common stock or the holders of the preferred stock ranking junior upon liquidation to the Series C Preferred Stock, the holders will be entitled to be paid out of the assets of the Company available for distribution an amount equal to the stated value plus any accrued but unpaid dividends, default adjustment, if applicable, and any other fees (collectively the “Adjustment Amount”).

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

The Holder shall have no right at any time to convert all or any part of the outstanding Series C Preferred Stock into shares of common stock.

Mandatory Redemption by the Company. On the date which is the earlier of: (i) December 31, 2023; and (ii) upon the occurrence of an Event of Default (i) or (ii), the Mandatory Redemption Date (December 31, 2023), the Company shall redeem all of the shares of Series C Preferred Stock of the Holders. Within five (5) days of the Mandatory Redemption Date, the Company shall make payment to each Holder of an amount in cash, or kind, equal to (i) the total number of Series C Preferred Stock held by the applicable Holder, multiplied by (ii) the then current Stated Value (including but not limited to the addition of any accrued, unpaid dividends and the Default Adjustment, if applicable) (the “Mandatory Redemption Amount”). The value of any payment in kind shall be as agreed between the Company and respective the Holder.

Upon the occurrence and during the continuation of any Event of Default (other than as set forth in Section 8ai of the amendment which is the failure to redeem), the Stated Value shall immediately be increased to $1.50 per share of Series C Preferred Stock; and upon the occurrence and during the continuation of any Event of Default specified in Section 8ai which is the failure to redeem, the Stated Value shall immediately be increased to $2.00 per share of Series C Preferred Stock (the amounts referred to herein shall be referred to collectively as the “Default Adjustment”). In the event of a Default Adjustment, the Company shall immediately, upon the demand of the Majority Holders, redeem the issued and outstanding Series C Preferred Stock and pay to the Holders the amount which is equal to (i) the number of shares of Series C Preferred Stock held by such Holders multiplied by (ii) the Stated Value plus any Adjustment Amount. Upon any Event of Default set forth in Section 8(A)(ix), provided that there is no other default, no Default Adjustment shall occur; however, the Company shall immediately, upon the demand of the Majority Holders, redeem the issued and outstanding Series C Preferred Stock and pay to the Holders the amount which is equal to (i) the number of shares of Series C Preferred Stock held by such Holders multiplied by (ii) the Stated Value plus any Adjustment Amount.

ASC 480, Distinguishing Liabilities from Equity, defines mandatorily redeemable financial instruments as any financial instruments issued in the form of shares that have an unconditional obligation requiring the issuer to redeem the instrument by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur. A mandatorily redeemable financial instrument shall be classified as a liability unless the redemption is required to occur only upon the liquidation or termination of the reporting entity. Under ASC 480, mandatorily redeemable financial instruments shall be measured initially at fair value. Due to the mandatory redemption feature, ASC 480 requires that these Series C Preferred Stock be classified as a liability rather than as a component of equity, with preferred annual returns being accrued and recorded as interest expense.

As a result of the Exchange of 224,000 shares of Convertible Series B Preferred Stock for Series C Preferred Stock on April 18, 2023 (see above), there were 224,000 shares of Series C Preferred Stock issued and outstanding as of September 30, 2023 and March 31, 2024. The Series C preferred shares are mandatorily redeemable by the Company and are therefore classified as a liability for $336,000 (based on the $1.50 stated value) as reflected in the consolidated balance sheet as of September 30, 2023. There was no gain or loss recognized in connection with the Exchange Agreement. On December 31, 2023, the Company failed to redeem the Mandatory Redemption Amount and as such the Stated Value increased to $2.00 and therefore the liability increased to $448,000 as of March 31, 2024. Consequently, the Company recognized interest expense of $112,000 related to this liability during the six months ended March 31, 2024.

At March 31, 2024 and September 30, 2023, the Series C Preferred Stock redemption value amounted to $475,573 (including dividends of $27,573) and $340,572 (including dividends of $4,572), respectively.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

NOTE 11 - STOCKHOLDERS’ DEFICIT

Preferred Stock

As of March 31, 2024, the Company is authorized to issue 5,000,000 shares of $0.0001 par value preferred stock, with designations, voting, and other rights and preferences to be determined by the Board of Directors of which 2,999,750 remain available for designation and issuance.

As of March 31, 2024 and September 30, 2023, the Company has designated 250 shares of $0.0001 par value Series A preferred stock, of which 250 shares are issued and outstanding. These preferred shares have voting rights per shareholder equal to the total number of issued and outstanding shares of common stock divided by 0.99.

See Note 10, regarding the issuance of Series B and Series C Preferred Stock and the related designations.

Common Stock

As of March 31, 2024 and September 30, 2023, there were 10,743,178 and 9,306,954, shares outstanding, respectively.

Reverse Stock Split

On July 11, 2023, the Company filed a certificate of amendment to its certificate of incorporation, as amended, to effect a one-for-one thousand (1:1,000) Reverse Stock Split, effective as of July 17, 2023. Proportional adjustments for the Reverse Stock Split were made to the Company’s outstanding stock options, warrants and equity incentive plans. All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the consolidated financial statements to reflect the Reverse Stock Split.

Stock Incentive Plan

The Company established its 2016 Stock Incentive Plan (the “Plan”) that permits the granting of incentive stock options and other common stock awards. The maximum number of shares available under the Plan is 100 shares. The Plan is open to all employees, officers, directors, and non-employees of the Company. Options granted under the Plan will terminate and may no longer be exercised (i) immediately upon termination of an employee or consultant for cause or (ii) one year after termination of employment, but not later than the remaining term of the option. As of March 31, 2024, 84 awards remain available for grant under the Plan.

Equity Financing Agreement with GHS Investments, LLC

On October 5, 2023, the Company entered into an Equity Financing Agreement (the “Equity Financing Agreement”) with GHS Investments, LLC, a Nevada limited liability company (“GHS”).  Under the terms of the Equity Financing Agreement, GHS will purchase, at the Company’s election, up to $10,000,000 of the Company’s registered common stock (the “Shares”).

During the term of the Equity Financing Agreement, the Company may at any time deliver a “put notice” to GHS thereby requiring GHS to purchase a certain dollar amount of the Shares. Simultaneous with the delivery of such Shares, GHS shall deliver payment for the Shares. Subject to certain restrictions, the purchase price for the Shares shall be equal to 80% of the Market Price during the Pricing Period as such capitalized terms are defined in the Agreement. Following an up-list to the NASDAQ or an equivalent national exchange by the Company, the Purchase price shall mean ninety percent (90%) of the lowest volume weighted average price (“VWAP”) during the relevant Pricing Period, subject to a floor of $0.0135 per share, below which the Company shall not deliver a Put.

The number of Shares sold to GHS shall not exceed the number of such shares that, when aggregated with all other shares of common stock of the Company then beneficially owned by GHS, would result in GHS owning more than 4.99% of all of the Company’s common stock then outstanding. Additionally, GHS may not execute any short sales of the Company’s common stock. Further, the Company has the right, but never the obligation to draw down. No shares have been sold as of the date of this report.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

The Equity Financing Agreement shall terminate (i) on the date on which GHS shall have purchased Shares pursuant to the Equity Financing Agreement for an aggregate Purchase Price of $10,000,000, or (ii) on the date occurring 24 months from the date on which the Equity Financing Agreement was executed and delivered by the Company and GHS.

As a condition for the execution of the Equity Financing Agreement by GHS, the Company is obligated to issue $20,000 worth of shares to GHS (“Commitment Shares”). These shares have not been issued as of the date of filing of this report. The Company recorded accrued expense of $20,000 as of March 31, 2024.

Stock Options

The Company recognizes compensation cost for unvested stock-based incentive awards on a straight-line basis over the requisite service period.

There were no options granted under the 2016 Stock Incentive Plan for the six months ended March 31, 2024 and 2023.

For the six months ended March 31, 2024, a summary of the Company’s stock options activity is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Weighted- Average Grant-Date Fair Value	Aggregate Intrinsic Value
Outstanding at September 30, 2023	16	$220,000	0.97	$-	$-
Outstanding and Exercisable at March 31, 2024	16	$220,000	0.47	$-	$-

All options were issued at an options price equal to the market price of the shares on the date of the grant.

Warrants

For the six months ended March 31, 2024, a summary of the Company’s warrant activity is as follows:

	Number of Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Weighted- Average Grant-Date Fair Value	Aggregate Intrinsic Value
Outstanding and exercisable at September 30, 2023	2,240,000	$0.20	5.50	$0.20	$-
Outstanding and exercisable at March 31, 2024	2,240,000	$0.20	5.00	$0.20	$-

There were no new warrants issued during the six months ended March 31, 2024.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

NOTE 12 - RELATED PARTY TRANSACTIONS

On October 1, 2016, the Company entered into employment agreements with the Company’s President and CEO which provides for annual base compensation of $370,000 for a period of three years, which can, at the Company’s election, be paid in cash or Common Stock or deferred if insufficient cash is available, and provides for other benefits, including a discretionary bonus and equity provision for the equivalent of 12 months’ base salary, and an additional one-time severance payment of $2,500,000 upon termination under certain circumstances, as defined in the agreement. On September 16, 2019, this employment agreement was modified for a period of five years to provide an annual salary of $624,000 along with the aforementioned benefits including education reimbursement. The Company recognized expenses of $312,000 for the six months ended March 31, 2024 and 2023, respectively, for the CEO’s base compensation.

The Company had certain promissory notes payable to related parties (see Note 7).

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Contingencies

Legal Matters

On February 6, 2018, the Company sent a letter to the previous owners of Howco Distributing Co. (“Howco”) alleging that they made certain financial misrepresentations under the terms of the Stock Purchase Agreement by which the Company acquired control of Howco during 2016. The Company claimed that the previous owners took excessive amounts of cash from the business prior to the close of the merger. On March 13, 2018, the Company filed a lawsuit against the previous owners by issuing a summons. On April 12, 2018, the Company received the Defendants’ answer. On July 22, 2019, the Company sought and was granted a dismissal without prejudice of the lawsuit filed against the previous owners of Howco. A company representative and the previous owners have been in contact. An informal oral agreement with the Seller was made whereby the Company had been paying the previous owners $3,000 per month. The Company is no longer paying the previous owner $3,000 a month. A company representative informed the previous owner that the Company will resume the $3,000 payment as soon as it is able to do so (see Note 6).

In connection with the merger in fiscal 2016, with Texas Wyoming Drilling, Inc., a vendor has a claim for unpaid bills of approximately $75,000 against the Company. The Company and its legal counsel believe the Company is not liable for the claim pursuant to its indemnification clause in the merger agreement.

On April 10, 2019, a former service provider filed a complaint with three charges with the Superior Court Judicial District of New Haven, CT seeking payment for professional services. The Company has previously recognized expenses of $218,637, which remain unpaid in accounts payable. On May 2, 2023, the Company reached a settlement agreement with a former vendor which had a pending legal action against the Company concerning services rendered having outstanding amounts owed of $219,613. The Company agreed to pay a total of $110,000 in total, consisting of a cash payment of $25,000 and a note payable of $85,000 (having a 3% annual interest). The Company will pay $2,472 for 36 months. The Company did not make payments during the six months ended March 31, 2024 and the balance remains accrued at March 31, 2024.

On December 30, 2020, a Howco vendor filed a lawsuit seeking payment of past due invoices totaling $276,430 and finance charges of $40,212. The Company has recorded the liability for the invoices in the normal course of business. Management at Howco as well as an intermediary consultant structured a repayment plan with this vendor and other vendors as well.

On May 14, 2024, the Company was served with a lawsuit (Case No. 2024-05888) in the Circuit Court of Fairfax County, Virginia brought by 1800 Diagonal Lending, LLC. The Plaintiff alleges that the Company breached the terms of four Promissory Notes, issued in July, September, October and December of 2023, and seeks recovery of monetary damages in the amount of $318,392.00, and equitable relief. The Company is in the process of retaining Virginia litigation counsel and plans to contest the Plaintiff’s claims (see Note 9).

Settlements

On November 13, 2018, the Company and a vendor agreed to settle $161,700 in past due professional fees for a convertible note in the amount of $90,000. The note bears interest at 5% and matures in July 2019, and has a fixed discount conversion feature. The note is now past due and remains unconverted at March 31, 2024 and September 30, 2023; however there is no default interest or penalty associated with the default.

On June 23, 2023, Howco entered into a settlement agreement with Crane Machinery Inc. (CMI). Howco agreed to pay $16,500 with an initial settlement of $2,000, to be followed by five monthly installments of $2,900, until paid in full. As of March 31, 2024, the settlement amount has been fully paid.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

As of March 31, 2024, the Company has received demand for payment of past due amounts for services by several consultants and service providers.

Commitments

Lease Obligations

On April 16, 2023, Howco renewed its office and warehouse lease for an additional three years. The initial year (commencing on June 1, 2023) monthly lease payment is $4,542, in years two and three the monthly lease payments are $4,679 and $4,819 respectively. Monthly common charges at $1,481 for the first year, subject to change in years two and three.

The Company recognized a right-of-use asset of and a lease liability of $140,561in fiscal 2023 and represents the fair value of the lease payments calculated as present value of the minimum lease payments using a discount rate of 12% on date of the lease renewal in accordance with ASC 842. The asset and liability will be amortized as monthly payments are made and lease expense will be recognized on a straight-line basis over the term of the lease.

Right of use asset (ROU) is summarized below:

	March 31, 2024	September 30, 2023
Operating lease at inception	$140,561	$140,561
Less accumulated reduction	(34,190)	(13,285)
Balance ROU asset	$106,371	$127,276

Operating lease liability related to the ROU asset is summarized below:

Operating lease liabilities at inception	$140,561	$140,561
Reduction of lease liabilities	(32,813)	(12,735)
Total lease liabilities	$107,748	$127,826
Less: current portion	(45,364)	(41,946)
Lease liabilities, non-current	$62,384	$85,880

Non-cancellable operating lease total future payments are summarized below:

Total minimum operating lease payments	$123,046	$150,298
Less discount to fair value	(15,298)	(22,472)
Total lease liability	$107,748	$127,826

Future minimum lease payments under non-cancellable operating leases at March 31, 2024 are as follows:

Years ending September 30,	Amount
2024 (remainder)	$27,797
2025	56,701
2026	38,548
Total minimum non-cancelable operating lease payments	$123,046

The weighted average remaining lease term for the operating lease is 2.17 years as of March 31, 2024.

In December 2019, the Company relocated its primary office to 195 Paterson Avenue, Little Falls, New Jersey, under a one-year lease with a renewal option having monthly payments of $500. On April 30, 2023, the Company ended its lease at 195 Paterson Avenue Little Falls, NJ. On May 9, 2023, the Company signed an application to deliver its mail at 37 Main Street, Sparta, NJ for $79 per month.

For the six months ended March 31, 2024 and 2023, rent expense for all leases amounted to $37,121 and $38,991, respectively.

BANTEC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2024

(Unaudited)

NOTE 14 - CONCENTRATIONS

Concentration of Credit Risk

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits of $250,000. At March 31, 2024, cash in a bank did not exceed the federally insured limits. The Company has not experienced any losses in such accounts through March 31, 2024.

Economic Concentrations

With respect to customer concentration, one customer accounted for approximately 86% of total sales for the six months ended March 31, 2024. With respect to customer concentration, one customer accounted for approximately 86% of total sales for the six months ended March 31, 2023.

With respect to accounts receivable concentration, one customer accounted for 91% of total accounts receivable at March 31, 2024. With respect to accounts receivable concentration, two customers accounted for 88% and 10% of total accounts receivable at September 30, 2023.

With respect to supplier concentrations, one supplier accounted for approximately 12% of total purchases for the six months ended March 31, 2024. With respect to supplier concentration, three suppliers accounted for approximately 13%, 11% and 10% of total purchases for the six months ended March 31, 2023.

With respect to Howco accounts payable concentration, three suppliers accounted for approximately 18%, 16%, and 10% of total accounts payable at March 31, 2024. With respect to Howco accounts payable concentration, three suppliers accounted for approximately 11%, 18% and 20% of total accounts payable at September 30, 2023.

Foreign sales were $0 and $4,509 for the six months ended March 31, 2024 and 2023, respectively.

NOTE 15 - SUBSEQUENT EVENTS

Convertible Notes for Legal Services

From April 1, 2024 until May 1, 2024, the Company issued $6,000 convertible notes every month to the law firm for fees incurred, each note having six-month term to maturity and 10% annual interest compounded monthly. The notes are convertible into shares of common stock at a fixed discount of 70% of the lowest bid price in the 10 trading days immediately preceding the notice of conversion from the lender. The notes have cross default provisions. The Company has accounted for the convertible promissory notes as stock settled debt under ASC 480 and recorded debt premiums equal to the face value of the notes with a charge to interest expense. The principal amount of these notes will be charged to professional fees during the month the notes were issued. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded debt premium of $5,143.

Sale of Future Receipts Agreements

On April 8, 2024, the Company’s subsidiary, Howco, executed a sale of future receipt agreement with Samson MCA LLC. Under the agreement, the Company sold $310,500 in future receipt or receivables for a purchase amount of $225,000. The principal amount is payable in weekly installments of $11,942.31 until such time that the obligation is fully satisfied for approximately six months. The Company received $56,425 after paying-off the remaining balance of the two Samson MCA, LLC loans (see Note 9) dated in August 2023 and January 2024 for $164,000 (net of origination fee of $4,500 which will be amortized over term of this agreement and $75 processing fee). The Company has the option to repurchase the receipts it sold to Samson during the first month to the sixth month from the date of this agreement ranging from $258,750 to $279,000.

Conversion of Notes

In April 2024, the Company issued an aggregate of 6,029,598 shares of common stock in conversion of $33,255 principal balance of a convertible note dated in September 2023 (see Note 8). Accordingly, $17,907 of the put premium was released to additional paid in capital upon conversion.

BANTEC, INC.

250,000,000 SHARES

COMMON STOCK

PROSPECTUS

DEALER PROSPECTUS DELIVERY OBLIGATION

Until (180 days after the effective date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1,476
Transfer Agent Fees	$2,500
Accounting fees and expenses	$10,000
Legal fees and expenses	$20,000
Edgar filing fees	$2,000
Miscellaneous (printing, etc.)	$-
Total	$35,976

All amounts are estimates other than the Commission’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Delaware Revised Statutes and our bylaws.

Under the NRS, directors’ immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation.  Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the directors has a material conflict of interest;

(2)	a violation of criminal law (unless the directors had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the directors derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will indemnify and advance litigation expenses to our directors, officers, employees and agents to the extent permitted by law, the Articles or our Bylaws, and shall indemnify and advance litigation expenses to our directors, officers, employees and agents to the extent required by law, the Articles or our Bylaws.  Our obligation of indemnification, if any, shall be conditioned on our receiving prompt notice of the claim and the opportunity to settle and defend the claim.  We may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a directors, officer, employee or agent of ours.

Our bylaws provide that we will advance all expenses incurred to our directors, officers, employees and agents to the extent permitted by law, our Articles or our Bylaws, and shall indemnify and advance litigation expenses to our directors, officers, employees and agents to the extent required by law, the Articles or our Bylaws.  Our obligations of indemnification, if any, shall be conditioned on our receiving of prompt notice of the claim and the opportunity to settle and defend the claim.  We may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of ours.

Recent Sales of Unregistered Securities

On April 18, 2023, we entered into an exchange agreement with Trillium, pursuant to which Trillium exchanged 224,000 shares of our Series B Preferred Stock for 224,000 shares of our Series C Preferred Stock. The Series Preferred C does not have voting or conversion rights. Section 6 outlines the mandatory redemption by the Company on a date which is earlier of: (i) December 31, 2023; and (ii) upon the occurrence of an Event of Default (i) or (ii), the Mandatory Redemption Date”).

On June 1, 2023, we issued 224,000 shares of Series C Preferred Stock to Trillium.

On June 6, 2023, we received a notice of conversion from Frondeur Partners LLC. Frondeur was looking to convert $19,017.47 into 380,349 shares of our common stock. To date the stock has not been electronically sent to Frondeur’s bank. Our transfer agent is still waiting on DWAC instructions.

Convertible notes for legal services

From May 1, 2022 until June 1, 2023, the Company issued a $4,000 convertible notes every month to the law firm for fees incurred, each note having six-month term to maturity and 10% annual interest. The notes are convertible into shares of common stock at a fixed discount of 50% of the lowest bid price in the 30 trading days immediately preceding the notice of conversion from the lender. The notes have cross default provisions. The Company has accounted for the convertible promissory notes as stock settled debt under ASC 480 and recorded debt premiums equal to the face value of the notes with a charge to interest expense. The notes principal amount were charged to professional fees during the month the notes were issued.

Between December 1, 2023 and March 1, 2024, the Company issued an aggregate of $24,000 convertible notes to the law firm for fees incurred, having a six-month term to maturity and 10% annual interest compounded monthly. The notes are convertible into shares of common stock at a fixed discount of 70% of the lowest bid price in the 10 trading days immediately preceding the notice of conversion from the lender. The notes have cross default provisions. The Company has accounted for the convertible promissory notes as stock settled debt under ASC 480 and recorded debt premiums equal to the face value of the notes with a charge to interest expense. The principal amount of the notes were charged to professional fees during the month the notes were issued. The Company has accounted for the convertible promissory notes as stock settled debt under ASC 480 and recorded debt premium of $10,286.

On October 14, 2023, the Company entered into an Assignment Agreement with the law firm (the “Assignor”) and JP Carey Limited Partners, LP (the “Assignee”) whereby the Assignor desires to assign all of its rights and interest under certain convertible notes dated from May 1, 2022 to March 1, 2023 with a total principal amount of $44,000 and accrued interest of $4,854 to the Assignee for a purchase price of $44,000. All other terms and conditions under the assigned convertible notes remain the same and in full force and effect.

Convertible note issued to a vendor

On November 13, 2018, the Company issued a convertible promissory note for $90,000 to a vendor in settlement of approximately $161,700 of past due amounts due for services. The note bears interest at 5%, matured on June 30, 2019 and is convertible into the Company’s common stock at 50% of the lowest closing bid price during the 20 trading days immediately preceding the notice of conversion. The note matured on June 30, 2019, there is no default penalty or interest rate increase associated with the note, nor are there any cross-default provisions in the note. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded debt premium of $90,000 with a charge to interest expense for the notes. At March 31, 2024 and September 30, 2023 the principal and premium were both $90,000. At March 31, 2024 and September 30, 2023, accrued interest was $51,473 and $46,961, respectively (see Note 13).

1800 Diagonal Lending LLC

On September 6, 2023, the Company entered into the Securities Purchase Agreement with 1800 Diagonal Lending LLC (the “Lender”), pursuant to which the Company issued a promissory note to the Lender in the principal amount of $49,000, including a debt issuance cost of $5,000 to be amortized over the term of this note. The note matures on September 6, 2024 and bears interest at 10% per annum. The conversion price shall be a variable conversion price equal to 65% of the average of the two lowest closing price per share of the common stock during the fifteen trading day period ending on the latest complete trading day prior to the conversion date, provided, however, that the Lender and its affiliates may not beneficially own more than 4.99% of the Company’s outstanding shares of common stock upon the conversion of the September 6, 2023 note. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded debt premium $26,385 with a charge to interest expense for the note. At September 30, 2023, principal balance and accrued interest was $49,000 and $322, respectively. In March 2024, the Company receive a default notice from the Lender related to this note and consequently, the Company recorded a default penalty of $24,500 and an additional debt premium of $13,192. In March 2024, the Company issued 503,497 shares of common stock in conversion of $3,600 principal balance of note. Accordingly, $1,938 of the put premium was released to additional paid in capital during the six months ended March 31, 2024 following conversion of the principal balance. At March 31, 2024, principal balance including default penalty and accrued interest was $69,900 and $5,513, respectively.

On December 11, 2023, the Company entered into the Securities Purchase Agreement with 1800 Diagonal Lending LLC, pursuant to which the Company issued a promissory note to the Lender in the principal amount of $40,000, including a debt issuance cost of $5,000 to be amortized over the term of this note. The note matures on December 11, 2024 and bears interest at 12% per annum. The conversion price shall be a variable conversion price equal to 65% of the average of the two lowest closing price per share of the common stock during the fifteen trading day period ending on the latest complete trading day prior to the conversion date, provided, however, that the Lender and its affiliates may not beneficially own more than 4.99% of the Company’s outstanding shares of common stock upon the conversion of the December 11, 2023 note. The Company has accounted for the convertible promissory note as stock settled debt under ASC 480 and recorded debt premium of $21,538. In March 2024, the Company receive a default notice from the Lender related to this note and consequently, the Company recorded a default penalty of $20,000 and an additional debt premium of $10,769. At March 31, 2024, principal balance including default penalty and accrued interest was $60,000 and $3,554, respectively.

In March 2024, the Company reclassified two promissory notes for a total balance of $179,376 which included default penalty of $59,792 into convertible notes (see Note 9) upon the receipt of a default notice from the Lender which was treated as a debt extinguishment. There was no gain/loss recognized in this transaction. Consequently, upon reclassification into convertible notes, the Company recorded debt premium of $101,897. In March 2024, the Company repaid an additional $20,000 towards these convertible notes. At March 31, 2024, principal balance including default penalty and accrued interest was $159,376 and $813, respectively.

Shares Issued for Conversion of Convertible Notes

On July 20, and 21, 2021, the Company issued 18,438 shares of common stock to Geneva Roth Remark Holdings, Inc. in full conversion of their January 12, 2021 convertible note principal of $53,500 and accrued interest of $2,675. Shares were priced at the contract price. Put premiums of $28,808 were reclassified to additional paid in capital.

On August 19, and 20, 2021, the Company issued 28,088 shares of common stock to Geneva Roth Remark Holdings, Inc. in full conversion of their February 15, 2021 convertible note principal of $53,500 and accrued interest of $2,675. Shares were priced at the contract price. Put premiums of $28,808 were reclassified to additional paid in capital.

On September 16, and 20, 2021, the Company issued 28,088 shares of common stock to Geneva Roth Remark Holdings, Inc. in full conversion of their March 11, 2021 convertible note principal of $53,500 and accrued interest of $2,675. Shares were priced at the contract price. Put premiums of $28,808 were reclassified to additional paid in capital.

On November 4, 2021, Geneva Roth Remark Holdings Inc. converted principal of $58,500 and accrued interest of $2,925 from its convertible note dated May 3, 2021 into 40,950 shares of common stock at contracted prices. Following the conversions, the balance of principal and accrued interest was $0.

On December 17, 2021, Geneva Roth Remark Holdings Inc. converted principal of $58,500 and accrued interest of $2,925 from its convertible note dated June 14, 2021 into 81,900 shares of common stock at contracted prices. Following the conversions, the balance of principal and accrued interest was $0.

On July 12, 2022, Frondeur Partners LLC fully converted principal and accrued interest of $15,000 and $744 from the convertible note dated January 1, 2022 into 126,925 shares of common stock. Premium of $15,000 was reclassified to additional paid in capital.

On July 14, and 18, 2022 1800 Diagonal Lending LLC (f/k/a Sixth Street Lending LLC, fully converted principal and accrued interest of $53,750 and $2,688 from the convertible note dated November 12, 2021 into 217,067 shares of common stock. Premium of $28,942 was reclassified to additional paid in capital.

On September 23 2022, Frondeur Partners LLC fully converted principal and accrued interest of $15,000 and $777 from the convertible note dated February 1, 2022 into 127,144 shares of common stock. Premium of $15,000 was reclassified to additional paid in capital.

On October 3, 2022, the Company issued 191,826 shares of common stock in conversion of Frondeur Partners LLC, convertible note payable dated March 1, 2022, All principal of $15,000 and accrued interest of $888 were converted.

On November 17, 2022, the Company issued 384,804 shares of common stock in conversion of Frondeur Partners LLC, convertible note payable dated April 1, 2022, All principal of $15,000 and accrued interest of $945 were converted.

On December 1, 2022, the Company issued 383,489 shares of common stock in conversion of Frondeur Partners LLC, convertible note payable dated May 1, 2022, All principal of $15,000 and accrued interest of $879 were converted.

On January 11, 2023, the Company issued 384,311 shares of common stock in conversion of Frondeur Partners LLC, convertible note payable dated June 1, 2022, all principal of $15,000 and accrued interest of $921 were converted.

On February 1, 2023, the Company issued 372,911 shares of common stock in conversion of Frondeur Partners LLC, convertible note payable dated July 1, 2022, all principal of $15,000 and accrued interest of $884 were converted.

On March 1, 2023, the Company issued 372,665 shares of common stock in conversion of Frondeur Partners LLC, convertible note payable dated August 1, 2022, all principal of $15,000 and accrued interest of $871 were converted.

Shares Issued for Conversion of Series B Preferred Stock

Between August 2023 to October 2023, the Company issued 2,309,359 shares of common stock to JP Carey Limited Partners, LP for the conversion of 15,500 Series B Preferred Stock and $3,639 accrued dividends.

Shares Issued in Potential Settlement of Legal Matter

On September 30, 2021, the Company issued 36,821 common shares to a former officer in a potential settlement of a claim for compensation due plus accrued interest. The shares were valued at $119,670, for accrued compensation of $92,723 and $26,947 was charged to interest expense.

Warrants to Purchase Common Stock Issued

On July 1, 2022, the “Company entered into separate Securities Purchase Agreements with Trillium Partners, LP (“Trillium”) and with JP Carey Limited Partners, LP (“JPC”). Under the terms of each SPA, Trillium and JPC each agreed to advance funds under a merchant financing arrangement, treated as loans. Warrants for the purchase of 1,120,000 shares of Common Stock were issued as consideration for the advance agreement. In total 2,240,000 warrants were issued and a relative value for the bundled transaction of $200,387, was charged to debt discount (amortized to interest expense over the term of the related loans), additional paid in capital was credited for the same amount.

The Warrants are exercisable at $0.2 for a term of 7 years, permit the Holder thereof to elect a cashless exercise, are subject to adjustment according to certain anti-dilution provisions, and carry no voting rights.

Preferred Stock Issued

On July 1, 2022 the Company’s Board of Directors designated as Series B Preferred Stock and authorized 1,000,000 shares which will not be subject to increase without the consent of the holders (each a “Holder” and collectively, the “Holders”) of a majority of the outstanding shares of Series B Preferred Stock. The designations, powers, preferences, rights and restrictions granted or imposed upon the Series B Preferred Stock are as set forth in the Certificate of Designation as filed. Each share of Series B Preferred Stock shall have a stated value of $1.00 (the “Stated Value”). Ranking The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and right of liquidation with the Company’s common stock and (b) junior with respect to dividends and right of liquidation to all existing and future indebtedness of the Company and existing and outstanding preferred stock of the Company.

During July 2022, the Company issued 448,000 shares of the Series B Preferred Stock in conjunction with a debt financing with two investors (See also footnote 11 in the financial statements). The Company determined that under ASC 480, the Series B Preferred Stock should be treated as Temporary Equity and that it needed to apply the SAB topic 3c (SEC guidance) as well. Upon issuance of the shares the Company allocated a relative value of $101,368 to the Stock. On September 30, 2022 the Company remeasured the Stock to a have an aggregate value of $461,440, with $360,072 charged to additional paid in capital including the dividends due of $13,440 at September 30, 2022.

Convertible Notes Issued

Under the terms of the July 1, 2021 amendment to the consulting and services agreement with Livingston Asset Management, LLC, Livingston is to receive $15,000, per month in convertible promissory notes. The Company issued a $15,000 convertible note bearing interest of 10% per annum which matures in nine months. The notes issued are convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion.

On July 19, 2021, the Company entered into a convertible promissory note with Geneva Roth Remark Holdings, Inc. (“Lender”) in the principal amount of $53,750, (the “July 19, 2021 Note”). Note carries interest at the rate of 10%, matures on July 19, 2022, and is convertible into shares of the Company’s common stock, par value $0.0001, at the Lender’s election, after 180 days, at a 35% discount, provided that the Lender may not own greater than 4.99% of the Company’s common stock at any time. The note was funded for $50,000, with $3,750, disbursed for legal and execution fees.

August 1, 2021, the Company issued a $15,000 convertible promissory note to Livingston. The convertible note bears interest of 10% per annum which matures in nine months. The notes issued are convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion.

On August 17, 2021, the Company entered into a convertible promissory note with Geneva Roth Remark Holdings, Inc. (“Lender”) in the principal amount of $45,000, (the “August 17, 2021 Note”). The August 17, 2021 Note carries interest at the rate of 10%, matures on August 17, 2022, and is convertible into shares of the Company’s common stock, par value $0.0001, at the Lender’s election, after 180 days, at a 35% discount, provided that the Lender may not own greater than 4.99% of the Company’s common stock at any time. The note was funded for $41,250, with $3,750, disbursed for legal and execution fees.

September 1, 2021, the Company issued a $15,000 convertible promissory note to Livingston. The convertible note bears interest of 10% per annum and matures in nine months. The notes issued are convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion.

On September 17, 2021, the Company entered into a convertible promissory note with Geneva Roth Remark Holdings, Inc. (“Lender”) in the principal amount of $50,000, (the “September 17, 2021 Note”). The September 17, 2021 Note carries interest at the rate of 10%, matures on September 17, 2022, and is convertible into shares of the Company’s common stock, par value $0.0001, at the Lender’s election, after 180 days, at a 35% discount, provided that the Lender may not own greater than 4.99% of the Company’s common stock at any time. The note was funded for $46,250, with $3,750, disbursed for legal and execution fees.

On October 1, 2021, the Company issued a convertible promissory note to Livingston Asset Management LLC for $15,000 in principal for services. The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion.

On November 1, 2021, the Company issued a convertible promissory note to Livingston Asset Management LLC for $15,000 in principal for services. The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion.

On November 12, 2021, the Company executed a convertible promissory note issued to Sixth Street Lending LLC for $55,000, having a 10% annual interest rate, maturity of November 12, 2022, and conversion right to a 35% discount to the average of the lowest traded price in the 15 days prior to delivery of a conversion notice. The note was funded for $51,250, with $3,750, disbursed for legal and execution fees.

On December 1, 2021, the Company issued a convertible promissory note to Frondeur Partners LLC for $15,000 in principal for services (service agreement replacing agreement with Livingston Asset Management LLC). The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion.

On July 1, 2022, the Company issued a convertible promissory note to Frondeur Partners LLC for $15,000 in principal for services (service agreement replacing agreement with Livingston Asset Management LLC). The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date.

On July 1, 2022, the Company issued a convertible promissory note to an attorney for $4,000 in principal for services. The convertible note bears interest of 10% per annum and matures in seven months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $4,000 is recognized as interest expense on note issuance date.

On August 1, 2022, the Company issued a convertible promissory note to Frondeur Partners LLC for $15,000 in principal for services (service agreement replacing agreement with Livingston Asset Management LLC). The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date.

On August 1, 2022, the Company issued a convertible promissory note to an attorney for $4,000 in principal for services. The convertible note bears interest of 10% per annum and matures in seven months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $4,000 is recognized as interest expense on note issuance date.

On September 1, 2022, the Company issued a convertible promissory note to Frondeur Partners LLC for $15,000 in principal for services (service agreement replacing agreement with Livingston Asset Management LLC). The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date.

On September 1, 2022, the Company issued a convertible promissory note to an attorney for $4,000 in principal for services. The convertible note bears interest of 10% per annum and matures in seven months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $4,000 is recognized as interest expense on note issuance date.

On October 1, 2022, the Company issued a convertible promissory note to Frondeur Partners LLC for $15,000 in principal for services. The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date.

On October 1, 2022, the Company issued a convertible promissory note to an attorney for $4,000 in principal for services. The convertible note bears interest of 10% per annum and matures in seven months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $4,000 is recognized as interest expense on note issuance date.

On November 1, 2022, the Company issued a convertible promissory note to Frondeur Partners LLC for $15,000 in principal for services. The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date.

On November 1, 2022, the Company issued a convertible promissory note to an attorney for $4,000 in principal for services. The convertible note bears interest of 10% per annum and matures in seven months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $4,000 is recognized as interest expense on note issuance date.

On December 1, 2022, the Company issued a convertible promissory note to Frondeur Partners LLC for $15,000 in principal for services. The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date.

On December 1, 2022, the Company issued a convertible promissory note to an attorney for $4,000 in principal for services. The convertible note bears interest of 10% per annum and matures in seven months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $4,000 is recognized as interest expense on note issuance date.

On January 1, 2023, the Company issued a convertible promissory note to Frondeur Partners LLC for $15,000 in principal for services. The convertible note bears interest of 10% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $15,000 is recognized as interest expense on note issuance date.

On January 1, 2023, the Company issued a convertible promissory note to an attorney for $4,000 in principal for services. The convertible note bears interest of 10% per annum and matures in seven months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the thirty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and a debt premium of $4,000 is recognized as interest expense on note issuance date.

Between April 1, 2023 and May 1, 2023, the Company issued convertible promissory notes to Frondeur Partners LLC for a total of $30,000 in principal for services (service agreement replacing agreement with Livingston Asset Management LLC). The convertible note bears interest of 12% per annum and matures in nine months. The note issued is convertible into shares of common stock at a discount of 50% of the lowest closing bid price during the twenty trading days prior to conversion. The note has a conversion feature and is treated as stock settled debt under ASC 480 and total debt premium of $30,000 is recognized as interest expense on note issuance date.

Between April 1, 2023 and June 1, 2023, the Company issued convertible notes to a law firm, having a total principal of $12,000, six-month term to maturity and 10% annual interest and conversion terms with a fixed discount of 50% of the lowest bid price in the 30 trading days immediately preceding the notice of conversion. The notes have cross default provisions. The Company has accounts for the convertible promissory notes as stock settled debt under ASC 480 and will record debt premiums equal to the face value of the notes with a charge to interest expense. The note principal amount was charged to professional fees during the month the note was issued.

On September 6, 2023, the Company entered into the Securities Purchase Agreement with 1800 Diagonal Lending LLC, pursuant to which the Company issued a promissory note to the Lender in the principal amount of $49,000, including a debt issuance cost of $5,000. The conversion price shall be a variable conversion price equal to 65% of the average of the two lowest closing price per share of the common stock during the fifteen trading day period ending on the latest complete trading day prior to the conversion date, provided, however, that the Lender and its affiliates may not beneficially own more than 4.99% of the Company’s outstanding shares of common stock upon the conversion of the September 6, 2023 Note.

Other Notes Issued

On July 1, 2022, the “Company entered into a Securities Purchase Agreement with Trillium Partners, LP (“Trillium”) and with JP Carey Limited Partners, LP (“JPC”). Under the terms of the SPA, Trillium agreed to advance funds under a merchant financing arrangement, treated as a loan. The loan principal is $224,000, including legal fees of $5,000 and OID of $24,000, the Company received cash of $195,000. Loan bears interest of 12% per annum and matures on June 30, 2023. The Company agreed to issue 224,000 shares of the Company’s Series B Preferred Stock, and a Warrant for the purchase of 1,120,000 shares of Common Stock as consideration for the advance agreement. The Series B Preferred Stock met the criteria for treatment as temporary equity and debt discount of $50,684 was recognized. The Warrant caused a recognition of $100,194 in debt discount. Total debt discount recognized was $179,878, to be amortized over the term of the loan. $44,846 was recognized as interest expense as of September 30, 2022 from the amortization of discounts. The Company defaulted on the weekly payment terms of the note; however, the note holder granted a limited waiver of the default. Under the waiver amendment the default interest rate still applies and now the note accrues interest of 22% and the payments are due upon the notes maturity.

On July 1, 2022, the “Company entered into a Securities Purchase Agreement with JP Carey Limited Partners, LP (“JPC”). Under the terms of the SPA, JPC agreed to advance funds under a merchant financing arrangement, treated as a loan. The loan principal is $224,000, including legal fees of $5,000 and OID of $24,000, the Company received cash of $195,000. Loan bears interest of 12% per annum and matures on June 30, 2023. The Company agreed to issue 224,000 shares of the Company’s Series B Preferred Stock, and a Warrant for the purchase of 1,120,000 shares of Common Stock as consideration for the advance agreement. The Series B Preferred Stock met the criteria for treatment as temporary equity and debt discount of $50,684 was recognized. The Warrant caused a recognition of $100,194 in debt discount. Total debt discount recognized was $179,878, to be amortized over the term of the loan. $44,845 was recognized as interest expense as of September 30, 2022 from the amortization of discounts. The Company defaulted on the weekly payment terms of the note; however, the note holder granted a limited waiver of the default. Under the waiver amendment the default interest rate still applies and now the note accrues interest of 22%, and the payments are due upon the notes maturity.

On July 17, 2023, the Company entered into the Securities Purchase Agreement with 1800 Diagonal Lending LLC (“Lender”), pursuant to which the Company issued a promissory note to the Lender in the principal amount of $90,400, including an original issue discount of $10,400.

On October 26, 2023, the Company entered into the Securities Purchase Agreement with 1800 Diagonal Lending LLC, pursuant to which the Company issued a promissory note to the Lender in the principal amount of $90,400, including an original issue discount of $10,400.

 The securities were issued by the Company in reliance on the exemption from the registration requirements under section 4(a)(2) of the Securities Act of 1933 as amended, and the provisions of Regulation D thereunder.

Equity Financing Agreement with GHS Investments, LLC

On October 5, 2023, the Company entered into an Equity Financing Agreement (the “Equity Financing Agreement”) with GHS Investments, LLC, a Nevada limited liability company (“GHS”).  Under the terms of the Equity Financing Agreement, GHS will purchase, at the Company’s election, up to $10,000,000 of the Company’s registered common stock (the “Shares”).

During the term of the Equity Financing Agreement, the Company may at any time deliver a “put notice” to GHS thereby requiring GHS to purchase a certain dollar amount of the Shares. Simultaneous with the delivery of such Shares, GHS shall deliver payment for the Shares. Subject to certain restrictions, the purchase price for the Shares shall be equal to 80% of the Market Price during the Pricing Period as such capitalized terms are defined in the Agreement. Following an up-list to the NASDAQ or an equivalent national exchange by the Company, the Purchase price shall mean ninety percent (90%) of the lowest volume weighted average price (“VWAP”) during the relevant Pricing Period, subject to a floor of $0.0135 per share, below which the Company shall not deliver a Put.

The number of Shares sold to GHS shall not exceed the number of such shares that, when aggregated with all other shares of common stock of the Company then beneficially owned by GHS, would result in GHS owning more than 4.99% of all of the Company’s common stock then outstanding. Additionally, GHS may not execute any short sales of the Company’s common stock. Further, the Company has the right, but never the obligation to draw down.

The Equity Financing Agreement shall terminate (i) on the date on which GHS shall have purchased Shares pursuant to the Equity Financing Agreement for an aggregate Purchase Price of $10,000,000, or (ii) on the date occurring 24 months from the date on which the Equity Financing Agreement was executed and delivered by the Company and GHS.

As a condition for the execution of the Equity Financing Agreement by GHS, the Company issued $20,000 worth of shares to GHS (“Commitment Shares”).

Registration Rights Agreement with GHS Investments, LLC

In addition, on October 5, 2023, the Company and GHS entered into a Registration Rights Agreement (the “Registration Agreement”). Under the terms of the Registration Agreement the Company agreed to file a registration statement with the Securities and Exchange Commission with respect to the Shares within 30 days of October 5, 2023. The Company is obligated to keep such registration statement effective until (i) three months after the last closing of a sale of Shares under the Purchase Agreement, (ii) the date when GHS may sell all the Shares under Rule 144 without volume limitations, or (iii) the date GHS no longer owns any of the Shares.

Exhibits

Exhibit
Number	Description
3.1(1)	Articles of Incorporation
3.2(2)	By-Laws
5.1	Legal Opinion of Matheau J. W. Stout, Esq., with consent to use
10.1(3)	Equity Financing Agreement with GHS Investments, LLC dated October 5, 2023
10.2(3)	Registration Rights Agreement with GHS Investments, LLC dated October 5, 2023
23.1	Consent of Salberg & Company, P.A.
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
107(4)	Filing Fee Table

(1)	Included as an exhibit with our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC on January 12, 2023 .
(2)	Included as an exhibit with our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC on January 12, 2023.

(3)	Included as an exhibit with our Current Report on Form 8-K as filed with the SEC on October 18, 2023.
(4)	Previously filed.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the forgoing, any increase or decrease in Volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the final adjudication of such issue.

5.	Each prospectus filed pursuant to Rule 424(b) as part of a Registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided; however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Little Falls, State of New Jersey, on the 28 day of May, 2024.

Bantec, Inc.

By:	/s/ Michael Bannon
Michael Bannon
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Michael Bannon	President, Chief Executive Officer	May 28, 2024
Michael Bannon	and Director

/s/ Michael Bannon	Principal	May 28, 2024
Michael Bannon	Accounting Officer, Principal Financial Officer and Director